Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

VERIS RESIDENTIAL, INC.,

VERIS RESIDENTIAL, L.P.,

AC RESIDENTIAL ACQUISITION LP,

AC RESIDENTIAL REIT LLC

and

AC RESIDENTIAL OP LP

Dated as of February 23, 2026

4.15	Taxes	29
4.16	Intellectual Property	31
4.17	Data Privacy	32
4.18	Insurance	33
4.19	Real Property	33
4.20	Related Party Transaction	36
4.21	Brokers and Finders	36
4.22	Opinions of Financial Advisors	36
4.23	Information Supplied	37
4.24	No Other Representations and Warranties	37

Article V
Representations and Warranties of Parent and Merger Subs

5.1	Organization, Good Standing and Qualification	37
5.2	Ownership	38
5.3	Corporate Authority; Approval	38
5.4	Governmental Filings; No Violations	38
5.5	Litigation	39
5.6	Brokers and Finders	39
5.7	Financial Ability	39
5.8	Solvency	42
5.9	Information Supplied	42
5.10	No Other Representations and Warranties	42
5.11	Access to Information; Disclaimer	42

Article VI
Covenants

6.1	Interim Operations	43
6.2	Acquisition Proposals	48
6.3	Proxy Statement; Information Supplied	53
6.4	Company Stockholders Meeting	55
6.5	Filings; Other Actions; Notification and Cooperation	56
6.6	Access; Consultation	59
6.7	Stock Exchange De-listing and De-registration	61
6.8	Publicity	61
6.9	Employee Benefits	61
6.10	Expenses; Certain Tax Matters	62
6.11	Indemnification; Directors’ and Officers’ Insurance	64
6.12	Takeover Statute	66
6.13	Control of the Company’s or Parent’s Operations	66
6.14	Section 16(b)	67
6.15	Approval by Sole Member of Merger Sub I and General Partner of Merger Sub II	67
6.16	Stockholder Litigation	67
6.17	Existing Credit Agreement	67
6.18	Financing	68

i

6.19	Cooperation Regarding Existing Loans	72
6.20	Series A-1 Preferred Units	73
6.21	Company LTIP Units	73
6.22	Termination of Related Person Agreements; Resignations	73
6.23	Notification of Certain Matters	73
6.24	Assignments of New Jersey PILOTs and RDAs	74
6.25	Certain Other Matters	74

Article VII
Conditions to the Mergers

7.1	Conditions to Each Party’s Obligation to Effect the Mergers	74
7.2	Conditions to the Obligations of Parent and Merger Subs to Effect the Mergers	74
7.3	Conditions to the Obligation of the Company Parties to Effect the Mergers	76
7.4	Frustration of Conditions	77

Article VIII
Termination

8.1	Termination by Mutual Consent	77
8.2	Termination by Either Parent or the Company	77
8.3	Termination by the Company	78
8.4	Termination by Parent	79
8.5	Effect of Termination; Termination Fees	79

Article IX
Miscellaneous and General

9.1	Survival	83
9.2	Modification or Amendment	84
9.3	Waiver	84
9.4	Counterparts; Effectiveness	84
9.5	Governing Law and Venue; Waiver of Jury Trial	84
9.6	Notices	86
9.7	Entire Agreement	88
9.8	No Third-Party Beneficiaries	89
9.9	Obligations of Parent and of the Company	89
9.10	Severability	90
9.11	Interpretation	90
9.12	Assignment	91
9.13	Specific Performance; Parent Liability Cap	91
9.14	Definitions	94

Exhibits

Exhibit A	Form of REIT Opinion
Exhibit B	Form of REIT Officer’s Certificate

Index of Defined Terms

Defined Term	Section
Acceptable Confidentiality Agreement	9.14
Acquisition Proposal	9.14
Affiliate	9.14
Agreement	Preamble
Alternative Acquisition Agreement	6.2(a)(v)
Alternative Financing	6.18(d)
Anti-Corruption Laws	9.14
Antitrust Laws	9.14
Applicable Date	Article IV
Applicable Withholding Agent	3.2(f)
Articles of Merger	1.1(a)
Assumption Documents	6.19
Assumption Expenses	6.19
Balance Sheet Date	4.6
Bankruptcy and Equity Exception	4.3
Business Day	9.14
Capitalization Date	4.2(a)
Certificate of Designation	9.14
Certificate of Limited Partnership	4.1(c)
Certificates	3.1(b)(ii)
Change in Recommendation	6.2(d)
Clearance Date	6.3(a)
Closing	1.2
Closing Date	1.2
Code	9.14
Commercial Space Leases	4.19(e)
Commercial Space Units	4.19(e)
Commitment Letters	5.7(a)(i)
Common Certificate	3.1(a)(i)
Common Unit Certificate	3.1(b)(i)
Common Unit Merger Consideration	3.1(b)(i)
Common Units	Recitals
Company	Preamble
Company Bylaws	4.1(c)
Company Certificate of Merger	1.1(a)
Company Charter	4.1(c)
Company Controlled Person	6.1
Company Disclosure Letter	Article IV
Company DSU	3.5(f)
Company Equity Plans	9.14
Company Ground Lease	4.19(b)
Company IT Systems	4.16(d)
Company Leased Real Property	4.19(c)
Company Limited Partnership Agreement	9.14

Defined Term	Section
Company LTIP Units	9.14
Company Material Adverse Effect	9.14
Company OPRSU	3.5(d)
Company Parties	9.14
Company Partnership	Preamble
Company Plan	9.14
Company PRSU	3.5(c)
Company Real Property	4.19(c)
Company Recommendation	4.3
Company Related Parties	8.5(g)
Company Reports	4.5(a)
Company Requisite Vote	4.3
Company RSU	3.5(b)
Company Service Provider	4.10(d)
Company Space Lease	4.19(c)
Company Stock Option	3.5(a)
Company Stockholders Meeting	6.4(a)
Company Termination Fee	8.5(b)
Company Unit Leases	4.19(e)
Company-Owned IP	9.14
Condominium Property	4.19(i)
Confidentiality Agreements	9.7
Consent	4.4(a)
Continuing Employee	6.9(b)
Contract	9.14
Contracting Party	9.13(d)
Converted Common Units	9.14
Current D&O Insurance	6.11(b)
Debt Commitment Letter	5.7(a)(i)
Debt Cooperation Matters	6.18
Debt Financing	5.7(a)(i)
Debt Financing Sources	9.14
Debt Payoff Letter	6.17
Definitive Financing Agreements	6.18(a)(i)
DLLCA	Recitals
DRULPA	9.14
EDGAR	9.14
Effect	9.14
Effective Time	1.3(a)
Effective Times	1.3(b)
Environmental Law	9.14
Environmental Permit	9.14
Equity Commitment Letters	Recitals
Equity Financing	5.7(a)(ii)
Equity Investors	Recitals

Defined Term	Section
ERISA	9.14
Exchange Act	4.4(a)
Exchange Fund	3.2(a)
Excluded Common Unit	3.1(b)(i)
Excluded Common Units	3.1(b)(i)
Excluded Preferred Unit	3.1(b)(ii)
Excluded Preferred Units	3.1(b)(ii)
Excluded Share	3.1(a)(i)
Excluded Shares	3.1(a)(i)
Excluded Units	9.14
Exempted Holder	4.2(f)
Existing Credit Agreement	6.17
Existing Lenders	6.19
Existing Loan Documents	4.12(a)(vi)
Financing	5.7(a)(ii)
Financing Indemnitees	6.18(i)
GAAP	9.14
Governmental Entity	4.4(a)
Ground Leased Real Property	4.19(b)
Hazardous Substances	9.14
Indebtedness	9.14
Indemnified Parties	6.11(a)
Information Technology Systems	9.14
Inquiry	6.2(a)(i)
Insurance Policies	4.18
Intellectual Property	9.14
Intended Tax Treatment	1.4
Intervening Event	9.14
IRS	9.14
Joint Venture	4.2(e)
Joint Venture Agreements	9.14
Knowledge of Parent	9.14
Knowledge of the Company	9.14
Labor Agreement	4.10(b)
Law	9.14
Lenders	5.7(a)(i)
License	4.11(b)
Licenses	4.11(b)
Lien	9.14
LTIP Unit Conversion Date	9.14
LTIP Unit Forced Conversion Notice	9.14
Majority Joint Venture	4.2(e)
Material Contracts	4.12(a)(xvi)
Maximum Amount	6.11(b)
Merger	Recitals

v

Defined Term	Section
Merger Consideration	3.1(a)(i)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Mergers	Recitals
MGCL	Recitals
Minority Joint Venture	4.2(e)
Non-Recourse Party	9.13(d)
Non-Rollover Holder	Recitals
Notice of Change in Recommendation	6.2(e)(i)
Notice of Change Period	6.2(e)(i)
NYSE	9.14
Order	9.14
Organizational Documents	9.14
Outside Counsel Only Material	6.6(b)
Owned Real Property	4.19(a)
Parent	Preamble
Parent Liability Cap	9.13(d)
Parent Material Adverse Effect	9.14
Parent Related Parties	8.5(g)
Parent Termination Fee	8.5(d)
Partnership Certificate of Merger	1.3(b)
Partnership Merger	Recitals
Partnership Merger Effective Time	1.3(b)
Partnership Units	9.14
Pass-Through Income Tax Return	9.14
Pass-Through Income Taxes	9.14
Paying Agent	3.2(a)
Payment	8.5(f)
Permitted Liens	9.14
Person	9.14
Personal Data	9.14
Pre-Closing Tax Period	9.14
Preferred Shares	4.2(a)
Preferred Unit Certificate	3.1(b)(ii)
Preferred Unit Merger Consideration	9.14
Preferred Units	9.14
Prior Sale Contract	4.19(h)
Prior Sale Contracts	9.14
Privacy Laws	9.14
Privacy Requirements	9.14
Proceedings	4.7
Processing	9.14
Proxy Statement	6.3(a)
Qualified REIT Subsidiary	4.15(b)

Defined Term	Section
Recovery Costs	8.5(f)
Registered IP	4.16(a)
Regulatory Actions	6.5(d)
REIT	4.15(b)
Related Person Agreements	4.20
Representatives	9.14
Residential Space Units	4.19(e)
Residential Unit Leases	4.19(e)
Restricted Stock	3.5(e)
Rollover Agreement	Recitals
Rollover Holders	Recitals
Sarbanes-Oxley Act	4.5(a)
SDAT	1.3(a)
SEC	4.5(a)
Securities Act	4.4(a)
Share	3.1(a)(i)
Shares	3.1(a)(i)
Solvent	9.14
Space Leased Real Property	4.19(c)
Specific Performance Conditions	9.13(b)
Specified Acquisition	6.5(b)
Specified Properties	6.6(a)
Staff	6.3(a)
Subsidiary	9.14
Superior Proposal	9.14
Support Agreement	3
Supporting Stockholder	Recitals
Surviving Entity	1.1(a)
Surviving Partnership	1.1(b)
Takeover Statute	4.13
Tax	9.14
Tax Return	9.14
Taxable	9.14
Taxable REIT Subsidiary	4.15(b)
Taxes	9.14
Termination Date	8.2(a)
Transfer Taxes	6.10(b)
Uncertificated Common Units	3.1(b)(i)
Uncertificated Preferred Units	3.1(b)(ii)
Uncertificated Shares	3.1(a)(i)
WARN Act	9.14
Willful Breach	9.14

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of February 23, 2026, by and among Veris Residential, Inc., a Maryland corporation (the “Company”), AC Residential Acquisition LP, a Delaware limited partnership (“Parent”), AC Residential REIT LLC, a Delaware limited liability company (“Merger Sub I”), AC Residential OP LP, a Delaware limited partnership (“Merger Sub II”, together with Merger Sub I, the “Merger Subs”) and Veris Residential, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Company Partnership”).

Recitals

WHEREAS, the parties hereto wish to effect a business combination transaction in which (a) the Company will be merged with and into Merger Sub I, with Merger Sub I being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as amended (the “MGCL”), and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), and (b) Merger Sub II will be merged with and into the Company Partnership, with the Company Partnership being the surviving entity (the “Partnership Merger” and together with the Merger, the “Mergers”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA;

WHEREAS, the board of directors of the Company, by resolutions duly adopted, has unanimously (a) authorized the execution and delivery of this Agreement, and approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Partnership Merger, upon the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement, the Merger, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and in the best interests of the Company and its stockholders, (c) directed that the Merger and the other transactions contemplated by this Agreement be submitted to the common stockholders of the Company for their consideration and approval at the Company Stockholders Meeting (as defined herein) and (d) resolved to recommend to the Company’s stockholders the approval of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Company is the sole general partner of the Company Partnership through which the Company operates its business, and, as of the date hereof, the Company owns approximately 91.7% of the Company Partnership’s outstanding common partnership units (“Common Units”);

WHEREAS, the Company, as the sole general partner of the Company Partnership, has (a) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Partnership Merger, upon the terms and subject to the conditions set forth in this Agreement and (b) determined that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company Partnership and its limited partners;

WHEREAS, the sole general partner of Parent, by resolutions duly adopted, has authorized the execution and delivery of this Agreement and approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Partnership Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the managing member of Merger Sub I, by resolutions duly adopted, has authorized the execution and delivery of this Agreement and approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Merger Sub I, as the sole general partner of Merger Sub II, by resolutions duly adopted, has authorized the execution and delivery of this Agreement and approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Partnership Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties hereto intend that, for U.S. federal and applicable state and local income tax purposes, (a) the Merger shall be treated as a taxable sale by the Company of all of its assets to Merger Sub I (or, if Merger Sub I is a disregarded entity for U.S. federal income tax purposes, to the regarded owner of Merger Sub I) in exchange for the Merger Consideration and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes, subject to the Company Requisite Vote, (b) the contributions by the Rollover Holders (as defined below) to Merger Sub II pursuant to that certain Rollover Agreement among the Company Partnership, Parent, the Merger Subs and the other signatories thereto (the “Rollover Holders”) entered into substantially concurrently with the execution of this Agreement (the “Rollover Agreement”), and the Partnership Merger, will be disregarded and such transactions instead will be treated as though (i) each holder of Partnership Units that is not a Rollover Holder (each, a “Non-Rollover Holder”) sold its Partnership Units to Merger Sub I in exchange for the Common Unit Merger Consideration or the Preferred Unit Merger Consideration, as applicable, and (ii) each Rollover Holder retained its Partnership Units in the Company Partnership, and (c) the Company Partnership will be treated as the same partnership (with the same employer identification number) following the Partnership Merger as before, and its taxable year will not end as a result of the Partnership Merger;

WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, an Affiliate of each of GIC Real Estate, Inc. and Affinius Capital Advisors LLC (collectively, the “Equity Investors”) is entering into a separate equity financing commitment letter in favor of Parent and, with respect to the guarantee of certain obligations of Parent under this Agreement, in favor of the Company (together with all exhibits, schedules, annexes and other attachments thereto, collectively, the “Equity Commitment Letters”), pursuant to which each Equity Investor has committed, subject to the terms and conditions therein, to invest in, or pay to, Parent, the respective amounts set forth therein;

WHEREAS, as an inducement to Parent’s and the Merger Subs’ willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, a certain stockholder of the Company (the “Supporting Stockholder”) is entering into a Stockholder Support Agreement with Parent (the “Support Agreement”), pursuant to which, among other things, the Supporting Stockholder has agreed, on the terms and subject to the conditions set forth in the Support Agreement, to vote its Shares in favor of the approval of the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the Company, the Company Partnership, Parent, Merger Sub I and Merger Sub II desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which is acknowledged and agreed, the parties hereto agree as follows:

Article I
The MergerS; Closing; Effective Time

1.1            The Mergers.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub I, whereupon the separate existence of the Company shall cease, and Merger Sub I shall continue as the surviving entity in the Merger (the “Surviving Entity”) and shall be governed by the laws of Delaware. The Merger shall have the effects specified in the MGCL, DLLCA, the articles of merger with respect to the Merger (the “Articles of Merger”), the certificate of merger with respect to the Merger (the “Company Certificate of Merger”) and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub I, and all of the claims, obligations, liabilities and debts of the Company and Merger Sub I shall become the claims, obligations, liabilities and debts of the Surviving Entity.

(b)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, Merger Sub II shall be merged with and into the Company Partnership, whereupon the separate existence of Merger Sub II shall cease, and the Company Partnership shall continue as the surviving partnership in the Partnership Merger (the “Surviving Partnership”) and shall be governed by the laws of Delaware. The Partnership Merger shall have the effects specified in the DRULPA, the Partnership Certificate of Merger and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Surviving Partnership shall possess all properties, rights, privileges, powers and franchises of the Company Partnership and Merger Sub II, and all of the claims, obligations, liabilities, debts and duties of the Company Partnership and Merger Sub II shall become the claims, obligations, liabilities, debts and duties of the Surviving Partnership.

1.2            Closing. Unless this Agreement shall have been terminated pursuant to ARTICLE VIII and unless otherwise mutually agreed in writing by the parties hereto, the closing of the Mergers (the “Closing”) shall be conducted remotely via the electronic exchange of documents and signatures at 8:00 a.m., Eastern Time, on the date that is three (3) Business Days following the day on which the last to be satisfied or, to the extent permitted by applicable Law, waived of each of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement (the date on which the Closing occurs is referred to as the “Closing Date”).

1.3            Effective Times.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, Parent and the Company shall prepare and, on the Closing Date, the Company, Parent and Merger Sub I shall (i) cause the (A) Articles of Merger to be duly executed and filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the “SDAT”) as provided under the MGCL and (B) Company Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DLLCA and (ii) make any other filings, recordings or publications required to be made by the Company or Merger Sub I under the MGCL or the DLLCA in connection with the Merger. The Merger shall become effective at the later of (x) the time the Articles of Merger are accepted for record by the SDAT on the Closing Date, (y) the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware on the Closing Date or (z) such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as may be agreed to by the Company and Parent and specified in the Articles of Merger and Company Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that, unless otherwise agreed by the parties, the parties shall cause the Effective Time to occur on the Closing Date and prior to the Partnership Merger Effective Time.

(b)            Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, Parent and the Company shall prepare and, on the Closing Date, the Company Partnership and Merger Sub II shall (i) cause a certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DRULPA and (ii) make any other filings, recordings or publications required to be made by the Company Partnership or Merger Sub II under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the later of (A) the time the Partnership Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware on the Closing Date or (B) such other date and time as may be agreed to by the Company Partnership and Parent and specified in the Partnership Certificate of Merger (such date and time being hereinafter referred to as the “Partnership Merger Effective Time” and, together with the Effective Time, the “Effective Times”), it being understood and agreed that, unless otherwise agreed by the parties, the parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the Effective Time.

1.4            Intended Tax Treatment. The parties intend that, for U.S. federal and applicable state and local income tax purposes, (a) the Merger shall be treated as a taxable sale by the Company of all of its assets to Merger Sub I (or, if Merger Sub I is a disregarded entity for U.S. federal income tax purposes, to the regarded owner of Merger Sub I) in exchange for the Merger Consideration and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes, subject to the Company Requisite Vote, (b) the contributions by the Rollover Holders to Merger Sub II pursuant to the Rollover Agreement, and the Partnership Merger, will be disregarded and such transactions instead will be treated as though (i) each Non-Rollover Holder sold its Partnership Units to Merger Sub I in exchange for the Common Unit Merger Consideration or the Preferred Unit Merger Consideration, as applicable, and (ii) each Rollover Holder retained its Partnership Units in the Company Partnership, and (c) the Company Partnership will be treated as the same partnership (with the same employer identification number) following the Partnership Merger as before, and its taxable year will not end as a result of the Partnership Merger (clauses (a) – (c), collectively, the “Intended Tax Treatment”).

Article II
ORGANIZATIONAL DOCUMENTS, DIRECTORS AND OFFICERS
OF THE SURVIVING Entity

2.1            Organizational Documents of the Surviving Entity and the Surviving Partnership. Subject to Section 6.11, at the Effective Time, unless otherwise determined by Parent and the Company, the certificate of formation and limited liability company agreement of Merger Sub I, as in effect immediately prior to the Effective Time, shall be, except to the extent amended by the Articles of Merger and the Company Certificate of Merger, the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement of the Surviving Entity. At the Partnership Merger Effective Time, unless otherwise determined by Parent and the Company, the certificate of limited partnership of the Company Partnership and the limited partnership agreement of Merger Sub II, each as in effect immediately prior to the Partnership Merger Effective Time, shall be, except to the extent amended by the Partnership Certificate of Merger, the certificate of limited partnership and the limited partnership agreement of the Surviving Partnership, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of limited partnership and limited partnership agreement of the Surviving Partnership.

2.2            Manager of Surviving Entity; General Partner of Surviving Partnership. At the Effective Time, by virtue of the Merger, Parent shall be the sole member and holder of units of the Surviving Entity and shall manage the Surviving Entity, entitling Parent to such rights, duties and obligations as are more fully set forth in the limited liability company agreement of the Surviving Entity. At the Partnership Merger Effective Time, by virtue of the Partnership Merger, the Surviving Entity shall be the sole general partner of the Surviving Partnership, entitling the Surviving Entity to such rights, duties and obligations as are more fully set forth in the limited partnership agreement of the Surviving Partnership.

2.3            Officers of the Surviving Entity. The officers, if any, of Merger Sub I immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Entity.

2.4            Officers of the Surviving Partnership. The officers, if any, of Merger Sub II immediately prior to the Partnership Merger Effective Time shall, from and after the Partnership Merger Effective Time, be the officers of the Surviving Partnership to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited partnership agreement of the Surviving Partnership.

Article III
EFFECT OF THE MERGER ON SECURITIES;
EXCHANGE

3.1            Effect on Capital Stock.

(a)            At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub I, the Company or any holder of any of the following securities:

(i)            Merger Consideration. Each share of common stock, par value $0.01 per share, of the Company (the “Shares” and each a “Share”), issued and outstanding immediately prior to the Effective Time (other than Shares owned immediately prior to the Effective Time by (x) Parent or Merger Sub I or any of their respective Subsidiaries and (y) any direct or indirect wholly owned Subsidiary of the Company, if any (each such Share referred to in clauses (x) and (y) above, an “Excluded Share” and, collectively, the “Excluded Shares”)) shall be converted into the right to receive $19.00 per Share in cash, without interest thereon (the “Merger Consideration”). At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and (A) each certificate (a “Common Certificate”) formerly representing any of the Shares (other than the Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration therefor upon the surrender thereof in accordance with Section 3.2, and the holders thereof shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration upon surrender thereof in accordance with Section 3.2.

(ii)            Cancellation of Excluded Shares. Each Excluded Share outstanding as of immediately prior to the Effective Time, if any, shall cease to be outstanding, shall automatically be cancelled, without payment of any consideration therefor, and shall cease to exist.

(iii)            Merger Sub I. Each unit of Merger Sub I issued and outstanding immediately prior to the Effective Time shall remain unchanged and outstanding and continue to represent in the aggregate all (100%) of the outstanding units in the Surviving Entity.

(b)            At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of Merger Sub II, the Company Partnership or the holders of any of the following securities:

(i)            Common Unit Merger Consideration. Each Common Unit (including each Converted Common Unit), issued and outstanding immediately prior to the Partnership Merger Effective Time (other than Common Units owned immediately prior to the Partnership Merger Effective Time by (x) Parent or Merger Sub II or any of their respective Subsidiaries and (y) the Surviving Entity (each such Common Unit referred to in clauses (x) and (y) above, an “Excluded Common Unit” and, collectively, the “Excluded Common Units”)) shall be converted into the right to receive the Merger Consideration (the “Common Unit Merger Consideration”). At the Partnership Merger Effective Time, all of the Common Units (other than Excluded Common Units) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and (A) each certificate (a “Common Unit Certificate”) formerly representing any of the Common Units (other than the Excluded Common Units) and (B) each book-entry account formerly representing any uncertificated Common Units (“Uncertificated Common Units”) (other than Excluded Common Units) shall thereafter represent only the right to receive the Common Unit Merger Consideration therefor upon the surrender thereof in accordance with Section 3.2, and the holders thereof shall cease to have any rights with respect to such Common Units other than the right to receive the Common Unit Merger Consideration upon surrender thereof in accordance with Section 3.2.

(ii)            Preferred Unit Merger Consideration. Each Preferred Unit, issued and outstanding immediately prior to the Partnership Merger Effective Time (other than Preferred Units owned immediately prior to the Partnership Merger Effective Time by (x) Parent or Merger Sub II or any of their respective Subsidiaries and (y) the Surviving Entity (each such Preferred Unit referred to in clauses (x) and (y) above, an “Excluded Preferred Unit” and, collectively, the “Excluded Preferred Units”)) shall be converted into the right to receive the Preferred Unit Merger Consideration. At the Partnership Merger Effective Time, all of the Preferred Units (other than Excluded Preferred Units) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and (A) each certificate (a “Preferred Unit Certificate,” together with the Common Certificate and the Common Unit Certificate, the “Certificates”) formerly representing any of the Preferred Units (other than the Excluded Preferred Units) and (B) each book-entry account formerly representing any uncertificated Preferred Units (“Uncertificated Preferred Units”) (other than Excluded Preferred Units) shall thereafter represent only the right to receive the Preferred Unit Merger Consideration, and the holders thereof shall cease to have any rights with respect to such Preferred Units other than the right to receive the Preferred Unit Merger Consideration upon surrender thereof in accordance with Section 3.2.

(iii)            Cancellation of Excluded Units. Each Excluded Unit outstanding as of immediately prior to the Partnership Merger Effective Time shall cease to be outstanding, shall automatically be cancelled, without payment of any consideration therefor, and shall cease to exist.

(iv)            Merger Sub II Interests. The partnership interests of Merger Sub II issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain unchanged and continue to remain outstanding as partnership interests of the Surviving Partnership.

3.2            Exchange of Certificates.

(a)            Paying Agent. Immediately prior to the Effective Times, Parent shall deposit, or cause to be deposited, with a paying agent selected by Parent with the Company’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed (the “Paying Agent”), for the benefit of the holders of Shares (other than Excluded Shares), Common Units (other than Excluded Common Units) or Preferred Units (other than Excluded Preferred Units), an aggregate amount of cash comprising the amounts required to be delivered pursuant to Section 3.1(a) and Section 3.1(b) in respect of Shares and Partnership Units (such aggregate amount of cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that no such investment (or losses thereon) shall affect the amount of (A) Merger Consideration payable to the holders of Shares, (B) Common Unit Merger Consideration payable to holders of Common Units, and (C) Preferred Unit Merger Consideration payable to holders of Preferred Units pursuant to Section 3.1(a) and Section 3.1(b), as applicable. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the Merger Consideration, the Common Unit Merger Consideration, and the Preferred Unit Merger Consideration, as applicable, as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make all cash payments required pursuant to Section 3.1(a) and Section 3.1(b), as applicable. Prior to the Closing Date, Parent shall enter into an agreement with the Paying Agent, in form and substance reasonably satisfactory to the Company, to effect the applicable terms of this Agreement. The Exchange Fund shall not be used for any purpose other than to fund payments of (x) Merger Consideration to holders of Shares, (y) Common Unit Merger Consideration to holders of Common Units and (z) Preferred Unit Merger Consideration to the holders of Preferred Units, except as provided for in this Agreement. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration, Common Unit Merger Consideration and Preferred Unit Merger Consideration from the Exchange Fund in accordance with this Agreement and the agreement with the Paying Agent.

(b)            Exchange Procedures. Promptly after the Effective Times (and in any event within five (5) Business Days thereafter), Parent shall cause the Paying Agent to, in accordance with, and as required by the Paying Agent’s customary procedures, mail to each holder of record of a (i) Common Certificate representing Shares (other than Excluded Shares), (ii) Common Unit Certificate representing Common Units (other than Excluded Common Units) or (iii) Preferred Unit Certificate representing Preferred Units (other than Excluded Preferred Units) in each case of (i), (ii) and (iii): (x) a letter of transmittal in customary form advising such Person of the effectiveness of the Mergers and the conversion of its Shares, Common Units or Preferred Units into the right to receive the Merger Consideration, the Common Unit Merger Consideration or the Preferred Unit Merger Consideration, as applicable, and specifying that delivery shall be effected, and risk of loss and title to the Certificates, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) and (y) instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu of such Certificates as provided in Section 3.2(e)). Upon the surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 3.2(e)), together with a letter of transmittal duly completed and validly executed and such other documents as may be reasonably required by the Paying Agent, to the Paying Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor an amount (after giving effect to any required Tax withholding provided in Section 3.2(f)) equal to the cash amount that such holder is entitled to receive pursuant to Section 3.1(a) and Section 3.1(b), as applicable, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to holders of Certificates. In the event of a transfer of ownership of (A) Shares represented by a Common Certificate, (B) Common Units represented by a Common Unit Certificate or (C) Preferred Units represented by a Preferred Unit Certificate, in each case, that is not registered in the transfer records of the Company or Company Partnership, as applicable, payment of the appropriate amount of the Merger Consideration, Common Unit Merger Consideration or the Preferred Unit Merger Consideration, as applicable, may be made to a Person that is not registered in transfer records of the Company or Company Partnership, as applicable, if such Certificates formerly representing such Shares, Common Units or Preferred Units, as applicable, is properly endorsed or otherwise is in proper form for transfer and presented to the Paying Agent, accompanied by all documents required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c)            Transfers. From and after the applicable Effective Times, there shall be no further registration of transfers on the stock transfer books of the Company of the Shares and the unit transfer books of the Common Units and the Preferred Units, in each case, that were outstanding immediately prior to the Effective Times.

(d)            Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company or unitholders of the Company Partnership after the date which is twelve (12) months after the Effective Times shall be delivered, at Parent’s option, to the Surviving Entity or the Surviving Partnership. Any holder of Shares, Common Units or Preferred Units (other than Excluded Shares, Excluded Common Units and Excluded Preferred Units) who has not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Entity or the Surviving Partnership, as applicable, and only as general creditors thereof, for delivery of any payment of the applicable Merger Consideration, Common Unit Merger Consideration or Preferred Unit Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(f)) upon due surrender of such Certificates (or affidavits of loss in lieu of such Certificates as provided in Section 3.2(e)), without any interest. Notwithstanding the foregoing, none of the Surviving Entity, Surviving Partnership, Parent, the Paying Agent or any other Person shall be liable to any Person, including any former holder of Shares, Common Units or Preferred Units, as applicable, including for any amounts payable under this ARTICLE III that are properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that would otherwise escheat to or become the property of any Governmental Entity, such portion of the Exchange Fund shall become the property of the Surviving Entity or the Surviving Partnership, as applicable, free and clear of all claims or interest of any Person previously entitled thereto.

(e)            Lost, Stolen or Destroyed Certificates. In the event any of the Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit to Parent and the Paying Agent (in form and substance satisfactory to Parent and the Paying Agent) of that fact by the Person claiming such Certificates to be lost, stolen or destroyed, and, if reasonably required by Parent or the Surviving Entity, the posting by such Person of a bond, in such reasonable and customary amount as Parent or the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates the applicable Merger Consideration, Common Unit Merger Consideration or Preferred Unit Merger Consideration that would have been issuable or payable pursuant to the provisions of this ARTICLE III (after giving effect to any required Tax withholdings as provided in Section 3.2(f)) had such lost, stolen or destroyed Certificates been surrendered.

(f)            Withholding Rights. Each of Parent, the Merger Subs, the Company Parties, the Surviving Entity, the Surviving Partnership and the Paying Agent (each, an “Applicable Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law, provided that, except for any compensatory payments to current or former employees of the Company and its Subsidiaries, each Applicable Withholding Agent shall use commercially reasonable efforts to provide written notice to the Company of any anticipated deduction or withholding (together with the legal basis thereof) at least five (5) days prior to making any deduction or withholding pursuant to this Section 3.2(f), and shall cooperate in good faith to obtain any available exemption from, or reduction of, such deduction or withholding. To the extent that amounts are so deducted or withheld, such amounts shall be timely remitted to the applicable Governmental Entity by an Applicable Withholding Agent, and such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g)            Uncertificated Shares, Common Units or Preferred Units. Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares, Uncertificated Common Units or Uncertificated Preferred Units will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the consideration payable in respect thereof pursuant to Section 3.1. In lieu thereof, each holder of record (as of immediately prior to the applicable Effective Time) of (i) Uncertificated Shares that, immediately prior to the Effective Time, represented an outstanding Share (other than an Excluded Share) and whose Shares were converted into the right to receive the Merger Consideration payable in respect thereof pursuant to Section 3.1 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive an amount (after giving effect to any required Tax withholding provided in Section 3.2(f)) equal to the cash amount that such holder is entitled to receive pursuant to Section 3.1(a), and (ii) Uncertificated Common Units or Uncertificated Preferred Units that, immediately prior to the Partnership Merger Effective Time, represented an outstanding Common Unit (other than an Excluded Common Unit) or Preferred Unit (other than an Excluded Preferred Unit) and whose Common Units or Preferred Units, as applicable, were converted into the right to receive the Common Unit Merger Consideration or Preferred Unit Merger Consideration payable in respect thereof pursuant to Section 3.1 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Common Units or Uncertificated Preferred Units will be deemed to have surrendered such Uncertificated Common Units or Uncertificated Preferred Units upon receipt of an “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive an amount (after giving effect to any required Tax withholding provided in Section 3.2(f)) equal to the cash amount that such holder is entitled to receive pursuant to Section 3.1(b). The Uncertificated Shares, Uncertificated Common Units and Uncertificated Preferred Units so surrendered will be cancelled. The Paying Agent will accept transferred Uncertificated Shares, Uncertificated Common Units and Uncertificated Preferred Units upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices.

3.3            Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

3.4            Adjustments to Prevent Dilution. In the event that the number of Shares, Common Units or Preferred Units or securities convertible or exchangeable into or exercisable for any such Shares, Common Units or Preferred Units, in each case issued and outstanding prior to the Effective Times, changes as a result of a distribution, reclassification, stock or unit split (including a reverse stock or unit split), stock or unit dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration, the Common Unit Merger Consideration, or the Preferred Unit Merger Consideration, as applicable, shall be equitably adjusted, without duplication, to provide the same economic effect as contemplated by this Agreement prior to such event on the Merger Consideration, the Common Unit Merger Consideration, or the Preferred Unit Merger Consideration, as applicable. Nothing in this Section 3.4 shall be construed to (i) permit the Company or any of its Subsidiaries to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement, or (ii) supersede or in any way limit the prohibitions set forth in Section 6.1.

3.5            Treatment of Equity Awards.

(a)            Treatment of Stock Options. Immediately prior to the Effective Time (but contingent upon the Effective Time), each then-outstanding option to purchase Shares (each, a “Company Stock Option”) granted under the Company Equity Plans, whether vested or unvested, will become fully vested, and will be, as of immediately prior to the Effective Time (but contingent upon the Effective Time), canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share underlying such Company Stock Option and (ii) the number of Shares underlying such Company Stock Option immediately prior to the Effective Time. All amounts payable pursuant to this Section 3.5(a) to the holders of Company Stock Options will be paid by the Surviving Entity as promptly as practicable after, and in any event within five (5) Business Days following, the Effective Time, without any interest thereon and less required Tax withholding pursuant to Section 3.2(f).

(b)            Treatment of Time-Based Restricted Stock Units. Immediately prior to the Effective Time (but contingent upon the Effective Time), each then-outstanding restricted stock unit granted under the Company Equity Plans (each, a “Company RSU”), will become fully vested, and will be, as of immediately prior to the Effective Time, cancelled and converted into the right to receive an amount in cash equal to (A) the product of (i) the Merger Consideration and (ii) the number of Shares underlying such Company RSU immediately prior to the Effective Time plus (B) all accumulated but unpaid dividend equivalent rights with respect to such Company RSU. All amounts payable pursuant to this Section 3.5(b) to the holders of Company RSUs will be paid by the Surviving Entity as promptly as practicable after, and in any event within five (5) Business Days following, the Effective Time, without any interest thereon and less required Tax withholding pursuant to Section 3.2(f).

(c)            Treatment of Performance-Based Restricted Stock Units. Immediately prior to the Effective Time (but contingent upon the Effective Time), each then-outstanding performance restricted stock unit granted under the Company Equity Plans (each, a “Company PRSU”), will be, as of immediately prior to the Effective Time, cancelled and converted into the right to receive an amount in cash equal to (A) the product of (i) the Merger Consideration and (ii) the number of Shares underlying such Company PRSU immediately prior to the Effective Time, as determined by the board of directors of the Company prior to the Closing based on the achievement of the greater of (1) target performance and (2) actual performance as of the Closing Date (or, in the case of the 2026 executive awards, based on the achievement of maximum performance), plus (B) all accumulated but unpaid dividend equivalent rights with respect to such Company PRSU that are treated as vested in accordance with subsection (A)(ii) of this Section 3.5(c). All amounts payable pursuant to this Section 3.5(c) to the holders of Company PRSUs will be paid by the Surviving Entity as promptly as practicable after, and in any event within five (5) Business Days following, the Effective Time, without any interest thereon and less required Tax withholding pursuant to Section 3.2(f).

(d)            Treatment of Outperformance Restricted Stock Units. Immediately prior to the Effective Time (but contingent upon the Effective Time), each then-outstanding outperformance restricted stock unit granted under the Company Equity Plans (each, a “Company OPRSU”), will be, as of immediately prior to the Effective Time, cancelled and converted into the right to receive an amount in cash equal to (A) the product of (i) the Merger Consideration and (ii) the number of Shares underlying such Company OPRSU immediately prior to the Effective Time, as determined by the board of directors of the Company prior to the Closing based on actual performance as of the Closing Date (or, in the case of the 2026 executive awards, based on the achievement of maximum performance), plus (B) all accumulated but unpaid dividend equivalent rights with respect to such Company OPRSU that are treated as vested in accordance with subsection (A)(ii) of this Section 3.5(d). All amounts payable pursuant to this Section 3.5(d) to the holders of Company OPRSUs will be paid by the Surviving Entity as promptly as practicable after, and in any event within five (5) Business Days following, the Effective Time, without any interest thereon and less required Tax withholding pursuant to Section 3.2(f).

(e)            Treatment of Company Restricted Stock. Immediately prior to the Effective Time (but contingent upon the Effective Time), each then-outstanding share of restricted stock granted under the Company Equity Plans (each, “Restricted Stock”), will become fully vested, and will be, as of immediately prior to the Effective Time, cancelled and converted into the right to receive (A) an amount in cash equal to the Merger Consideration plus (B) all accumulated but unpaid dividends with respect to such Restricted Stock. All amounts payable pursuant to this Section 3.5(e) to the holders of Restricted Stock will be paid in accordance with Section 3.1(a)(i), less required Tax withholding pursuant to Section 3.2(f).

(f)            Treatment of Director Deferred Stock Units. Immediately prior to the Effective Time (but contingent upon the Effective Time), each then-outstanding deferred stock unit that is held in an account under the Company’s Deferred Compensation Plan for Directors (each, a “Company DSU”) will be, in accordance with Section 409A of the Code, as of immediately prior to the Effective Time, cancelled and converted into the right to receive an amount in cash equal the Merger Consideration, in accordance with Section 3.1(a)(i) and less required Tax withholding pursuant to Section 3.2(f).

(g)            Further Action. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 3.5.

Article IV
Representations and Warranties of the Company

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed to be disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the relevance and qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or (b) as disclosed in any Company Reports filed with the SEC since January 1, 2024 (the “Applicable Date”) and available on EDGAR at least three (3) days prior to the date of this Agreement to the extent the relevance and qualifying nature of such disclosure set forth in the Company Reports would qualify the representations and warranties contained herein (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures (other than statements of historical fact) contained in any “Forward-Looking Statements” and “Risk Factors” sections of such Company Reports and any other disclosures included or referenced in any such Company Reports that are cautionary, predictive or forward looking in nature), the Company Parties hereby represent and warrant to Parent and the Merger Subs as follows:

4.1            Organization, Good Standing and Qualification.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and in good standing to do business and is in good standing as a foreign corporation (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification and good standing, except where the failure to be so qualified and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified and in good standing to do business and is in good standing as a foreign legal entity (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification and good standing, except where the failure to be so qualified or in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Prior to the date of this Agreement, the Company Parties have made available to Parent complete and correct copies of the (i) Articles of Restatement of the Company, dated September 18, 2009 (as amended and supplemented, the “Company Charter”), and the Fourth Amended and Restated Bylaws of the Company, dated June 14, 2023 (the “Company Bylaws”), and (ii) the certificate of limited partnership of the Company Partnership (the “Certificate of Limited Partnership”) and the Company Limited Partnership Agreement. The Company Parties are each in compliance with the terms of the Company Charter, the Company Bylaws, the Certificate of Limited Partnership and the Company Limited Partnership Agreement, as applicable, in all material respects.

4.2            Capital Structure; Subsidiaries and Joint Ventures.

(a)            The authorized capital stock of the Company consists of (x) 190,000,000 Shares and (y) 5,000,000 preferred shares, par value $0.01 per share (the “Preferred Shares”). As of the close of business on February 22, 2026 (the “Capitalization Date”), (i) 93,458,338 Shares were issued and outstanding (67,729 of which were shares of Restricted Stock), (ii) no Shares were held by any Subsidiary of the Company, (iii) no Preferred Shares were issued or outstanding, (iv) no Shares were reserved for issuance upon exercise or settlement of all outstanding awards granted under the Company Equity Plans, of which (A) 1,530,000 Shares were subject to outstanding Company Stock Options, (B) 1,168,436 Shares were subject to outstanding Company RSUs, (C) 1,676,549 Shares were subject to outstanding Company PRSUs, (D) 1,026,216 Shares were subject to outstanding Company OPRSUs and (E) 134,775 Shares were subject to outstanding Company DSUs, in each case, as granted under the Company Equity Plans and (v) 8,520,090 Shares were reserved for issuance upon redemption of issued and outstanding classes of units of limited partnership interests in the Company Partnership pursuant to the Company Limited Partnership Agreement. All equity awards issued under the Company Equity Plans and the award agreements thereunder were or will be issued in accordance with the respective terms thereof, are duly authorized and validly issued and are fully paid and nonassessable and were not, and will not be, issued in violation of any preemptive rights, rights of first refusal, rights of first offer or similar rights. Section 4.2(a) of the Company Disclosure Letter sets forth a complete and correct list of each outstanding Company Stock Option, Company RSU, Company PRSU, Company OPRSU and Company DSU, including, as applicable, the holder, date of grant, exercise price per share, the number of Shares subject to such Company Stock Option, Company RSU, Company PRSU, Company OPRSU or Company DSU, as applicable, and vesting schedule.

(b)            The Company is the sole general partner of the Company Partnership. As of the Capitalization Date, there were 8,270,116 Common Units outstanding (exclusive of Common Units owned by the Company), 9,213 Preferred Units and an aggregate of 249,974 Company LTIP Units outstanding, consisting of 249,974 earned and vested Company LTIP Units and no unvested Company LTIP Units. All of the outstanding Partnership Units have been duly authorized and validly issued pursuant to the Company Limited Partnership Agreement. The Partnership Units that are owned by the Company or any of its Subsidiaries are free and clear of any Liens, other than any transfer and other restrictions under the Company Limited Partnership Agreement. Section 4.2(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the authorized and outstanding Common Units and Company LTIP Units as of the Capitalization Date, including all holders of the Partnership Units and the Company LTIP Units, the number and type of such units held by each such holder, the date of issuance or grant, and vesting schedule. Each Company LTIP Unit that is intended to qualify as a “profits interest” (within the meaning of IRS Revenue Procedure 93-27) is, to the Knowledge of the Company, so qualified and, to the Knowledge of the Company, (i) neither the Company nor any of its Affiliates have taken any action or position on a Tax Return that is inconsistent with the application of IRS Revenue Procedure 93-27 to such Company LTIP Unit and (ii) all conditions set for in IRS Revenue Procedure 2001-43, 2001-2 C.B. 191 are satisfied with respect to each such Company LTIP Unit.

(c)            From the Capitalization Date to the execution of this Agreement, the Company has not issued any Shares or Partnership Units, except pursuant to the exercise of Company Stock Options, the redemption of Partnership Units and the settlement of Company RSUs, Company PRSUs, Company OPRSUs and Company DSUs and, since the Capitalization Date, except as would be permitted by this Agreement for the period following the date of this Agreement, the Company has not granted any Company Stock Options, Company RSUs, Company PRSUs, Company OPRSUs, Company DSUs or any other equity awards under the Company Equity Plans.

(d)            Except as set forth in Section 4.2(a), as of the date of this Agreement, there are no preemptive or outstanding (i) shares of capital stock or other equity or voting securities or obligations of the Company or its Subsidiaries, or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity or voting securities of the Company or its Subsidiaries or (ii) rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal, rights of first offer, “phantom” stock rights, equity-based compensation, contingent value rights, subscriptions, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, transfer, acquire, redeem, exchange, convert or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries, or any securities or obligations convertible into or exchangeable or exercisable for any equity or voting securities of the Company or any of its Subsidiaries, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any equity or voting securities of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for any equity or voting securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations that grant the holders thereof the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no Contracts pursuant to which the Company or any of its Subsidiaries is bound with respect to the voting or registration of any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for any equity or voting securities of the Company or any of its Subsidiaries. All dividends or other distributions in respect of the Shares or any other capital stock of the Company or in respect of the Partnership Units or any other partnership interests of the Company Partnership, and any dividends or other distributions in respect of any securities of any Subsidiary of the Company, which have been authorized or declared prior to the date hereof, have been paid in full, and, other than in accordance with their terms, there are no accrued and unpaid dividends or other distributions in respect of any such equity interests.

(e)            Section 4.2(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list identifying (i) each of the Company’s Subsidiaries, including each Subsidiary of the Company (other than the Company Partnership) in which a Person other than the Company or a wholly owned Subsidiary of the Company holds capital stock or other equity or voting securities or interest (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan), or securities convertible or exchangeable into or exercisable for capital stock or other equity or voting securities or interest (each such Subsidiary, a “Majority Joint Venture”), and (ii) any other Person (other than the Company Partnership) in which the Company or any of its Subsidiaries holds capital stock or other equity or voting securities or interests (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan), or securities convertible or exchangeable into or exercisable for capital stock or other equity or voting securities or interest (each such Person, a “Minority Joint Venture”, and together with any Majority Joint Venture, a “Joint Venture”), in each case, together with the name and jurisdiction of organization or formation of each such Subsidiary or Minority Joint Venture, as the case may be, and the ownership interest and percentage equity interest owned or held by the Company or any of its Subsidiaries in each such Subsidiary or Minority Joint Venture. To the extent applicable in the relevant jurisdiction and for the applicable entity type, each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid, nonassessable and is owned by the Company or by a direct or indirect Subsidiary of the Company, free and clear of any Liens (except for Permitted Liens and Liens arising under applicable securities Laws). Other than as set forth in Section 4.2(e) of the Company Disclosure Letter, none of the Company or its Subsidiaries, directly or indirectly, owns any equity interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

(f)            The Company does not have a “poison pill” or similar stockholder rights plan in effect. The Company has not exempted any Person as an “Exempted Holder” from, or rendered inapplicable, any “Ownership Limit” (each as defined in the Company Charter).

4.3            Corporate Authority and Approval. Each of the Company Parties has all requisite corporate and limited partnership power and authority and has taken all corporate and limited partnership action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Mergers, subject only with respect to the Merger, to the approval of the Merger and the other transactions contemplated by this Agreement by the affirmative vote of a majority of all votes entitled to be cast by the holders of Shares on the matter (the “Company Requisite Vote”), and no other corporate, limited partnership or other action or proceedings on the part of the Company Parties (including the Company in its capacity as the general partner of the Company Partnership) or any of their Subsidiaries are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company Parties and, assuming due execution and delivery by Parent and the Merger Subs, constitutes a legal, valid and binding agreement of the Company Parties, enforceable against the Company Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The board of directors of the Company has duly and unanimously (a) (i) authorized the execution and delivery of this Agreement, and approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Partnership Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement, the Merger, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and in the best interests of the Company and its stockholders and (iii) subject to Section 6.2, resolved to recommend to the Company’s stockholders the approval of the Merger and the other transactions contemplated by this Agreement (the “Company Recommendation”) and (b) directed that the Merger and the other transactions contemplated by this Agreement be submitted to the common stockholders of the Company for their consideration and approval at the Company Stockholders Meeting. Except for the Company Requisite Vote, no vote of the holders of capital stock or other equity interests of the Company or any of its Subsidiaries is necessary pursuant to applicable Law or the Organizational Documents of the Company or its Subsidiaries to approve the Mergers and the other transactions contemplated by this Agreement.

4.4            Governmental Filings; No Violations.

(a)            Other than (i) the filing of the Articles of Merger, the Company Certificate of Merger and Partnership Certificate of Merger pursuant to Section 1.3, (ii) the rules and regulations of the NYSE and (iii) the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods, clearances or authorizations (any of the foregoing being a “Consent”) required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), no filings, notices or reports are or will be required to be made by the Company or its Subsidiaries with, nor are any Consents required to be obtained by the Company or its Subsidiaries from, any domestic (national, federal, state, territorial, provincial, municipal or local), foreign, supranational or transnational governmental, quasi-governmental, competition, legislative, tax, administrative or regulatory authority, court, arbitral, tribunal, agency, commission, department, board, bureau, body, instrumentality or other legislative, executive or judicial governmental entity or any self-regulatory agency or organization (including NYSE) (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company Parties or the consummation by the Company Parties of the Mergers and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Subject to the receipt of the consents, clearances, approvals, authorizations, expirations or terminations of any waiting period and other requirements set forth in Section 4.4(a), or on Section 4.4(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company Parties does not, and the consummation by the Company Parties of the Mergers and the other transactions contemplated hereby will not, (i) constitute or result in, subject in the case of the consummation of the Merger, to obtaining the Company Requisite Vote, a breach or violation of, or contravention or a default under, (A) the Company Charter, the Company Bylaws, the Certificate of Limited Partnership and the Company Limited Partnership Agreement, or (B) any Organizational Documents of any other Subsidiary of the Company or any Joint Venture Agreement, (ii) require any consent, notice or approval under, constitute or result in, with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination, modification, vesting or cancellation (or right of termination, modification, vesting or cancellation) under, loss of any benefit, increase in any obligation or payment of additional fees under, the creation or acceleration of any obligations under, give rise to any right of payment, purchase, sale, first offer, first refusal or similar right under, or the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Material Contract or Company Ground Lease to which the Company or any of its Subsidiaries is a party or is subject, or (iii) assuming (solely with respect to performance of this Agreement and consummation of the Mergers and the other transactions contemplated hereby) the Consents referred to in Section 4.4(a) are made or obtained and receipt of the Company Requisite Vote, contravene, conflict with or violate or breach any Law or License to which the Company or any of its Subsidiaries is subject, except, in the case of clauses (i)(B), (ii) and (iii) above, for any such breach, violation, contravention, default, termination, modification, vesting, cancellation, loss, payment, requirement, creation, acceleration, Lien, conflict or other occurrence that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5            Company Reports; Financial Statements.

(a)            The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it or the Company Partnership with or to the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since the Applicable Date (such forms, statements, reports and documents filed with or furnished to the SEC, the “Company Reports”). Since the Applicable Date, (i) each of the Company Reports, at the time of its filing or being furnished, complied as to form or, if not yet filed or furnished, will comply as to form, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports and (ii) as of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There are no outstanding or unresolved comments in comments letters received from the SEC with respect to the Company Reports and, to the Knowledge of the Company, none of the Company Reports are the subject of ongoing SEC review. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company, on the other hand, since the Applicable Date.

(b)            The Company is, and at all times since the Applicable Date has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the NYSE and (ii) the applicable provisions of the Sarbanes-Oxley Act.

(c)            The Company and its Subsidiaries maintain disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)            The Company maintains internal controls over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Applicable Date, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified, received any written notification or been made aware of (A) any “significant deficiencies” or “material weaknesses” in the design or operation of its internal controls over financial reporting, (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial statements or the Company’s internal control over financial reporting or (C) any complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters relating to the period since the Applicable Date. Since the Applicable Date, no personal loan or other extension of credit by the Company or any of its Subsidiaries to any of its or their executive officers or directors has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act.

(e)            Each of the audited consolidated financial statements and the unaudited consolidated financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company Reports since the Applicable Date, including the consolidated balance sheets and the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) for the respective periods then ended (including the related notes and schedules) (i) complied, as of their respective dates, in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the applicable periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act), and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such financial statements, and the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of the unaudited financial statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f)            Neither the Company nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(g)            Except as have been described in the Company Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(h)            Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Company or its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(i)            Since January 1, 2021, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees, in their capacity as such, has (i) knowingly used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government official or employee or any other Person or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, or any other Person, in each case, in violation of any applicable Anti-Corruption Law.

4.6            Absence of Certain Changes. Since September 30, 2025 (the “Balance Sheet Date”) and through the date of this Agreement, (a) there has not been any Effect which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) other than with respect to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses in all material respects and (ii) none of the Company or its Subsidiaries has taken any action that, if taken or proposed to be taken after the date of this Agreement, would require the consent of Parent to be obtained pursuant to subsections (B)(a), (B)(b), (B)(c), (B)(h), (B)(j), (B)(k), (B)(o), (B)(p) or (B)(u) (solely with respect to the foregoing clauses) of Section 6.1.

4.7            Litigation. There are, and since January 1, 2024, have been, no civil, criminal, or administrative or other actions, litigation, suits, demands, claims, causes of action, complaints, charges, arbitrations, mediations, hearings, grievances, assessments, examinations, subpoenas, notices of violation, investigations, audits, reviews, inquiries, proceedings, demand letters, settlements or enforcement actions, by, before or otherwise involving any Governmental Entity (“Proceedings”), pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against any of their respective properties or assets, or any of their respective directors or officers, in each case, that would reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair the ability of the Company Parties to consummate the Mergers. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order or any settlement, compromise, conciliation or similar agreement with any Person, in each case, that would reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole (except to the extent expressly consented to by Parent pursuant to Section 6.5), or that would prevent, materially delay or materially impair the ability of the Company Parties to consummate the Mergers.

4.8            No Undisclosed Liabilities. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, whether known or unknown, on- or off-balance sheet, contingent, absolute or otherwise other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of the Balance Sheet Date and the notes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2025, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby, (d) liabilities that have been discharged or paid in full in the ordinary course of business prior to the date hereof, or (e) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.9            Employee Benefits.

(a)            Each material Company Plan (or forms thereof, to the extent a number of Company Plans take a substantially similar form) as of the date of this Agreement is listed in Section 4.9(a) of the Company Disclosure Letter. With respect to each material Company Plan, true, correct and complete copies of each material Company Plan (or a summary of material terms, if unwritten) and all amendments thereto, together with applicable trust agreements, investment management agreements, administrative service Contracts and insurance Contracts and all non-routine communications with the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation in the past three (3) years, in each case, are publicly available or have been provided or made available to Parent prior to the date of this Agreement.

(b)            All Company Plans have been established, funded, maintained and administered, and are in compliance, with their terms and applicable Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Each Company Plan that is intended to be qualified under Section 401(a) of the Code, has received a current favorable determination letter from the Internal Revenue Service or may rely upon a current favorable opinion letter from the Internal Revenue Service, and nothing has occurred or, to the Knowledge of the Company, circumstances do not currently exist that are reasonably likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d)            Neither the Company nor any of its Subsidiaries, nor any Person that at any relevant time could be, is or has been treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code, sponsor, contribute to or have any liability, whether actual or contingent in respect of (i) an employee benefit plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (within the meaning of Section (3)(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)            All contributions required to be made by the Company or its Subsidiaries under each Company Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)            As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened relating to the Company Plans, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in combination with any other event, (i) result in any payment becoming due to any Company Service Provider, (ii) increase any benefits under any Company Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits, or (iv) result in any payment or benefit to any current or former employee, director or other individual service provider of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code that could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(h)            The Company does not provide and none of its Subsidiaries provide, coverage under any welfare plan (including life insurance, disability, medical, dental, prescription drugs or accidental death or dismemberment) to any of their respective retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his or her own expense.

(i)            Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance (including documentary compliance) with, Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

4.10            Labor Matters.

(a)            The Company has provided to Parent a true, complete and correct list of all employees of the Company and its Subsidiaries as of the date within five (5) Business Days hereof, showing for each: (i) name, (ii) hire date, (iii) current job title, (iv) base salary or hourly wage rate, (v) employment classification (exempt vs. nonexempt, full vs. part time, and whether or not on leave and expected return to work date if known), (vi) balance of accrued paid vacation or paid time off (PTO), (vii) location (country, state and city), (viii) employing entity, (ix) visa or work permit status (and if applicable, type of visa or work permit and expiration date), and (x) target bonus, commission, or other cash incentive compensation opportunity.

(b)            (i) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by, or in the process of negotiating, a collective bargaining agreement or other agreement or arrangement with a labor union, works council, labor organization or other employee representative body (“Labor Agreement”), and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, labor organization, or other employee representative with respect to their employment with the Company or any of its Subsidiaries, (ii) there is not, nor has there been in the past three (3) years, any pending or, to the Knowledge of the Company, threatened labor strike, walkout, concerted work stoppage, concerted work slow-down, lockout, picketing, handbilling, unfair labor practice charge, material labor grievance, labor arbitration or other material labor dispute against the Company or any of its Subsidiaries and (iii) there is no, and since the Applicable Date there has been no, to the Knowledge of the Company, pending or threatened organizing activity with respect to the formation of a collective bargaining unit or a labor organization seeking to represent employees occurring or threatened involving or with respect to employees of the Company or any of its Subsidiaries.

(c)            The Company and each of its Subsidiaries is, and at all times since January 1, 2024, has been, in compliance in all material respects with all applicable Laws governing or related to employment or labor, including all such Laws relating to wages, hours, worker and employee classification, immigration, labor relations, equal employment opportunities, fair employment practices, disability rights or benefits, immigration, hiring (including regarding criminal background checks, drug testing and similar screening or medical testing of candidates as required by applicable Laws), promotion and termination of employees, working conditions, plant closings and layoffs (including the WARN Act), employee health and safety, workers’ compensation, leaves of absence, paid time off, pay equity, unemployment insurance, the use of automated decision tools and other artificial intelligence in employment, and employment discrimination, harassment or retaliation.

(d)            To the Knowledge of the Company, no current or former director, officer, employee, consultant or other individual service provider (each, a “Company Service Provider”) is in material violation of any provision of any employment agreement, non-disclosure agreement, noncompetition agreement, or restrictive covenant agreement (i) with or owed to the Company or any of its Subsidiaries, or (ii) owed to or with a third party (including a former employer) with respect to such person’s right to be employed or engaged or perform particular duties or services for, the Company or any of its Subsidiaries.

(e)            Neither the Company nor any Subsidiary is party to a settlement agreement with any current or former officer, employee or individual independent contractor that involves allegations of harassment or discrimination of any kind against an officer, director, or executive-level employee of the Company or its Subsidiaries, and, to the Knowledge of the Company, no allegations of harassment or discrimination of any kind have been made against any such officer, director, or executive-level employee since the Applicable Date.

4.11            Compliance with Laws, Licenses.

(a)            (i) The businesses of each of the Company and its Subsidiaries since the Applicable Date have not been, and are not being, conducted in violation of any applicable Law and (ii) none of the Company or its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity regarding any actual or alleged failure of any of the Company and its Subsidiaries to comply with any Law, except for such violations or failures that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for such investigations or reviews the outcome of which would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and at all times since the Applicable Date has been, in possession of and in compliance with the terms of each permit, license, certification, approval, registration, consent, authorization, franchise, ordinance, concession, accreditation, variance, exemption, notification and Order issued or granted by, obtained from or made with or to a Governmental Entity (each, a “License” and collectively, the “Licenses”) necessary to conduct their respective businesses as presently conducted and to own, lease and, to the extent applicable, operate their respective properties, (ii) all such Licenses are valid and in full force and effect, and (iii) with respect to any such License, no Proceeding is pending or, to the Knowledge of the Company, threatened, and there is no event, condition or circumstance, that would (with or without notice or lapse of time or both) permit the suspension, cancellation, revocation, termination or adverse modification of such License, preclude such License from being renewed in the ordinary course (to the extent such License is renewable by its terms), or impair the validly of such License or the rights of the holder thereof.

4.12      Material Contracts.

(a)            Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Contract (other than any Company Plan) to which either the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its properties or assets are bound, or pursuant to which the Company or such Subsidiary has current or future obligations, other than any Contract solely among the Company and its wholly owned Subsidiaries, that:

(i)            (A) involves a joint venture entity, limited liability company or legal partnership or strategic alliance, including the Joint Venture Agreements, or (B) provides any Person (other than the Company and its wholly owned Subsidiaries) the right to receive fees or a profits interest in, invest, join or partner in (whether characterized as a contingent fee, profits interest, equity interest or otherwise), or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture or partnership with respect to any current or future real property in which the Company or any of its Subsidiaries has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such Person;

(ii)            (A) evidences a loan for borrowed money to any Person by the Company or any of its Subsidiaries in an amount in excess of $1,000,000 or (B) requires the Company or any of its Subsidiaries to make an investment (in the form of a loan, capital contribution, preferred equity investment or similar transaction) in, or to purchase or sell, as applicable, equity or voting securities or interests (or securities convertible or exchangeable into or exercisable for equity or voting securities or interests) of, any Person or assets (including through a pending purchase or sale of assets, merger, consolidation or similar business combination transaction);

(iii)            (A) expressly provides that the Company, any of its Subsidiaries or any of their Affiliates will not compete with any other Person or otherwise limits in any material respect the freedom or right of the Company or any of its Subsidiaries to engage in any line of business or geographic region, (B) expressly grants “most favored nation” protections to the counterparty to such Contract or (C) expressly provides for minimum volume commitments or requires the Company or any of its Subsidiaries to provide any minimum level of service, and, in each case of clause (B) or (C), is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(iv)            expressly prohibits in any material respect either the type of business in which the Company, any of its Subsidiaries or any of their Affiliates may engage or the manner or locations in which any of them may so engage in any business;

(v)            requires the Company or its Subsidiaries (or, after the Effective Times, Parent or its Subsidiaries) to deal exclusively with any Person or group of related Persons (other than any licenses entered into in the ordinary course of business consistent with past practice);

(vi)            relates to any third party Indebtedness of the Company, its Subsidiaries or any of the Minority Joint Ventures for borrowed money (A) with an outstanding principal amount, together with the aggregate amount of all undrawn commitments related thereto, as of the date hereof greater than $2,000,000, whether secured or unsecured, or (B) secured by any Company Real Property (such Contracts, collectively, the “Existing Loan Documents”);

(vii)            (A) relates to an acquisition, divestiture, merger or similar transaction that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on the Company or any of its Subsidiaries or (B) provides for the acquisition, disposition, assignment, transfer or ground leasing (whether by merger, purchase or sale of assets or stock or otherwise) of any real property (including any Company Real Property);

(viii)            is a Contract pursuant to which the Company or any of its Subsidiaries manages, is a development manager of, or the leasing agent of any real properties of any Person under which the aggregate annual payments or other consideration to the Company or such Subsidiary thereunder is more than $1,000,000;

(ix)            is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, but that has not yet been so filed;

(x)            was entered into between the Company or any of its Subsidiaries and a Governmental Entity;

(xi)            (A) was entered into with any Affiliate of the Company or any of its Subsidiaries (other than the Company and its wholly owned Subsidiaries) or (B) is otherwise a Related Person Agreement, in each case that has not been filed with the SEC;

(xii)            resulted in payments during the fiscal year ended December 31, 2025, or would reasonably be expected to result in payments during for the fiscal year ending December 31, 2026, in each case, to any vendor or supplier of the Company, any of its Subsidiaries, or any of their respective real properties (including any service provider of telecommunications, utilities, waste management, maintenance and turnover, amenities and similar services), in each case, in excess of $1,000,000 in the aggregate;

(xiii)            contains a license, covenant not to sue or other right to use granted (A) by the Company or any of its Subsidiaries to any Person with respect to any material Company-Owned IP, or (B) to the Company or any of its Subsidiaries with respect to any Intellectual Property of any other Person that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, other than, in the case of (A), non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business, or in the case of (B), licenses for software that is commercially available on standard terms;

(xiv)            relates to the settlement (or proposed settlement) of any pending or threatened Proceeding that involves payments in excess of $1,000,000 or that imposes material restrictions or obligations on the Company or any of its Subsidiaries;

(xv)            (A) contains a put, call, redemption right, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any voting or equity interests (or securities convertible or exchangeable into or exercisable for equity or voting securities or interests) or any material assets, material rights or material properties of the Company or any of its Subsidiaries or any other Person, including the Minority Joint Ventures, or (B) limits or restricts the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any voting or equity interests or any material assets, material rights or properties of the Company or any of its Subsidiaries; or

(xvi)            is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (xv) that has or would reasonably be likely to involve payments or receipts in excess of $5,000,000 in any twelve-month period (such Contracts required to be listed pursuant to clauses (i) through (xv) above, the “Material Contracts”).

(b)            A true, correct and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement. Each of the Material Contracts is a valid and binding obligation of the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding and enforceable or in full force and effect as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in breach of or in default under any Material Contract, neither the Company nor any of its Subsidiaries has received written notice of any breach or default under any Material Contract, no event or condition has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or any of its Subsidiaries, there are no material disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract, and neither the Company nor any of its Subsidiaries has received written notice from any other party to any Material Contract that such other party intends to terminate, not renew or renegotiate the terms of such Material Contract, except, in each case, for such breaches, defaults, disputes, terminations, non-renewals or renegotiations as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.13            Takeover Statutes. The board of directors of the Company has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. No “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Charter, Company Bylaws, Certificate of Limited Partnership, the Company Limited Partnership Agreement or the Organizational Documents of any other Subsidiary of the Company is applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

4.14            Environmental Matters.

Except for such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            the Company and its Subsidiaries are, and since January 1, 2021, have been, in compliance with all applicable Environmental Laws and all applicable Environmental Permits and none of the Company or any of its Subsidiaries has received any written notice alleging non-compliance with any Environmental Laws or Environmental Permits, except for matters which have been resolved;

(b)            the Company and its Subsidiaries hold all material Environmental Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, and to the Knowledge of the Company, there are no facts, events or circumstances that would reasonably be expected to result in the revocation, suspension, termination, non-issuance, non-renewal or adverse modification of any such Environmental Permits;

(c)            no pending or unresolved written Order arising under applicable Environmental Laws or written notice of violation arising under applicable Environmental Laws has been received by the Company;

(d)            no Proceeding arising under applicable Environmental Laws is pending or threatened against the Company, any of its Subsidiaries or any Company Real Property;

(e)            any and all Hazardous Substance disposed of by the Company or any of its Subsidiaries was disposed of in accordance with all applicable Environmental Laws and Environmental Permits;

(f)            no Hazardous Substances that require further investigation or remediation by the Company or any its Subsidiaries under applicable Environmental Laws are present in the soil or groundwater at any real properties of the Company and its Subsidiaries;

(g)            none of the Company or its Subsidiaries has agreed to assume or retain any liability of any other Person under Environmental Law or relating to Hazardous Substances; and

(h)            The Company has made available to Parent true, correct and complete copies of all reports of any environmental site assessments, investigations, remediation, environmental or health and safety compliance audits, or other similar documents, to the extent within the possession of the Company or any of its Subsidiaries.

4.15          Taxes.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) have prepared, duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects and (ii) have paid all material Taxes that are required to be paid, whether or not shown as due on any such Tax Returns (other than Taxes that are not yet delinquent or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP).

(b)            The Company (i) for all taxable years commencing with the Company’s initial tax year ended December 31, 1994 and through December 31, 2025, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2026, to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify for taxation as a REIT for its taxable year that will end on the day of the Mergers (taking into account the effects of the Mergers); and (iv) to the Knowledge of the Company, has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its qualification for taxation as a REIT, and, to the Knowledge of the Company, no such challenge is pending or threatened. No entity in which the Company or any subsidiary of the Company directly or indirectly owns an interest is or has been a corporation for U.S. federal income Tax purposes, other than (i) a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or (ii) a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”). The Company has satisfied the requirement under Section 856(c)(4)(B)(ii) of the Code with respect to all Taxable REIT Subsidiaries (including any entities with respect to which a protective Taxable REIT Subsidiary election was made).

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) there are no audits, examinations, investigations or other proceedings by any Tax authority pending or, to the Knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed, assessed or, to the Knowledge of the Company, threatened, by any Tax authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment or collection of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither the Company nor any of its Subsidiaries has entered into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)            There are no Liens for a material amount of Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(e)            Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to Section 337(d) or Section 1374 of the Code or the regulations thereunder (or any similar provisions of state, local, or foreign Tax Law), nor has the Company or any of its Subsidiaries disposed of any such asset at any time on or after January 1, 2025.

(f)            For any taxable year that remains open under applicable Law, (i) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid. To the Knowledge of the Company, no event has occurred, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any its Subsidiaries.

(g)            The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Tax authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)            Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling from the Internal Revenue Service, or a material ruling from any other Tax authority, or has entered into any written agreement with a Tax authority with respect to any material Taxes (other than payment in lieu of property taxes (PILOT) agreements).

(i)            Neither the Company nor any of its Subsidiaries is a party to any Tax protection, allocation or sharing agreements or similar arrangements, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax protection, sharing, or allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial contracts not primarily relating to Taxes and any agreements or arrangements solely between or among the Company and any of its Subsidiaries.

(j)            Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (or any combined, consolidated, or unitary group under state, local, or foreign Tax Law) other than any such group solely among the Company and its Subsidiaries or (ii) has any material liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.

(k)            Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l)            Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has, or has had at the close of any taxable year, any earnings and profits at the close of any taxable year attributable to any non-REIT year within the meaning of Section 857 of the Code.

(m)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 or Section 361(a) of the Code in the two years prior to the date of this Agreement.

(n)            To the Knowledge of the Company, no written claim has been made by any Tax authority in any jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax (or where no such Tax Return is filed or such Tax is not paid with respect to the operations of the Company or any of its Subsidiaries) asserting that the Company or any of its Subsidiaries is, or that the operations of the Company or any of its Subsidiaries are, or may be, subject to taxation by, or a Tax Return filing requirement in, such jurisdiction.

(o)            The Company’s aggregate tax basis in its assets exceeds its aggregate liabilities for U.S. federal income tax purposes (including its allocable share thereof under Section 752 of the Code).

(p)            Notwithstanding any other provision in this Agreement, (i) the representations and warranties in this Section 4.15 (and Section 4.2(b) and Section 4.9, to the extent related to Taxes) constitute the sole and exclusive representations and warranties of the Company and each of its Subsidiaries with respect to Taxes, (ii) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of the Company after the Closing Date, and (iii) the Company and any of its respective representatives or Affiliates make no representation or warranty with respect to Taxes of the Company or any of its Subsidiaries with respect to any period (or portion thereof) following the Closing.

4.16            Intellectual Property.

(a)            Section 4.16(a) of the Company Disclosure Letter sets forth a list of all (i) patents and patent applications, (ii) registered trademarks, service marks, trade dress, logos, slogans, brand names, trade names and corporate names and applications therefor, (iii) domain name and social media handle registrations, and (iv) copyright registrations and applications for copyright registration that, in each case, are included in the Company-Owned IP (“Registered IP”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all Registered IP is subsisting in all material respects, (B) all Registered IP that has been registered or has been issued is, to the Knowledge of the Company, valid and enforceable and (C) either the Company or a Subsidiary solely and exclusively owns, free and clear of all Liens (other than Permitted Liens) the Company-Owned IP and has a valid right to use, all other Intellectual Property used or held for use in connection with or necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted. There are no pending or, to the Knowledge of the Company, threatened, inventorship challenges, inter partes reviews, post grant reviews, covered business method patent reviews, reexaminations, cancellations, oppositions, nullity proceedings, interferences or other Proceedings against the material Company-Owned IP or the Company or any of its Subsidiaries to challenge the validity or enforceability of any material Company-Owned IP.

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) (x) the operation of the businesses of the Company and its Subsidiaries has not, since January 1, 2023, infringed or misappropriated or otherwise violated the Intellectual Property rights of any third party and (y) there are no administrative claims or Proceedings pending or threatened against the Company or any of its Subsidiaries alleging the same and (ii) no third party is engaging in any activity that infringes, misappropriates, or otherwise violates any Company-Owned IP, and no such claims are pending or threatened against any Person by the Company or any of its Subsidiaries.

(c)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of and protect the proprietary nature of each item of Company-Owned IP, including trade secrets, and to maintain in confidence information owned by another Person with respect to which the Company or any of its Subsidiaries has a confidentiality obligation.

(d)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Information Technology Systems owned, lease or used or held for use by the Company and its Subsidiaries (“Company IT Systems”) are reasonably adequate for the Company’s and its Subsidiaries’ respective businesses as currently conducted, (ii) since January 1, 2023, the Company IT Systems have not suffered a breakdown, malfunction or failure, (iii) the Company and its Subsidiaries have, at all times since January 1, 2023, maintained and implemented (x) commercially reasonable policies and procedures to protect the security and integrity of the Company IT Systems and (y) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery plans and procedures, in each case generally consistent with prevailing industry practices, and (iv) there has been no security breach or other unauthorized access to the Company IT Systems that has resulted in the unauthorized access, use, disclosure, deletion, destruction, modification, corruption or encryption of any information or data contained therein.

4.17         Data Privacy.

(a)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, at all times since January 1, 2023, the Company and its Subsidiaries and, to the Knowledge of the Company, any Person acting for or on behalf of the Company or any of its Subsidiaries: (i) have had reasonable safeguards in place designed to protect all Personal Data processed by or on behalf of or in the possession or under the control of the Company or any of its Subsidiaries against loss, theft or unauthorized disclosure; (ii) have complied with all Privacy Requirements; (iii) have not experienced any breaches involving any Personal Data in their possession or under their control; and (iv) have not received any written notice of any regulatory investigation, enforcement action or other claims relating to, or been charged with, the violation of any Privacy Requirements by the Company and its Subsidiaries and there are no facts or circumstances that could reasonably form the basis of any such regulatory investigation, enforcement action or other claim.

(b)            Since January 1, 2023, neither the Company nor any of its Subsidiaries has provided or been required by applicable Law to provide any notice to any Person in connection with an unauthorized disclosure of Personal Data.

(c)            Neither the Company nor any of its Subsidiaries is subject to any contractual requirements or other legal obligation that, following the Closing, would prohibit, in any material respect, the Company or any of its Subsidiaries from Processing such Personal Data in the manner in which such Personal Data was processed prior to the Closing. The transfer of Personal Data in connection with the transactions contemplated by this Agreement will not violate any Privacy Requirements in any material respect.

4.18         Insurance. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of all material insurance policies held by or for the benefit of the Company and its Subsidiaries (the “Insurance Policies”). The Insurance Policies provide coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and the Insurance Policies are sufficient to comply with applicable Law, all Material Contracts and all Company Ground Leases (to the extent applicable), except for any such failures to maintain such coverage or policies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all such policies have been paid in full; the limits of the Insurance Policies are fully in place without any erosion; the Company and its Subsidiaries are in compliance in all respects with the terms and conditions of all of the Insurance Policies and predecessor insurance policies, including with respect to the giving of timely and otherwise valid notice to the applicable insurer(s) of any claim, occurrence or other matter that may be covered thereunder, and there are no claims pending under any Insurance Policies or predecessor insurance policies, with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No written notice of premature cancellation, refusal of coverage, refusal to renew, termination prior to the expiration of the term thereof or material increase in premium has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

4.19         Real Property.

(a)            Section 4.19(a) of the Company Disclosure Letter contains a true, correct and complete list of all real property owned by the Company or any of its Subsidiaries (together with all of the buildings, structures, fixtures and other improvements thereon, the “Owned Real Property”) and sets forth the common street address for such Owned Real Property and the applicable owner of such Owned Real Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid fee simple title (or the jurisdictional equivalent) to the Owned Real Property, free and clear of all Liens (other than Permitted Liens).

(b)            Section 4.19(b) of the Company Disclosure Letter contains a true, correct and complete list of all real property ground leased by the Company or any of its Subsidiaries (the “Ground Leased Real Property”) and sets forth the common street address and each applicable lease, sublease, or other occupancy arrangement, whether written or oral (together with the applicable parties thereto) affecting such Ground Leased Real Property, and any amendments, guarantees, supplements or other modifications thereto (each, a “Company Ground Lease”). True, correct and complete copies of all Company Ground Leases have been made available to Parent. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Ground Lease is valid, binding and enforceable against the parties thereto. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold interest in the Ground Leased Real Property pursuant to the applicable Company Ground Lease, free and clear of all Liens (except Permitted Liens), (ii) each such Company Ground Lease is in full force and effect, subject to the Bankruptcy and Equity Exception, and (iii) none of the Company or any of its Subsidiaries has received written notice, or delivered notice to any other party, of any material default, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material default, under any Company Ground Lease, other than defaults that have been cured or waived in writing or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(c)            Section 4.19(c) of the Company Disclosure Letter contains a true, correct and complete list of all real property other than Ground Leased Real Property leased by or subleased to the Company or any of its Subsidiaries as tenant, lessee or similar party thereto (the “Space Leased Real Property” and together with the Ground Leased Real Property, the “Company Leased Real Property” and the foregoing, collectively with the Owned Real Property, the “Company Real Property”) and sets forth the common street address, unit number, and each applicable lease, sublease, or other occupancy arrangement, whether written or oral (together with the applicable parties thereto) affecting such Space Leased Real Property, and any amendments, guarantees, supplements or other modifications thereto (each a “Company Space Lease”). True, correct and complete copies of all Company Space Leases have been made available to Parent. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Space Lease is valid, binding and enforceable against the parties thereto. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold interest in the Space Leased Real Property pursuant to the applicable Company Space Lease, free and clear of all Liens (other than Permitted Liens), (ii) each Company Space Lease is in full force and effect, subject to the Bankruptcy and Equity Exception, and (iii) none of the Company or any of its Subsidiaries has received written notice, or delivered notice to any other party, of any material default, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material default, under any Company Space Lease, other than defaults that have been cured or waived in writing or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice of (and, with respect to the Company Leased Real Property, to the Knowledge of the Company, no party has received written notice of) any violation of any applicable Law affecting any portion of any of the Company Real Property issued by any Governmental Entity that has not been resolved as of the date of this Agreement and (ii) neither the Company nor any of its Subsidiaries has received written notice of, nor to the Knowledge of the Company are there, (A) any condemnation, eminent domain, rezoning or similar Proceedings that are pending with respect to any of the Company Real Property or (B) applicable zoning, building or similar Laws that, to the Knowledge of the Company, are or will be violated by the continued maintenance, operation or use of any buildings, fixtures or other improvements on any of the Company Real Property or by the continued maintenance, operation or use of any parking areas.

(e)            Neither the Company nor any of its Subsidiaries, on the one hand, nor, to the Knowledge of the Company, any other party, on the other hand, is in default under any residential lease, sublease or other occupancy agreement relating to any Company Real Property where the Company or any of its Subsidiaries is the landlord, lessor or similar party thereto (the “Residential Unit Leases” and the Company Real Property subject thereto, the “Residential Space Units”), except for defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to any non-residential lease, sublease or other occupancy agreement relating to any Company Real Property where the Company or any of its Subsidiaries is the landlord, lessor or similar party thereto (the “Commercial Space Leases”, and the Company Real Property subject thereto, the “Commercial Space Units”, and the Commercial Space Leases together with the Residential Unit Leases, the “Company Unit Leases”), the Company has made available true, correct and complete copies of all Commercial Space Leases as of the date hereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Commercial Space Lease is in full force and effect, subject to the Bankruptcy and Equity Exceptions and (ii) none of the Company or any of its Subsidiaries has received written notice, or delivered notice to any other party, of any material default, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material default, under any Commercial Space Lease, other than defaults that have been cured or waived in writing or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Unit Lease is valid, binding and enforceable against the parties thereto.

(f)             Except as set forth in any Company Space Lease, any Commercial Space Lease or any Joint Venture Agreements, to the Knowledge of the Company, there are no outstanding rights of first refusal, rights of first offer or any other option to acquire any Owned Real Property or Ground Leased Real Property (or material portion thereof or material interest therein) in favor of any third party.

(g)            Section 4.19(g) of the Company Disclosure Letter lists all material property management, development management, or construction management services agreements between the Company and a third party pursuant to which any Company Real Property is managed by such third party, and copies of each such agreement have been made available to Parent.

(h)            Section 4.19(h) of the Company Disclosure Letter lists each Prior Sale Contract since January 1, 2023. The Company has made available to Parent true, correct and complete copies of all Prior Sale Contracts. To the Knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any outstanding claims under any Prior Sale Contract except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)             Section 4.19(i) of the Company Disclosure Letter sets forth each Company Real Property that is subject to a condominium regime (the “Condominium Property”) and, except as would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its applicable Subsidiary that owns such Condominium Property is not in default of the applicable documents governing such condominium regime.

4.20         Related Party Transaction. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts or other arrangements between the Company or any of its Subsidiaries (or binding on any of their respective properties or assets), on the one hand, and any Affiliate (including any director or officer) or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders and that has not been disclosed in the Company Report (such Contracts or other arrangements, collectively, the “Related Person Agreements”).

4.21         Brokers and Finders. The Company and its Subsidiaries have not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Mergers or the other transactions contemplated by this Agreement, except that the Company has engaged Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC to act as the Company’s financial advisors in connection with the Mergers. The Company has made available to Parent accurate and complete copies of all Contracts between the Company, its Subsidiaries and Morgan Stanley & Co. LLC, and between the Company, its Subsidiaries and J.P. Morgan Securities LLC, in each case, relating to this Agreement and the transactions contemplated hereby, which agreements disclose all fees payable thereunder.

4.22         Opinions of Financial Advisors. The board of directors of the Company has received (i) the oral opinion of J.P. Morgan Securities LLC, to be subsequently confirmed by delivery of a written opinion, that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be paid to the holders of Shares in the proposed Merger is fair, from a financial point of view, to such holders and (ii) the oral opinion of Morgan Stanley & Co. LLC, to be subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than Excluded Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. An accurate and complete copy of each such written opinion will be made available to Parent solely for informational purposes and on a non-reliance basis promptly following the execution of this Agreement.

4.23         Information Supplied. The Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement to the Proxy Statement, at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Mergers will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation in this Section 4.23 is made as to statements made or incorporated by reference based on information supplied by or on behalf of Parent or the Merger Subs in writing specifically for inclusion or incorporation by reference therein.

4.24         No Other Representations and Warranties. Except for the representations and warranties of the Company Parties contained in this ARTICLE IV, or the certificate contemplated by Section 7.2(c), the Company Parties are not making and have not made, and no other Person is making or has made on behalf of the Company Parties, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby; and neither the Company Parties nor any Person on behalf of the Company Parties is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information made available to Parent or the Merger Subs in connection with the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this ARTICLE IV, or the certificate contemplated by Section 7.2(c), the Company Parties hereby disclaim all liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made available, communicated or furnished (orally or in writing, including electronically) to Parent, any Representatives of Parent or any of Parent’s Affiliates, including omissions therefrom.

Article V
Representations and Warranties of Parent and Merger Subs

Parent and the Merger Subs hereby represent and warrant to the Company Parties as follows:

5.1           Organization, Good Standing and Qualification. Each of Parent and the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the organizational documents of Parent and the Merger Subs, in each case as amended to and in effect on the date of this Agreement.

5.2           Ownership. All of the issued and outstanding equity interests and limited partnership interests of the Merger Subs are, and at the Effective Times will be, owned, directly or indirectly, by Parent. Each Merger Sub was formed solely for purposes of engaging in the transactions contemplated by this Agreement and has not conducted any business prior to the date of this Agreement and does not have any assets, liabilities or obligations of any nature other than those incident to its formation, and prior to the Effective Times will not have engaged in any business and will not have any assets, liabilities or obligations other than those arising pursuant to this Agreement and the transactions contemplated hereby, including the Mergers.

5.3           Corporate Authority; Approval. Each of Parent and the Merger Subs have all requisite power and authority and each has taken all action necessary in order to execute, deliver and, subject to obtaining the approval contemplated by Section 6.15 of this Agreement in the case of the Merger Subs, perform its obligations under this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and the Merger Subs and constitutes a valid and binding agreement of Parent and the Merger Subs, enforceable against each of Parent and the Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception. The approval and adoption of this Agreement by (a) Parent, as the sole member of Merger Sub I that is to be delivered pursuant to Section 6.15, and (b) Merger Sub I, as the general partner of Merger Sub II, in each case, is the only vote or approval required in order for the Merger Subs to execute and deliver this Agreement, to perform their obligations under this Agreement, or to consummate the transactions contemplated hereby, including the Mergers, on the terms and subject to the conditions set forth in this Agreement. No approval by the limited partners of Parent is required in order for Parent to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement.

5.4           Governmental Filings; No Violations.

(a)            Other than (i) the filing of the Articles of Merger, Company Certificate of Merger and Partnership Certificate of Merger pursuant to Section 1.3 and (ii) the necessary Consents required under the Exchange Act and the Securities Act, no filings, notices or reports are required to be made by Parent, the Merger Subs or their Subsidiaries with, nor are any Consents required to be obtained by Parent, the Merger Subs or their Subsidiaries from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and the Merger Subs or the consummation by Parent and the Merger Subs of the Mergers and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            Subject to the receipt of the consents, clearance, approval, authorizations, expirations or terminations of any waiting period and other requirements set forth in Section 5.4(a), the execution, delivery and performance of this Agreement by Parent and the Merger Subs does not, and the consummation by Parent and the Merger Subs of the Mergers and the other transactions contemplated hereby will not, (i) constitute or result in a breach or violation of, or a default under, the Organizational Documents of Parent or the Merger Subs, (ii) constitute or result in, with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien (other than applicable Permitted Liens) on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or (iii) assuming (solely with respect to performance of this Agreement and consummation of the Mergers and the other transactions contemplated hereby) the Consents referred to in Section 5.4(a) are made or obtained, conflict with or violate any Law or License to which Parent or any of its Subsidiaries is subject; except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, requirement, creation, acceleration, Lien, conflict or violation that has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

5.5           Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or the Merger Subs that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to (i) have a Parent Material Adverse Effect or (ii) affect the legality, validity or enforceability of any Financing. Neither Parent nor the Merger Subs or any of their respective Subsidiaries is a party to or subject to the provisions of any Order, award, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be likely to (i) have a Parent Material Adverse Effect or (ii) affect the legality, validity or enforceability of any Financing.

5.6           Brokers and Finders. There are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of Parent or the Merger Subs who are entitled to any brokerage fees, commissions or finders’ fees payable by the Company or any of its Affiliates or any of their respective stockholders in connection with the Mergers or the other transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or the Merger Subs.

5.7           Financial Ability.

(a)            Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company true, accurate and complete copies of:

(i)            a fully executed debt commitment letter (together with all annexes, schedules and exhibits thereto and any fee letters, closing payment letters or engagement letters related thereto collectively, the “Debt Commitment Letter” and together with the Equity Commitment Letters, the “Commitment Letters”) from the lenders party thereto (collectively, the “Lenders”) relating to the commitment of the Lenders to provide the full amount of the debt financing as set forth therein (the “Debt Financing”); provided the Debt Commitment Letter and any ancillary documents may include customary redactions related to fee amounts, other economics (other than as to the total debt quantum) or “market flex” provisions so long as such redactions do not relate to any matters or terms that would affect the conditionality, enforceability, availability or termination of the Debt Financing, and

(ii)            fully executed Equity Commitment Letters relating to the commitment of each Equity Investor, severally and not jointly, to (x) invest, or cause to be invested, directly or indirectly, in the equity capital of Parent the amount set forth in each Equity Investor’s respective Equity Commitment Letter, solely for the purpose of funding the payment of the applicable portion of the aggregate Merger Consideration, the Common Unit Merger Consideration and the Preferred Unit Merger Consideration and all other amounts payable pursuant to ARTICLE III, including any related fees, costs and expenses, and (y) provide a guarantee in respect of Parent’s payment obligations with respect to certain fees, costs and expenses hereunder, including each Equity Investor’s applicable portion of (1) the Parent Termination Fee and any Recovery Costs, in each case to the extent any such amounts become due and payable pursuant to Section 8.5(d) (Parent Termination Fee) or Section 8.5(f) (Recovery Costs), (2) the indemnification and reimbursement obligations of Parent to the extent any such amounts become due and payable pursuant to Section 6.18(i) (Financing) or Section 6.19 (Cooperation Regarding Existing Loans) and (3) any monetary damages related to, arising out of or in connection with this Agreement that Parent may become obligated to pay to the Company, in each case, on the terms and subject to the conditions and limitations set forth therein and herein (the “Equity Financing”, and together with the Debt Financing, the “Financing”). Each Equity Commitment Letter provides, and will continue to provide, that the Company is an express third-party beneficiary of the Equity Commitment Letters and is entitled to enforce such Equity Commitment Letter, and that Parent and the Equity Investors have waived any defenses to the enforceability of such third-party beneficiary rights, in each case in accordance with its terms and subject to the conditions and limitations set forth therein and in Section 9.13 (Specific Performance).

(b)           The Equity Commitment Letters are legal, valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms, subject only to the (i) conditions precedent set forth therein and (ii) Bankruptcy and Equity Exception. The Debt Commitment Letter is the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, is in full force and effect as of the date hereof, and is enforceable against Parent (and, to the Knowledge of Parent, the other parties thereto) in accordance with its terms, subject only to the Bankruptcy and Equity Exception. As of the date of this Agreement, (i) none of the Commitment Letters have been replaced or terminated and (ii) the respective commitments set forth in the Commitment Letters have not been withdrawn, rescinded, amended, restated, amended and restated or otherwise modified in any respect (and no such withdrawal, rescission, replacement or termination is contemplated (other than, in the case of the Debt Commitment Letter, any amendment to add lenders, lead arrangers, bookrunners, syndication agents or any person with similar roles or titles)). As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach by Parent or Merger Sub or a failure to satisfy a condition precedent on the part of Parent or the Merger Subs or, to the Knowledge of Parent, any other party thereto, under the terms and conditions of the Commitment Letters, that would reasonably be expected to adversely affect the availability of the Financing, other than any such default, breach or failure that has been waived by the Lenders or the Equity Investors, as the case may be, or otherwise cured by Parent or the Merger Subs to the satisfaction of the Lenders or Equity Investors, as the case may be.

(c)           Except as expressly set forth in the Commitment Letters, there are no (i) conditions precedent to the obligations of the Lenders or the Equity Investors to provide the Financing or (ii) contingencies (including any condition or contingency relating to the availability of any “market flex” provisions, if applicable) that would permit the Lenders or the Equity Investors to reduce the total amount of the Financing or impose any additional conditions precedent to the availability of the Financing. There are no side letters, agreements, arrangements or understandings to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the Financing that would reasonably be expected to adversely affect the availability of the Financing (or add (or have the effect of adding) additional conditions to funding under the applicable Commitment Letter) other than as expressly set forth in the Commitment Letters.

(d)           Assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.3, Parent will have at the Closing, after giving effect to the Commitment Letters, the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement (including, without limitation, the payoff, satisfaction and discharge or defeasance by Parent of the Existing Loan Documents and all other payments to be made by it in connection herewith).

(e)           As of the date of this Agreement, assuming the satisfaction of the conditions to Parent’s obligation to consummate the Mergers as set forth herein, Parent (both before and after giving effect to any “market flex” provisions contained in the Debt Commitment Letter, if applicable) does not have Knowledge of any (i) event that would result in any breach of, violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) by Parent or the Merger Subs under the Financing, (ii) reason that assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.3, any of the conditions to the Financing required to be satisfied by Parent or Merger Sub will not be satisfied or that the Financing will not be available on the Closing Date, or (iii) reason that Parent will not have funds otherwise available at the Closing sufficient to satisfy its obligations hereunder, including any reason to believe that any Equity Investor or any Lender will not perform their respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions. Notwithstanding anything to the contrary contained herein, in no event shall the receipt or availability of any financing by Parent or any Affiliate be a condition to any of Parent’s obligations hereunder.

(f)            Parent has fully paid (or caused to be paid) any and all commitment fees and other fees required by the Commitment Letters to be paid on or prior to the date of this Agreement and will pay in full any other commitment fees and other fees required to be paid thereunder as and when they become payable. The Equity Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Equity Financing available to Parent on the terms set forth therein. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to Parent on the terms set forth therein.

(g)           Tax Classification. Since its formation, Merger Sub II has been classified as a disregarded entity for U.S. federal income tax purposes, with Parent or one of its Affiliates treated as the owner of such entities.

5.8           Solvency. Neither Parent nor the Merger Subs is entering into this Agreement or the Financing (or any Commitment Letters related thereto) with the intent to hinder, delay or defraud either present or future creditors of Parent, the Company or any of its Subsidiaries or any other Person. As of the applicable Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement and the Commitment Letters, including the Financing and the making of the payments contemplated by this Agreement, and assuming (a) satisfaction of the conditions to Parent’s and the Merger Subs’ obligations to consummate the Mergers as set forth herein, (b) the accuracy of the representations and warranties of the Company Parties set forth herein and (c) the performance by the Company Parties of its obligations hereunder, each of Parent, the Surviving Entity and the Surviving Partnership will be Solvent.

5.9           Information Supplied. None of the information supplied or to be supplied in writing on or behalf of Parent or the Merger Subs or any of their respective Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement to the Proxy Statement, at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.10         No Other Representations and Warranties. Except for the representations and warranties of Parent and the Merger Subs contained in this ARTICLE V, or the certificate contemplated by Section 7.3(c), Parent and the Merger Subs are not making, and have not made, and no other Person is making or has made on behalf of Parent and the Merger Subs, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby; and neither Parent, the Merger Subs nor any Person on behalf of Parent or the Merger Subs is making any express or implied representation or warranty with respect to Parent and the Merger Subs or their respective businesses, or with respect to any other information made available to the Company or any of its Representatives in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof. Except for the representations and warranties expressly set forth in this ARTICLE V or the certificate contemplated by Section 7.3(c), Parent and the Merger Subs hereby disclaim all liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made available, communicated or furnished (orally or in writing, including electronically) to the Company, its Affiliates or any of its Representatives, including omissions therefrom.

5.11         Access to Information; Disclaimer. Parent and the Merger Subs each acknowledge and agree that they have conducted their own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and have not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the written representations and warranties of the Company contained in ARTICLE IV or in any document, agreement, certificate or instrument delivered in connection with this Agreement, and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the written representations and warranties set forth in ARTICLE IV or in any document, agreement, certificate or instrument delivered in connection with this Agreement, each of Parent and the Merger Subs further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and the Merger Subs hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information, that Parent and the Merger Subs are familiar with such uncertainties, that Parent and the Merger Subs have made their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and the Merger Subs will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents, Subsidiaries or other Representatives with respect thereto.

Article VI
Covenants

6.1           Interim Operations. Except (1) as required by applicable Law, (2) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (3) as expressly disclosed in Section 6.1(a) of the Company Disclosure Letter or (4) as expressly provided for in this Agreement, the Company covenants and agrees, as to itself and each of its Subsidiaries and each of the Minority Joint Ventures over which the Company or any of its Subsidiaries exercises control (but only to the extent of such control) and their respective Subsidiaries (each, a “Company Controlled Person”), that, from and after the execution of this Agreement and prior to the earlier of (x) the Effective Time or (y) the termination of this Agreement in accordance with ARTICLE VIII, (A) the Company shall, and shall cause each of its Subsidiaries and each of the Company Controlled Persons to, (I) conduct its respective business in the ordinary course of business, consistent with past practice and (II) use its commercially reasonable efforts to (i) preserve in all material respects its current relationships with Persons with which it has significant business relations and its current officers and key employees, (ii) preserve intact its current business organization, goodwill and ongoing businesses, (iii) preserve its assets and properties in good repair and condition (normal wear and tear excepted) and (iv) maintain the Company’s qualification for taxation as a REIT; provided, however, that no action that is specifically permitted by any of subclauses (a) through (u) of Section 6.1(B) shall be deemed a breach of either this clause (A) or any other subclause of Section 6.1(B), and (B) without limiting the generality of, and in furtherance of, the foregoing, the Company shall not, and shall not permit any of its Subsidiaries or any of the Company Controlled Persons to:

(a)           (i) amend the Company Charter or bylaws (or comparable Organizational Documents), whether by merger, consolidation or otherwise, (ii) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity securities (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), (iii) make, declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock or other equity securities (except for any (1) dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company, (2) regular quarterly cash dividends for the fiscal quarter ending March 31, 2026, with an anticipated declaration date on or about February 27, 2026, and an anticipated payment date on or about April 10, 2026, on the Shares in an amount not to exceed $0.08 per Share, (3) dividends or distributions on Company RSUs, Company PRSUs, and Company DSUs in each case, as and solely to the extent required by the terms of the Company Equity Plan or (4) dividends or distributions on the Partnership Units or the Company LTIP Units, in each case, as and solely to the extent expressly required by the terms of the Company Limited Partnership Agreement) or (iv) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity securities, or any securities convertible or exchangeable into or exercisable for any shares of its respective capital stock or other equity securities (other than (1) as expressly required pursuant to the terms of the Company Plans or (2) purchases, repurchases, redemptions or other acquisitions of securities of any Subsidiary of the Company by the Company or any other Subsidiary of the Company, as and to the extent expressly required by the terms of the Organizational Documents of such Subsidiary); provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(B)(a), the Company and any Subsidiary thereof shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, to the extent reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code; provided, further, that in the event the Company or any of its Subsidiaries makes, declares, sets aside or pays any dividends or distributions required for the Company to maintain its status as a REIT under the Code or avoid or reduce the imposition of any entity level income or excise Tax under the Code pursuant to the foregoing proviso (in each case, after giving effect to dividends or distributions expressly permitted by this Section 6.1(B)(a)), the Merger Consideration and the Common Unit Merger Consideration shall be decreased by an amount equal to the per share amount of any such dividend or distribution on the Shares or the Common Units, as the case may be (subject to adjustment in accordance with Section 3.4, if applicable);

(b)           merge or consolidate with any other Person (other than mergers between wholly owned Subsidiaries of the Company Partnership and other wholly owned Subsidiaries of the Company Partnership that would not prevent, materially delay or materially impair the consummation of the Mergers or the other transactions contemplated by this Agreement) or restructure, reorganize, declare for bankruptcy, dissolve or completely or partially liquidate;

(c)           incur, assume, refinance, replace, or guarantee any Indebtedness, materially amend or modify the terms of any existing Indebtedness, or issue any rights to acquire any Indebtedness, except (i) in the ordinary course of business, borrowings under the Company’s revolving credit facility as in effect as of the date hereof, including pursuant to the Company’s Existing Credit Agreement, (ii) in replacement of existing Indebtedness which has matured or is scheduled to mature, in each case, after the date of this Agreement, on prevailing market terms or on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than the Indebtedness being replaced; provided that the amount of such Indebtedness shall not exceed the principal amount of such existing Indebtedness being replaced plus the amount of accrued interest and fees and expenses incurred in connection therewith, (iii) guarantees or credit support of the obligations of any Subsidiary of the Company provided in the ordinary course of business in respect of any Indebtedness that is in existence on the date of this Agreement or is incurred after the date of this Agreement in compliance with clause (i) of this Section 6.1(c), (iv) repayments under the Company’s revolving credit facility as in effect as of the date hereof, including under the Company’s Existing Credit Agreement, in the ordinary course of business consistent with past practice, or mandatory payments under the terms of any Indebtedness in accordance with its terms, (v) inter-company Indebtedness among the Company and its wholly owned Subsidiaries, (vi) (A) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (B) overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business or (vii) hedging in compliance with the hedging strategy of the Company as of the date of this Agreement in the ordinary course of business and not for speculative purposes;

(d)           except (x) as required to comply with applicable health and safety Laws, (y) on an emergency basis for the safety of individuals, assets or the environment in respect of any emergency that is actively and imminently occurring (provided that the Company promptly notifies Parent of such emergency and any actions taken in connection therewith) and only for so long as such emergency exists, or (z) in the ordinary course of business consistent with past practice, make or commit to any capital expenditures, other than such expenditures which do not exceed (i) 125% of the capital expenditures allocated to any individual line item or (ii) 115% of the aggregate capital expenditures for all Company Real Property, in each case, in the capital expenditure budget of the Company and its Subsidiaries for the Company Real Properties through December 31, 2026 (as set forth on Section 6.1(d) of the Company Disclosure Letter);

(e)            continue to carry out, initiate or expand any construction or renovation projects (including entering into, renewing or amending any related Contracts, or making or committing to any capital expenditures in connection therewith) at any Company Real Property set forth in Section 6.1(e) of the Company Disclosure Letter;

(f)            except as required by (x) applicable Law, (y) the terms of this Agreement or (z) pursuant to any Company Plan listed in Section 4.9(a) of the Company Disclosure Letter, (i) grant any increase in or accelerate in any manner (or agree to grant any increase in or accelerate in any manner) the compensation or benefits paid or provided to any Company Service Provider, other than in the ordinary course of business with respect to any employee, consultant, or other individual service provider with an annual base compensation no greater than $150,000, (ii) enter into any new employment, consulting, change of control, retention, severance, termination or separation agreement with, or grant any rights to change of control, transaction bonus, retention bonus, severance or termination pay to, any Company Service Provider, (iii) except as otherwise permitted by Section 6.1 of this Agreement, enter into or adopt any new Company Plan, or materially amend or terminate any existing Company Plan, (iv) hire or terminate any Company Service Provider, other than in the ordinary course of business or for cause with respect to any employee, consultant or other individual service provider with an annual base compensation no greater than $150,000, (v) affirmatively or expressly waive or release any noncompetition, non-solicitation, non-disclosure, non-interference, non-disparagement or similar restrictive covenant obligation of any Company Service Provider, (vi) negotiate, enter into, modify, extend, amend, or terminate any Labor Agreement or recognize or certify any labor union, works council, labor organization, other employee representative or group of employees as the bargaining representative for any employees or (vii) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, or other workforce actions that would trigger the requirements of the WARN Act;

(g)           except as required by the terms of any Company Equity Plan, (i) accelerate, amend or change the period of exercisability or vesting of any Company Stock Options, Company RSUs, Company PRSUs, Company OPRSUs and Company DSUs or other rights granted under the Company Equity Plans, or (ii) amend or change any other terms of such Company Stock Options, Company RSUs, Company PRSUs, Company OPRSUs and Company DSUs;

(h)           transfer, lease, license, sell, assign, mortgage, pledge, place or permit to exist a Lien (other than a Permitted Lien) upon or otherwise dispose of any properties or assets (including any Company Real Property) or capital stock or other equity interests in any of the Minority Joint Ventures (but not any other capital stock or other equity interests in any other Subsidiary (which is governed by Section 6.1(i))), (but excluding any Intellectual Property, which is governed by Section 6.1(q)), other than (i) transactions among the Company and its wholly owned Subsidiaries or (ii) pursuant to residential leases for multi-family housing on the forms used by the Company immediately prior to the date of this Agreement and entered into in the ordinary course of business consistent with past practice;

(i)            (i) issue, deliver, sell, grant, transfer, pledge or otherwise dispose of, or place or permit to exist a Lien (other than a Permitted Lien) upon or otherwise encumber, or authorize the issuance, delivery, sale, grant, transfer, pledge, Lien or encumbrance of, any shares of its capital stock or other equity or voting securities, or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire (or any rights linked to the value of), any Shares or any other equity or voting interests in the Company, or any of its Subsidiaries or any Company Controlled Persons (including any award under the Company Equity Plans), or (ii) enter into any Contract with respect to the sale, registration or voting of the Shares or any other equity or voting interests in the Company, or any of its Subsidiaries or any Company Controlled Persons (including forward equity sales), except (A) for any issuances of Shares pursuant to the exercise of Company Stock Options or pursuant to the vesting or settlement of Company RSUs, Company PRSUs, Company OPRSUs and Company DSUs, in each case, outstanding as of the date of this Agreement, (B) by wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company and (C) for any issuance as necessary to effect the redemption of any Common Units for Shares or the conversion of (1) any Common Units into Shares or (2) any Company LTIP Units or Preferred Units into Common Units, in each case, in accordance with the terms of the Company Limited Partnership Agreement;

(j)            other than (i) pursuant to existing contractual obligations of the Company or any of its Subsidiaries set forth in Section 6.1(B)(j) of the Company Disclosure Letter, or (ii) acquisitions of personal property or equipment in the ordinary course of business for a purchase price not in excess of $2,000,000 in the aggregate, acquire, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition) any interest in any Person (or equity interests thereof) or any assets, real property, personal property, equipment, business or other rights of a Person;

(k)           make any material change (i) to its methods, principles or procedures of accounting in effect as of December 31, 2024, or (ii) with respect to its financial accounting policies or procedures, in each case, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(l)            enter into any new line of business;

(m)          other than (x) in the ordinary course of business and not exceeding $1,000,000 individually or $2,500,000 in the aggregate or (y) to the extent arising under any contractual obligation existing on the date hereof, make any loans, advances or capital contributions to, or investments in, any Person (including to any of its Affiliates, officers, directors, employees, consultants or agents), other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company;

(n)           except in connection with the matters permitted under the provisions of this Section 6.1(B), (i) amend or modify in any material respect, or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract, Company Space Lease or Commercial Space Lease, or waive, release, exercise or assign any material rights, claims or benefits under, renew (other than, in each case, a renewal pursuant to its terms), permit to lapse or expire, or modify, in each case in any material respect, any Material Contract, Company Space Lease or Commercial Space Lease, (ii) enter into any Contract that would have been a Material Contract, Company Space Lease or Commercial Space Lease had it been entered into prior to the date of this Agreement, or (iii) take or consent to the taking of any “major decision” or substantially equivalent term under any of the Joint Venture Agreements; provided that the foregoing shall not prohibit or restrict the ability of the Company or its Subsidiaries or any Company Controlled Persons to take any action described in this Section 6.1(B)(n) with respect to Contracts between the Company and one or more of its wholly owned Subsidiaries;

(o)           settle, release, waive or compromise any pending or threatened Proceedings before or threatened to be brought before a Governmental Entity, other than settlements if (i) the amount of any such settlement is not in excess of $500,000 individually or $2,500,000 in the aggregate (in each case in excess of amounts available under the Company’s applicable property-level insurance policy) and (ii) such settlement does not (A) involve the imposition of injunctive relief against the Company or any of its Affiliates or (B) provide for any admission of liability by the Company or any of its Subsidiaries or any Company Controlled Persons (excluding, in each case, any such matter related to Taxes, which shall be covered by Section 6.1(B)(p));

(p)           other than (i) as required by applicable Law or (ii) to the extent reasonably necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, (A) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause the Company to fail to qualify for taxation as a REIT, (B) make or change any material Tax election, (C) adopt or change any Tax accounting period or material method of Tax accounting, (D) file any amended Tax Return, if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company, any of its Subsidiaries or any Company Controlled Persons, (E) settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, (F) enter into any closing or similar agreement with any Tax authority, (G) surrender any right to claim a material refund of Taxes or (H) except in the ordinary course of business, agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes, to the extent such action would reasonably be expected to materially increase the Taxes payable by the Company or any of its Subsidiaries (or by Parent or either Merger Sub or their direct or indirect owners after the Closing);

(q)           other than in the ordinary course of business consistent with past practice, (i) abandon, disclaim, dedicate to the public, sell, assign, transfer or grant any Lien (other than a Permitted Lien) upon, to or under any Company-Owned IP (other than immaterial or obsolete Intellectual Property), including failing to perform (or cause to be performed) all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees to maintain the Company-Owned IP, (ii) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company-Owned IP (other than non-exclusive licenses granted to vendors, suppliers, customers or end users in the ordinary course of business), or (iii) knowingly disclose any material trade secrets of the Company or any of its Subsidiaries (other than to a Person bound by adequate confidentiality obligations);

(r)            adopt or implement any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(s)            fail to renew, or materially modify or reduce, the insurance coverage provided by the Insurance Policies as of the date of this Agreement;

(t)            solely with respect to the Company, convene any regular or special meeting (or any adjournment or postponement thereof) of its stockholders other than a stockholder meeting to adopt this Agreement and approve the Mergers; or

(u)           agree, resolve or commit to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement but subject to the proviso in Section 6.1(B)(a) with respect to the reduction of the Merger Consideration and Common Unit Merger Consideration, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the board of directors of the Company, and upon the advice of counsel to the Company, and prior written notification to, and good faith consultation with, Parent, is reasonably necessary or prudent for the Company to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Partnership Merger Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise; provided that, prior to taking any such action, the Company reasonably cooperates with Parent to mitigate any adverse effect on Parent, the Equity Investors or their respective Affiliates of the taking of such action.

6.2           Acquisition Proposals.

(a)            No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2, from the date of this Agreement until the Effective Time (or, if earlier, the valid termination of this Agreement in accordance with ARTICLE VIII), each of the Company and the Company Partnership shall not, and shall cause their respective Subsidiaries and each of its and their respective directors and officers not to, and shall direct its and their other Representatives not to, directly or indirectly:

(i)             solicit, initiate, seek, knowingly encourage or knowingly facilitate any Acquisition Proposal or any inquiry, discussion, request or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (an “Inquiry”) (including by approving any transaction, or approving any Person acquiring Shares in excess of the “Ownership Limit” (as defined in the Company Charter));

(ii)            enter into, continue, or otherwise participate in any discussions or negotiations with any Person that makes an Inquiry or an Acquisition Proposal regarding any Inquiry or Acquisition Proposal (other than to inform such Person of this Section 6.2(a));

(iii)            provide any non-public information concerning the Company or any of its Subsidiaries or afford access to the books and records, officers or employees of the Company or any of its Subsidiaries to any Person in connection with any Inquiry or Acquisition Proposal;

(iv)            approve or recommend any Acquisition Proposal;

(v)            approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, option agreement or other definitive agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or that would reasonably be expected to lead to an Acquisition Proposal or require the Company or the Company Partnership to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, including the Mergers (an “Alternative Acquisition Agreement”); or

(vi)            resolve, propose or agree to do any of the foregoing.

Immediately following the execution of this Agreement (except with respect to clause (iii) of this sentence, which shall occur within forty-eight (48) hours of the execution of this Agreement), each of the Company and the Company Partnership shall, and shall cause their respective Subsidiaries and its and their respective directors and officers to, and direct its and their other Representatives to, immediately (i) cease and cause to be terminated any solicitation, discussions or negotiations with any Person (other than Parent and the Merger Subs, and their respective Representatives) conducted heretofore with respect to any Inquiry or Acquisition Proposal, (ii) terminate all physical and electronic data room access granted to any Person (other than Parent, the Merger Subs, their respective Affiliates, the Debt Financing Sources, the Equity Investors and their respective Representatives) in connection with the transactions contemplated hereby or any Acquisition Proposal and (iii) request that each Person (other than Parent, the Merger Subs, the Equity Investors and their respective Representatives) that has previously executed a confidentiality agreement in the last twelve (12) months prior to the date of this Agreement and relating to an Inquiry or Acquisition Proposal promptly return to the Company or destroy all non-public information previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company, the Company Partnership or their respective Representatives in accordance with the terms of such confidentiality agreement. Each of the Company and the Company Partnership shall not, and shall cause its Subsidiaries not to, release any Person from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to an Acquisition Proposal or Inquiry that would reasonably be expected to lead to an Acquisition Proposal or similar matter in any Contract to which the Company or any of its Subsidiaries is a party; provided that nothing in this Agreement shall restrict the Company from (x) permitting a Person to request a limited waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent necessary to permit such Person to make a non-public Acquisition Proposal to the board of directors of the Company, in each case, solely to the extent the board of directors of the Company determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the Company directors’ duties under applicable Law or (y) informing any Person that makes an Inquiry or an Acquisition Proposal of the terms of this Section 6.2. The Company agrees that all references to the Company or the board of directors of the Company in this Section 6.2 shall include its Representatives, all references to the Company in this Section 6.2, shall include the board of the directors of the Company and any breach of this Section 6.2 by the board of directors of the Company or any Representatives of the Company will be deemed to be a breach of this Agreement by the Company.

(b)            Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in this Section 6.2, but subject to compliance with the other provisions in this Section 6.2, prior to the time that the Company Requisite Vote is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal made after the date of this Agreement and that did not result from a breach of this Section 6.2, (i) contact and engage in discussions with the Person who made such Acquisition Proposal and such Person’s Representatives to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing so as, in each case, to permit the Company to determine whether such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal or to notify such Person and such Person’s Representatives of the provisions of Section 6.2(a), (ii) provide access to non-public information regarding the Company or any of its Subsidiaries to such Person who made such Acquisition Proposal and such Person’s Representatives; provided that such information has previously been made available to Parent or is provided to Parent promptly (and in any event within twenty-four (24) hours) following the time such information is made available to such Person and that, prior to furnishing any such information, the Company receives from such Person making such Acquisition Proposal an Acceptable Confidentiality Agreement and (iii) pursuant to the terms of an Acceptable Confidentiality Agreement, engage or participate in any discussions or negotiations with any such Person and such Person’s Representatives regarding such Acquisition Proposal if, and only if, prior to taking any action described in clause (i), (ii) or (iii) above, the Company’s board of directors determines in good faith after consultation with its financial advisors and outside legal counsel that (A) such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the Company directors’ duties under applicable Law. The parties hereto acknowledge and agree that a factually accurate public announcement by the Company or the board of directors of the Company (or a committee thereof) that (A) describes the Company’s receipt of an Acquisition Proposal, (B) identifies the Person or group making such Acquisition Proposal, (C) provides the material terms of such Acquisition Proposal, or (D) describes the operation of this Agreement with respect to an Acquisition Proposal shall not constitute a Change in Recommendation or otherwise, in and of itself, constitute a basis for Parent to terminate this Agreement pursuant to Section 8.4(b).

(c)            Notice. From the date of this Agreement until the Effective Time (or, if earlier, the valid termination of this Agreement in accordance with ARTICLE VIII), the Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if (i) any written or other bona fide Acquisition Proposal or Inquiry is received by the Company, the Company Partnership or any of their Representatives, (ii) any non-public information is requested or provided in connection with any Acquisition Proposal from the Company or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with the Company, the Company Partnership or their respective Representatives, including in such written notice, the material terms and conditions of any such Acquisition Proposal or Inquiry and the identity of the Person or group (as defined in or under Section 13 of the Exchange Act) making such Acquisition Proposal or Inquiry, and thereafter, the Company shall keep Parent reasonably informed, on a reasonably current basis, of any material changes, developments, discussions or negotiations, whether written or oral, regarding any such Acquisition Proposal or such Inquiry and of the status of such Acquisition Proposal or such Inquiry (including delivery to Parent within twenty-four (24) hours of copies of any written documentation related thereto delivered by or on behalf of such Person or group in connection with such Acquisition Proposals or Inquiries). Each of the Company and the Company Partnership agrees that none of the Company, the Company Partnership or any of their Subsidiaries will enter into any confidentiality or similar agreement with any Person subsequent to the date hereof which prohibits any of the Company, the Company Partnership or any of their Subsidiaries from providing any information required to be provided to Parent hereunder within the time periods contemplated hereby.

(d)            No Change in Recommendation or Alternative Acquisition Agreement. Except as provided in Section 6.2(e) and Section 6.2(f), the Company’s board of directors shall not (i) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) authorize, endorse, adopt, or approve, recommend or otherwise declare advisable, or publicly propose to authorize, endorse, adopt, approve, recommend or otherwise declare advisable any Acquisition Proposal or Alternative Acquisition Agreement, (iv) if any Acquisition Proposal (other than an Acquisition Proposal in the circumstances described in clause (v)) has been made public, fail to publicly affirm or reaffirm the Company Recommendation upon request of Parent within five (5) Business Days after the date an Acquisition Proposal shall have been publicly announced (or if the Company Stockholders Meeting is scheduled to be held within five (5) Business Days from the date an Acquisition Proposal is publicly announced, promptly and in any event prior to the date on which the Company Stockholders Meeting is scheduled to be held), (v) fail to publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement of such tender or exchange offer (each of the actions described in clauses (i) through (v) of this Section 6.2(d), a “Change in Recommendation”), or (vi) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement relating to any Acquisition Proposal.

(e)            Superior Proposal Exception to Change in Recommendation Provision or Entry into an Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in Section 6.2(d), following receipt of an unsolicited bona fide written Acquisition Proposal by the Company at any time after the date of this Agreement that the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, the Company’s board of directors may, at any time prior to the time the Company Requisite Vote is obtained, make a Change in Recommendation or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i)             the Company shall have (A) provided to Parent prior written notice (the “Notice of Change in Recommendation”), which shall state expressly (1) that the Company has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted, true and complete copy of the Alternative Acquisition Agreement and all other documents or written proposals or offers related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new Notice of Change in Recommendation and the Company shall be required to comply again with the requirements of this Section 6.2(e)(i)); provided, however, that the Notice of Change Period (as defined below) shall be reduced to three (3) Business Days following receipt by Parent of any such new Notice of Change in Recommendation and ending at 11:59 p.m., Eastern Time, on such third (3rd) Business Day, and (3) that, subject to clause (ii) below, the Company’s board of directors has determined to make a Change in Recommendation or to terminate this Agreement in accordance with Section 8.3(b) (specifying the action it intends to take) in order to enter into the Alternative Acquisition Agreement, as applicable and (B) prior to making such a Change in Recommendation or terminating this Agreement in accordance with Section 8.3(b), as applicable, made its Representatives reasonably available for the purpose of engaging in negotiations and shall have negotiated, and shall have directed its Representatives to negotiate, in good faith with Parent (to the extent Parent wishes to negotiate) during the four (4) Business Day period following Parent’s receipt of the Notice of Change in Recommendation and ending at 11:59 p.m., Eastern Time, on such fourth (4th) Business Day (the “Notice of Change Period”) regarding any adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute a Superior Proposal; and

(ii)            after the expiration of the Notice of Change Period, the Company’s board of directors shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel and taking into account any revised terms committed to in writing by Parent, Superior Proposal that gave rise to the Change in Recommendation continues to constitute a Superior Proposal and that the failure to make such Change in Recommendation or to so terminate this Agreement in accordance with Section 8.3(b), as applicable, would reasonably be expected to be inconsistent with the directors’ duties under applicable Law.

(f)            Intervening Event Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 6.2(d), upon the occurrence of any Intervening Event, the Company’s board of directors may, at any time prior to the time the Company Requisite Vote is obtained, make a Change in Recommendation if all of the following conditions are met:

(i)              the Company shall have (A) provided to Parent a Notice of Change in Recommendation, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Change in Recommendation and (2) state expressly that, subject to clause (ii) below, the Company’s board of directors has determined to make a Change in Recommendation and (B) prior to making such a Change in Recommendation, the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations and shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent (to the extent Parent wishes to negotiate) during the Notice of Change Period regarding any adjustments to the terms and conditions of this Agreement in order to obviate the need to make a Change in Recommendation in response to the Intervening Event; and

(ii)             the Company’s board of directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that in light of such Intervening Event, and taking into account any revised terms committed to in writing by Parent, the failure to make a Change in Recommendation would reasonably be expected to be inconsistent with the directors’ duties under applicable Law.

(g)           Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall prohibit the Company or the Company’s board of directors from (i) disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, making a statement contemplated by Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any “stop, look and listen” statement to the stockholders of the Company pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if the Company’s board of directors reasonably determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the directors’ duties under applicable Law or violate applicable Law; provided, however, that the Company’s board of directors (or any authorized committee thereof) shall not make a Change in Recommendation except in accordance with Section 6.2(e) and Section 6.2(f); provided, further, that neither the Company nor the Company’s board of directors (or any authorized committee thereof) shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal or otherwise effect a Change in Recommendation with respect thereto, except as permitted by Section 6.2(e) and Section 6.2(f).

6.3           Proxy Statement; Information Supplied.

(a)           As promptly as reasonably practicable following the date hereof the Company shall prepare and, after reasonable review and comment thereon by Parent in accordance with Section 6.3(b), file within thirty (30) days after the date of this Agreement (or if such thirtieth (30th) day is not a Business Day, the next succeeding Business Day), with the SEC a proxy statement on Schedule 14A (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) in preliminary form relating to the Company Stockholders Meeting. The Company and Parent shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to any comments received on the Proxy Statement from the SEC or the staff of the SEC (the “Staff”), and the Company shall cause the definitive Proxy Statement to be mailed to its stockholders as of the record date for notice established for the Company Stockholders Meeting as promptly as reasonably practicable after the date of this Agreement, and in no event more than ten (10) Business Days after the date on which the SEC or the Staff advises that it has no further comments on the Proxy Statement (the “Clearance Date”); provided that if the SEC or its Staff has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then the eleventh (11th) calendar day after the initial filing shall be the Clearance Date.

(b)           No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon (other than any filing, amendment or supplement in connection with a Change in Recommendation) and the Company shall consider Parent’s comments in good faith. The Company shall promptly provide Parent with copies of all such filings, amendments or supplements to the extent not readily publicly available. Parent shall (i) furnish all information reasonably necessary or advisable to be included in the Proxy Statement concerning it and its Affiliates to the Company, (ii) provide such other reasonable assistance as may be reasonably requested by the Company in connection with the preparation of information to be included therein and (iii) otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments received from the SEC. If at any time prior to the receipt of the Company Requisite Vote, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent and such information is required to be set forth in an amendment or supplement to the Proxy Statement such that the Proxy Statement would not (A) include any misstatement of a material fact or (B) omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (x) the party that makes such discovery shall promptly notify the other parties and (y) the Company shall prepare (with Parent’s reasonable assistance) and file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the Staff or of any request by the SEC or the Staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the Staff, on the other hand, with respect to the Proxy Statement or the Merger. No response to any comments from the SEC or the Staff relating to the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon, unless made pursuant to a telephone call initiated by the SEC, and the Company shall consider Parent’s comments in good faith. The information supplied by the Company or Parent, as applicable, for inclusion or incorporation by reference in the Proxy Statement will not, on the date it is first mailed to its stockholders and at the time of the Company Stockholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

6.4           Company Stockholders Meeting.

(a)           The Company shall take all actions reasonably necessary, as promptly as reasonably practicable, in accordance with applicable Law and the Company Charter and Company Bylaws, (i) establish a record date for and give notice of a meeting of holders of Shares for the purpose of considering and voting upon the approval of the Merger and the other transactions contemplated by this Agreement (including any postponement or adjournment thereof, the “Company Stockholders Meeting”) and (ii) after the Clearance Date, duly call, convene and hold the Company Stockholders Meeting. Subject to the provisions of Section 6.2, the Company’s board of directors shall (i) include the Company Recommendation in the Proxy Statement, (ii) recommend at the Company Stockholders Meeting that the holders of Shares approve the Merger and the other transactions contemplated by this Agreement and (iii) use its reasonable best efforts to obtain and solicit such approval. The Company shall keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to holders of Shares. Notwithstanding the foregoing, the Company may postpone, recess or adjourn the Company Stockholders Meeting: (A) with the consent of Parent, (B) to solicit additional proxies for the purpose of obtaining the Company Requisite Vote if the Company will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present, (C) if the Company will not have enough Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, (D) if a postponement or adjournment is required by Law, or (E) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company board of directors has determined in good faith, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Shares prior to the Company Stockholders Meeting; provided, however, that, Parent shall be consulted in advance regarding any postponement, recess or adjournment in the case of clauses (B)-(E) and, without the prior written consent of Parent, the Company Stockholders Meeting shall not be postponed, recessed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any postponements, recesses or adjournments required by applicable Law) or (ii) more than ninety (90) days from the record date for the Company Stockholders Meeting; provided, further, that, except as required under applicable Law, the Company Stockholders Meeting may not be postponed, recessed or adjourned on the date the Company Stockholders Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of Shares, which have not been withdrawn, such that the Company Requisite Vote would be obtained at such meeting.

(b)           Notwithstanding any Change in Recommendation, the Company shall nonetheless submit the Merger and the other transactions contemplated by this Agreement to the holders of Shares for approval at the Company Stockholders Meeting unless this Agreement is terminated in accordance with ARTICLE VIII prior to the Company Stockholders Meeting. Further, the obligations of the Company with respect to calling, giving notice of, convening and holding the Company Stockholders Meeting and mailing the Proxy Statement (and any amendment or supplement thereto that may be required by Law) to the holders of Shares shall not be affected by any Change in Recommendation unless this Agreement is terminated in accordance with ARTICLE VIII.

(c)           Notwithstanding anything herein to the contrary, without the prior written consent of Parent, (i) the approval of the Merger shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the stockholders of the Company in connection with this Agreement or the approval of the Merger) that the Company shall propose to be acted on by the holders of Shares at the Company Stockholders Meeting and (ii) the Company shall not submit to the vote of the holders of Shares any competing Acquisition Proposal.

6.5           Filings; Other Actions; Notification and Cooperation.

(a)           The Company and Parent shall, cooperate with each other and use, and shall cause their respective Subsidiaries and Affiliates to use, their respective reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as expeditiously as possible and in no event later than the Termination Date, including (i) as promptly as practicable, preparing and filing all documentation to effect all necessary notices, reports, information and other filings required to be filed with any Governmental Entity with respect to the transactions contemplated hereby and to obtain as expeditiously as possible all Consents in order to consummate the Mergers, (ii) satisfying the conditions to consummating the Mergers, (iii) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Mergers and (iv) executing and delivering any reasonable additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b)           None of the parties hereto, shall take, cause or permit to be taken, or omit to take, any action which such party reasonably expects is likely to materially delay or prevent consummation of the contemplated transactions, unless otherwise agreed to by the parties. In furtherance of the foregoing, from the date of this Agreement until the Effective Time (or, if earlier, the valid termination of this Agreement in accordance with ARTICLE VIII), Parent shall not, directly or indirectly (but subject in all respects to the immediately preceding sentence) acquire or agree to acquire, by merger or consolidation with, or by purchasing the assets of or equity in, any Person (a “Specified Acquisition”), if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition would reasonably be expected to prevent or delay Closing past the Termination Date.

(c)           Parent and the Company shall cooperate with respect to the Antitrust Laws and shall have joint decision making authority with respect to the appropriate course of action with respect to obtaining any applicable Consents required to consummate the Mergers prior to the Termination Date. No party hereto or its counsel shall independently participate in any substantive call or meeting relating to the Antitrust Laws with any Governmental Entity in respect of such filings, investigation or other inquiry without first giving the other party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate. In furtherance of the foregoing and to the extent permitted by applicable Law, (i) each party shall notify the other of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 6.5, (ii) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (iii) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, or a summary of any oral communication and (iv) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Mergers, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. In exercising the foregoing cooperation rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 6.5 may be reasonably redacted as necessary to address reasonable privilege concerns or to comply with contractual arrangements or applicable Law. It is understood that Parent and the Merger Subs shall be deemed a single party and that the Company Parties shall be deemed a single party, in each case, for purposes of this Section 6.5(c).

(d)           In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, Parent, including its Subsidiaries and Affiliates, shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with any applicable Antitrust Laws with respect to the transactions contemplated hereby and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or Proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby. For the purposes of this Section 6.5, “reasonable best efforts” shall include taking any and all actions (such actions, the “Regulatory Actions”) necessary to eliminate each and every impediment under any Law that may be asserted by any Governmental Entity and obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Mergers and the other transactions contemplated hereby as expeditiously as possible, and in no event later than the Termination Date, including (i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the businesses, assets, products, product lines, services or equity interests of the Company or Parent or the Company’s Subsidiaries or Affiliates, (ii) creating, terminating, or amending any existing or new relationships, ventures, contractual rights or obligations of Parent, the Company or the Company’s Subsidiaries or Affiliates, (iii) otherwise taking or committing to take any action that would limit Parent’s freedom of action with respect to the operation of, or its ability to retain or hold, directly or indirectly, any businesses, assets, products, product lines, services or equity interests of Parent or the Company (including any of the Company’s Subsidiaries or Affiliates); provided that such Regulatory Actions shall be conditioned upon and become effective only from and after the Effective Time. Nothing in this Section 6.5 or any other provision of this Agreement shall require Parent, the Merger Subs, the Equity Investors, or any of their respective Affiliates, to take, or agree to take, any action with respect to any of their respective direct or indirect portfolio companies (as such term is commonly understood in the private equity industry) or any investment funds or vehicles affiliated with, or managed or advised by, one or more Affiliates of Parent, the Merger Subs or the Equity Investors, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom or action with respect to any assets, rights, businesses, operations or interest therein, of any such portfolio companies or investment funds or vehicles. Without limiting the foregoing, (i) in no event shall Parent, the Merger Subs or the Equity Investors, or any of their respective Affiliates, be required to proffer and consent and/or agree to any Order or other agreement providing for the sale, divesture, or other disposition, contemporaneously with or subsequent to the Effective Time, of any property or properties of the Company or its Subsidiaries, or effect any such sale, divestiture, or other disposition of any property or properties of the Company or its Subsidiaries and (ii) the entry by any Governmental Entity in any Proceeding of an Order permitting the consummation of the Mergers or any other transaction contemplated by this Agreement but requiring any of the properties of the Company or its Subsidiaries to be sold, divested or disposed of thereafter shall not be deemed a failure to satisfy any condition specified in ARTICLE VII.

(e)           Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, Affiliates, directors, officers and stockholders and such other matters as may be reasonably requested by the other party that is necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

(f)            Status. The Company and Parent shall keep each other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of any notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates from any third party or any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement, other than immaterial communications.

(g)           Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Mergers and the other transactions contemplated by this Agreement, (i) without the prior written consent of Parent, none of the Company or any of its Subsidiaries or Representatives shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person and (ii) none of Parent or Merger Subs or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person other than (x) payments required under any Contract and (y) de minimis amounts.

6.6           Access; Consultation.

(a)            From the date of this Agreement until the Effective Time (or, if earlier, the valid termination of this Agreement in accordance with ARTICLE VIII), (i) upon reasonable advance notice (and in any event not less than twenty-four (24) hours’ notice), the Company shall, and shall cause its Subsidiaries and each of its and their respective directors, officers and employees to, and direct its and their other Representatives to, (x) afford Parent and its Representatives reasonable access, during normal business hours, to the Company’s and its Subsidiaries’ properties, offices, personnel, assets, books and records, (y) make the Company and its Subsidiaries’ employees available for, and provide Parent and its Representatives the opportunity to conduct, pre-employment interviews by Parent and its Representatives regarding their continuing employment (if any) in accordance with the terms of Section 6.9(a) herein and (z) furnish promptly to Parent all information concerning the Company’s or any of its Subsidiaries’ capital stock, business, real properties (and their operations) and personnel (including information regarding personnel changes) as may reasonably be requested by Parent, solely in connection with consummating the Mergers and the other transactions contemplated by this Agreement; (ii) subject to reasonable prior written notification to the Company, Parent and its Representatives shall be entitled to contact, make information requests from and communicate with (1) applicable Governmental Entities to obtain or access any files or information related to Company Real Property and/or their operations (and the Company shall (and shall cause its Subsidiaries and its and their respective directors, officers, employees and lenders to) reasonably assist Parent in making any such communications and information requests), (2) the existing lenders to the Company or its Subsidiaries and (3) third parties that are party to any joint venture or partnership agreement with the Company or its Subsidiaries, provided that the Company shall be permitted to participate in any meetings with such third parties; and (iii) with respect to the properties set forth on Section 6.6 of the Company Disclosure Letter (collectively, the “Specified Properties”), afford Parent and its Representatives (A) reasonable access during normal business hours (and, upon reasonable advance notice of not less than twenty-four (24) hours, outside of normal business hours) to the Specified Properties and all buildings, structures, improvements, and equipment located thereon; (B) the right to conduct, at Parent’s sole cost and expense, such physical inspections, walkthroughs, assessments, appraisals, surveys, and other due diligence activities with respect to the Specified Properties as Parent or its Representatives may reasonably request; (C) access to, and the right to copy, all leases, service contracts, rent rolls, maintenance records, environmental reports, title documents, surveys, zoning materials, permits, licenses, certificates of occupancy, and other property-level documents and records relating to the Specified Properties, in each case to the extent in the Company’s or its Subsidiaries’ possession or reasonably available to them; and (D) reasonable cooperation in facilitating meetings and communications between Parent or its Representatives and property-level employees, managers, brokers, tenants, lenders, and other third parties having material business or service relationships relating to the Specified Properties, in each case subject to reasonable prior written notification to the Company and the Company’s right to participate in any such meetings or communications; provided, that the Company shall not be required to provide any access or information to the extent that such access or information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or except as expressly provided in Section 6.2, any Acquisition Proposal or Change in Recommendation; provided, further, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company Parties or limit or otherwise affect the rights or remedies of the parties hereto; and provided, further, that neither Parent nor any of its Representatives shall be permitted access to such properties in connection with any subsurface invasive environmental sampling or investigation, and the foregoing shall not require the Company to disclose any information pursuant to this Section 6.6, (provided the Company informs Parent of the basis of such non-disclosure) to the extent that such disclosure would (I) in the reasonable good faith judgment of the Company, violate any applicable Law, (II) in the reasonable good faith judgment of the Company, violate confidentiality obligations to a third party pursuant to a Contract that is binding on the Company or any of its Subsidiaries or (III) result in the waiver or loss of attorney-client privilege, work product doctrine or any other legal privilege; provided, however, that with respect to the foregoing clauses (I) through (III) of this Section 6.6(a), the Company shall and shall cause its Subsidiaries and each of its and their respective directors, officers and employees to, and direct its other Representatives to, use its commercially reasonable efforts to allow for such access or disclosure without violating such clauses (I) through (III) of this Section 6.6(a), including to (1) obtain the required consent of any such third party to provide such disclosure or access, (2) develop an alternative to providing such information so as to not violate clauses (I) through (III) of this Section 6.6(a) or (3) implement appropriate and mutually agreeable measures to permit the disclosure or access of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided. Any investigation pursuant to this Section 6.6 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company.

(b)           The Company may, as it deems, in good faith and after consultation with outside counsel, advisable and necessary to comply with applicable Law, designate competitively sensitive material as “Outside Counsel Only Material” and such materials and the information contained therein shall be given only to the outside counsel of the recipient, pursuant to the terms of an agreement with respect thereto on terms that are reasonably acceptable to the Company and Parent pursuant to which, except as otherwise set forth in such agreement, such information shall not be disclosed by such outside counsel to any Representatives of the recipient without the express prior permission of the Company or its legal counsel, and shall be subject to any additional confidentiality or joint defense agreement between the parties as set forth in such agreement. All information exchanged pursuant to this Section 6.6, including all information or discussions resulting from any access provided pursuant to this Section 6.6 shall be subject to the Confidentiality Agreements, which shall survive any termination of this Agreement and continue in full force and effect in accordance with its terms; provided, however, Parent, its equityholders and their respective Representatives may disclose “Confidential Information” and “Transaction Information” (each as defined in the Confidentiality Agreements) to their potential financing sources, which financing sources will be deemed to be “Representatives” (as defined in the Confidentiality Agreement).

(c)           To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d)           From the date of this Agreement until the Effective Time (or, if earlier, the valid termination of this Agreement in accordance with ARTICLE VIII), the Company shall, and shall cause its Subsidiaries and each of its and their respective directors, officers and employees to, and direct its and their other Representatives to, reasonably cooperate with Parent and its Representatives for the purpose of transitioning all books and records of the Company and its Subsidiaries to Parent’s possession, custody and control as of the Effective Time.

6.7           Stock Exchange De-listing and De-registration. The Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Law and rules and policies of the NYSE to cause (a) the Shares to be de-listed from the NYSE as promptly as practicable after the Effective Time and de-registered under the Exchange Act as promptly as practicable following such de-listing and (b) the securities of the Company Partnership to be de-registered under the Exchange Act as promptly as practicable after the Partnership Merger Effective Time.

6.8           Publicity. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form mutually agreed by the Company and Parent. Thereafter, the Company and Parent shall consult with each other prior to issuing or making, and provide each other the opportunity to review and comment on, any press releases or other public announcements with respect to the Mergers and the other transactions contemplated by this Agreement and any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, and no party hereto shall issue any press release or make any public announcement without the prior written consent of the other parties hereto, which consent may be granted or withheld by such party in its sole and absolute discretion; provided, however, that (except with respect to any public disclosure or statement that includes a reference to or otherwise identifies any direct or indirect investor in Parent, which shall require the prior approval of Parent in all instances, which approval may be granted or withheld by Parent in its sole and absolute discretion), a party may, without the prior written consent of the other parties hereto, issue a press release or make any public announcement (after complying with the above review and consultation requirements) (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NYSE, (b) if such press release or public statement is consistent with (and not expansive of) prior press releases issued or public statements made in compliance with this Section 6.8, (c) with respect to any Change in Recommendation made in accordance with this Agreement or Parent’s response thereto or (d) that relates to any dispute or actual or threatened Proceedings between or among the parties or their respective Affiliates related to this Agreement or the transactions contemplated hereby.

6.9           Employee Benefits.

(a)           The Company and its Subsidiaries shall cooperate with Parent, its Affiliates and its and their Representatives with respect to the matters set forth on Section 6.9(a) of the Company Disclosure Letter.

(b)           Parent agrees that each employee of the Company or its Subsidiaries who continues to remain employed with the Company or its Subsidiaries following the Closing (each, a “Continuing Employee”) shall, for the one (1) year period following the Effective Time (or, if earlier, until the date of termination of employment of the applicable Continuing Employee), be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time and (ii) short-term cash incentive compensation opportunities, and employee health, welfare, vacation, retirement,, severance and termination benefits (excluding defined benefit pension and retiree health and welfare benefits) that are substantially comparable in the aggregate to those provided by the Company or its Subsidiaries to such Continuing Employees as of immediately prior to the Effective Time. Parent shall or shall cause the Surviving Entity to honor and assume all obligations under all employment agreements and severance plans of the Company or its Subsidiaries, in accordance with their terms as in effect immediately prior to the Effective Time.

(c)           Parent shall or shall cause the Surviving Entity to use commercially reasonable efforts to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Continuing Employees under the benefit plans in which Continuing Employee participate following the Effective Time. With respect to the plan year during which the Effective Time occurs, Parent shall use commercially reasonable efforts to provide each Continuing Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Continuing Employee is eligible to participate following the Closing Date.

(d)           From and after the Closing Date, Parent shall or shall cause the Surviving Entity to, provide credit to Continuing Employees for their service recognized by the Company and its Subsidiaries as of the Effective Time for purposes of eligibility, vesting, severance, vacation and benefit accrual, except for benefit accrual under defined benefit pension plans; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(e)           The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and nothing contained in this Agreement is intended to (i) prevent Parent or the Surviving Entity or any of their Affiliates, after the Closing, from terminating the employment of any Continuing Employee, (ii) create any third party beneficiary rights in any current or former employee of the Company or any of its Affiliates, any beneficiary or dependent thereof, or any collective bargaining representative thereof or (iii) be treated as an amendment of, or undertaking to amend, any Company Plan.

6.10         Expenses; Certain Tax Matters.

(a)            Except as otherwise expressly set forth in this Agreement, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

(b)           All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) (“Transfer Taxes”) incurred in connection with the Mergers shall be paid by or on behalf of Parent when due and payable.

(c)           Prior to the Closing, the Company shall use reasonable best efforts to ensure that the Company (i) will qualify for taxation as a REIT for U.S. federal income tax purposes for all taxable years through the taxable year ending at the Closing and (ii) will not become liable for U.S. federal income Tax under Section 857(b) or 4981 of the Code (or state or local income tax under corresponding provisions of state or local tax law) in any material respects. Prior to the Closing, the Company shall promptly notify Parent in writing if the Company has Knowledge of any matter that would reasonably be expected to adversely affect the maintenance of the Company’s qualification for taxation as a REIT for any taxable year, or would reasonably be expected to result in a material amount of Tax under Section 857(b) or 4981 of the Code (or corresponding state or local Tax) and cooperate and consult in good faith with Parent with respect thereto.

(d)           Prior to the Closing, the Company shall deliver to Parent a duly completed and executed IRS Form W-9 with respect to the Company, dated as of the Closing Date.

(e)           The Company shall use commercially reasonable efforts to cooperate with Parent regarding modifications to the structure of the transactions contemplated hereby that Parent reasonably requests in writing, including such modifications that are intended to mitigate, reduce or eliminate any material Transfer Tax or other material Tax that may be borne by any Parent, Merger Subs, the Company, the Surviving Entity, the Surviving Partnership, any of their respective Affiliates, or any direct or indirect owner of Parent (in each case, to the extent arising in connection with the transactions contemplated hereby) (which, by way of example, may include the transfer of one or more assets or equity interests in one or more Subsidiaries to one or more designees of Parent immediately prior to the Closing); provided that (i) any such modifications do not have an adverse effect on the Company, the Company Partnership or their respective equityholders, including any adverse effect on the time by which the Mergers may be consummated in accordance with the terms of this Agreement, as reasonably determined by the Company, (ii) neither the Company nor any of its Subsidiaries shall be required to take any action in contravention of (A) any organizational document of the Company or its Subsidiaries, (B) any Contract required to be set forth on Section 4.12(a) of the Company Disclosure Letter or (C) applicable Law, (iii) any such modifications or other obligations of the Company or its Subsidiaries to incur any liabilities with respect thereto (other than customary and reasonable joinder agreements), shall be contingent upon all of the conditions set forth in ARTICLE VII having been satisfied or waived and receipt by the Company of a written notice from Parent to such effect and that Parent is prepared to proceed with the Closing and any other evidence reasonably requested by the Company in writing to allow it to confirm that the Closing will occur (it being understood that in any event, unless otherwise agreed by Parent and the Company, the transactions described in this Section 6.10(e) will be deemed to have occurred prior to the Closing), (iv) such modifications (or the inability to complete such modifications) shall not affect or modify in any respect the obligations of Parent or the Merger Subs under this Agreement, including the amount, or timing of payment, of the Merger Consideration, Common Unit Merger Consideration or Preferred Unit Merger Consideration, (v) none of the Company nor any of its Subsidiaries shall be required to take any such action that would reasonably be expected (as determined by the Company in consultation with its tax advisors) to adversely affect the (A) classification of the Company as a REIT or the current classification of any of the Company’s Subsidiaries for Tax purposes, or (B) Intended Tax Treatment of the Mergers, and (vi) any costs and expenses resulting from such modification (including any Taxes incurred) shall be borne by Parent. Such modifications shall be undertaken in the manner (including in the order) agreed by Parent and the Company and, subject to the provisions of this Section 6.10(e) and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to, or concurrently with, the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 6.10(e). The Company shall not be deemed to have made a Change in Recommendation or entered into or agreed to enter an Alternative Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in accordance with this Section 6.10(e).

(f)            The Surviving Partnership shall prepare or cause to be prepared, and file or cause to be timely filed, all Pass-Through Income Tax Returns that are required to be filed by, or with respect to, the Company Partnership for any Pre-Closing Tax Period (i) in a manner consistent with past practices and the Intended Tax Treatment and (ii) using positions, elections, conventions and methodologies that do not materially, disproportionately and adversely affect the unitholders of the Company Partnership as a whole with respect to any Pre-Closing Tax Period, in the case of each of clauses (i) and (ii) except as required by applicable Law.

6.11         Indemnification; Directors’ and Officers’ Insurance.

(a)            For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Entity to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each present and former director or officer of the Company or any of its Subsidiaries, determined as of the Effective Time (the “Indemnified Parties”), against any and all costs (including settlement costs) or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), arising out of or based on, in whole or in part, the fact that such Indemnified Party is or was a director or officer of the Company, or is or was serving at the written request of the Company as a director, officer or fiduciary of another Person prior to the Effective Time, in each case, whether threatened, pending or completed and whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Company Charter or the Company Bylaws, in each case, in effect on the date of this Agreement or any applicable indemnification agreement to which such Person is a party in effect on, and provided to Parent as of, the date of this Agreement, to indemnify such Person (and Parent shall cause the Surviving Entity to also advance expenses as incurred to the fullest extent permitted under the Company Charter or the Company Bylaws, in each case, in effect on the date of this Agreement or any applicable indemnification agreement to which such Person is a party in effect on, and provided to Parent as of, the date of this Agreement; provided that the Person to whom expenses are advanced shall provide a written undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification). Parent shall cause the Surviving Entity to ensure that the organizational documents of the Surviving Entity and its Subsidiaries, shall, for a period of six (6) years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than those that are set forth in the Company Charter and Company Bylaws (or equivalent organizational and governing documents of any Subsidiary), as in effect as of the date of this Agreement. For a period of six (6) years from and after the Effective Time, any right of indemnification of an Indemnified Party pursuant to this Section 6.11 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein except to the extent required by applicable Law.

(b)           Prior to the Effective Time, the Company shall, in reasonable consultation with Parent, and, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain and fully pay for directors’ and officers’ liability and fiduciary liability “tail” insurance covering the Company, its Subsidiaries and their respective insured persons, with a claims period of six (6) years from and after the Effective Time from an insurance carrier(s) with the same or better credit rating as insurance carrier(s) with respect to the Company’s directors’ and officers’ liability and fiduciary liability insurance in effect as of immediately prior to the Effective Time (collectively, “Current D&O Insurance”) with benefits and levels of coverage at least as favorable to the insureds thereunder as the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend, or the Surviving Entity be required to expend, for such insurance an aggregate cost in excess of three-hundred percent (300%) of the aggregate annual cost for such insurance in effect as of the date of this Agreement (“Maximum Amount”); and provided, further, that if such “tail” insurance is not reasonably available or the aggregate cost for such “tail” insurance exceeds the Maximum Amount, then the Company or the Surviving Entity, as the case may be, shall obtain “tail” insurance with the most favorable coverage available for a cost not exceeding the Maximum Amount. If the Company or the Surviving Entity for any reason fail to obtain such “tail” insurance as of the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, continue to maintain in effect for a period of six (6) years from and after the Effective Time the Current D&O Insurance, or the Surviving Entity shall, and Parent shall cause the Surviving Entity to, purchase comparable insurance for such six (6)-year period covering the Company, its Subsidiaries and their respective insured persons with benefits and levels of coverage at least as favorable to the insureds thereunder as provided in the Current D&O Insurance; provided, however, that in no event shall Parent or the Surviving Entity be required to expend for such insurance an aggregate annual cost in excess of the Maximum Amount; provided, further, that if such insurance is not reasonably available or the aggregate annual cost for such insurance coverage exceeds the Maximum Amount, the Surviving Entity shall be required to maintain directors’ and officers’ liability and fiduciary liability insurance with the most favorable coverage available for a cost not exceeding the Maximum Amount.

(c)            If Parent, the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case as a condition thereto, Parent or the Surviving Entity (or their respective successors or assigns), as applicable, shall cause such Person to assume all of their respective obligations set forth in this Section 6.11.

(d)           The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 6.11 shall be in addition to any rights such individual may have under the Laws of the State of Maryland, any applicable indemnification agreement to which such Person is a party, the Company Charter or the Company Bylaws, and Parent acknowledges and agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities now existing in favor of any Indemnified Party for actions or omissions occurring at or prior to the Effective Time shall continue in full force and effect in accordance with their terms for a period of six (6) years from and after the Effective Time.

(e)           Neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any Proceeding for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes a release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such settlement, compromise or consent.

(f)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to any directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors or, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under such policies.

6.12         Takeover Statute. The parties hereto shall take all action reasonably necessary so that no Takeover Statute is or becomes applicable to the Mergers or the other transactions contemplated by this Agreement. If any Takeover Statute is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, the Company and its board of directors shall take all action reasonably necessary (a) so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) to eliminate or minimize the effects of such Takeover Statute or the restrictions in the Company Charter or the Company Limited Partnership Agreement on the Mergers and the transactions contemplated by this Agreement. The Company and its board of directors (or any committee thereof) shall not take any action on or after the date hereof to exempt any Person (other than Parent and its Affiliates) from or render inapplicable (other than with respect to this Agreement and the transactions contemplated hereby) (i) the “Ownership Limit” (as defined in the Company Charter) or other restrictions in the Company Charter or (ii) any Takeover Statute of any jurisdiction, in each case, unless such actions are taken concurrently with the termination of this Agreement in accordance with ARTICLE VIII.

6.13         Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

6.14         Section 16(b). Prior to the Effective Time, the Company shall (and shall be permitted to) take all actions as may be reasonably necessary to cause any dispositions (or deemed dispositions) of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

6.15         Approval by Sole Member of Merger Sub I and General Partner of Merger Sub II. Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, in its capacity as the sole member of Merger Sub I, and Merger Sub I, as the general partner of Merger Sub II, shall adopt this Agreement and approve the transactions contemplated hereby, including the Mergers, in accordance with applicable Law, by written consent. Parent shall promptly deliver a copy of such executed written consents to the Company.

6.16         Stockholder Litigation. Prior to the Effective Time, the Company shall promptly notify Parent in writing of any stockholder Proceeding (including any class action or derivative litigation) against or otherwise involving the Company or any of its directors or officers arising out of or relating to this Agreement and the transactions contemplated hereby, including the Mergers, and shall keep Parent reasonably informed with respect to the status thereof. Subject to applicable Law, the Company shall provide Parent the opportunity to (a) participate in (but not control) the defense and settlement of any Proceeding referenced in the immediately preceding sentence, in each case, in accordance with the terms of a mutually agreed-upon joint defense agreement, and (b) review and comment on all filings or responses to be made by the Company in connection with such Proceeding (and the Company will consider such comments in good faith). No compromise or full or partial settlement of any such Proceeding shall be agreed to by the Company without Parent’s prior written consent (which consent, except in the case of a settlement that includes an admission of fault, shall not be unreasonably withheld, conditioned or delayed).

6.17         Existing Credit Agreement. The Company shall use commercially reasonable efforts to (a) obtain a customary payoff letter (in form and substance reasonably acceptable to Parent) (the “Debt Payoff Letter”) and lien terminations, if applicable, to the extent necessary for the release of all Liens related to, and the prepayment, payoff, discharge and termination in full of all obligations outstanding under (i) that certain Revolving Credit and Term Loan Agreement, dated as of April 22, 2024, among the Company, JPMorgan Chase Bank, N.A., as agent for the Lenders (as defined therein) and the Lenders (as defined therein) party thereto (as amended, supplemented and modified by that certain Amendment No. 1 to Revolving Credit and Term Loan Agreement, dated as of July 23, 2024, as amended by that certain Amendment No. 2 to Revolving Credit and Term Loan Agreement, dated as of July 9, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) and (ii) any other Indebtedness set forth on Section 4.12(a) to the Company Disclosure Letter and identified by Parent to the Company not later than fifteen (15) Business Days prior to the Closing Date, to the extent such Indebtedness referred to in this clause (ii) is required to be paid off on the Closing Date, (b) provide Parent with a copy of such Debt Payoff Letter at least two (2) Business Days prior to the Closing Date and (c) give (by the date required under the Existing Credit Agreement and the documentation governing any other applicable Indebtedness, as applicable) any necessary notices (including notices of prepayment) to allow for the prepayment, payoff, discharge and termination in full of the Existing Credit Agreement and any other applicable Indebtedness to be paid off at the Closing.

6.18         Financing.

(a)            Each of Parent and the Merger Subs shall, and Parent shall cause the Merger Subs to, use commercially reasonable efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using commercially reasonable efforts, as promptly as practicable after the date of this Agreement and prior to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, to:

(i)              negotiate definitive financing agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) substantially consistent with the terms and conditions contained in the Debt Commitment Letter (including any “market flex” terms, if applicable);

(ii)            enter into Definitive Financing Agreements and consummate the Debt Financing at or prior to the Closing;

(iii)            satisfy on a timely basis all covenants and conditions in the Debt Commitment Letter within the control of Parent and Merger Sub in all material respects;

(iv)            pay in a timely manner any commitment or other fees that are or become due and payable under the Debt Commitment Letter on or following the date of this Agreement;

(v)            if necessary and applicable, comply with any “market flex” provisions contained in the Debt Commitment Letter, in the event such “market flex” provisions are exercised in accordance with the terms thereof; and

(vi)            enforce its rights under the Debt Commitment Letter to cause the lenders to provide the Financing pursuant to the applicable Debt Commitment Letter.

(b)           To the extent effective prior to the Closing, (i) Parent will furnish correct and complete copies of all Definitive Financing Agreements to the Company promptly upon their execution and (ii) Parent shall comply with its obligations, and enforce its rights, thereunder. Without limiting any of its obligations hereunder, Parent shall keep the Company reasonably informed, upon written request by the Company in reasonable detail with respect to the status of the Financing, including the status of Parent’s and the Merger Subs’ efforts to comply with their covenants and other obligations under, and satisfy the conditions and other contingencies set forth in, the Commitment Letters and Definitive Financing Agreements. Without limiting the foregoing, to the extent effective prior to the Closing Date, Parent shall give the Company and the Company’s legal counsel reasonable opportunity to review and comment upon drafts of all Definitive Financing Agreements and shall reflect in such Definitive Financing Agreements all reasonable comments and changes proposed on behalf of the Company. Without limiting the generality of the foregoing, Parent and the Merger Subs shall give the Company prompt notice (in no event later than 48 hours after obtaining knowledge) of (i) any material breach or default on the part of any party to any Commitment Letter, (ii) the receipt by Parent or the Merger Subs of any written notice or other communication from any Debt Financing Source with respect to any material breach, default or dispute by or involving any party under any Debt Commitment Letter with respect to the Debt Commitment Letter, (iii) any actual or purported withdrawal, termination, rescission or repudiation of the Debt Commitment Letter by any Debt Financing Source, (iv) to the extent effective prior to the Closing Date, the exercise of any “market flex” provisions provided for in any Commitment Letter or Definitive Financing Agreement, and (v) any other circumstance (including any dispute with any Debt Financing Source) that would reasonably be expected to adversely affect the ability of Parent to obtain, prior to the date the Closing is required to occur in accordance with this Agreement, all or any portion of the Financing. As promptly as reasonably practicable, but in any event within 48 hours after the Company delivers to Parent or the Merger Subs a written request therefor, Parent and the Merger Subs shall provide any readily available information reasonably requested by the Company relating to any circumstance referred to in clauses (i)-(v) of the preceding sentence.

(c)           Neither Parent nor the Merger Subs shall agree to or permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any Commitment Letter unless such amendment, modification or waiver (i) does not reduce the aggregate amount of the Financing, (ii) does not expand the conditions or other contingencies relating to the receipt or funding of the Financing, amend or modify in a manner, taken as a whole, adverse to Parent, the Merger Subs, the Company or any holders of Shares any of the conditions or other contingencies relating to the receipt or funding of the Financing (including by making any of such conditions or other contingencies less likely to be satisfied on a timely basis) or imposes new or additional conditions or other contingencies relating to the receipt or funding of the Financing, (iii) could not reasonably be expected to materially delay or prevent or adversely affect the availability of all or a portion of the Financing or the consummation of the Closing, (iv) to add lenders, lead arrangers, bookrunners, syndication agents or other Debt Financing Sources (in each case, of similar creditworthiness) who had not executed the Debt Commitment Letter as of the date hereof and, in connection therewith, amend the economic (as between the Debt Financing Sources) and other arrangements with respect to the appointment of such additional lenders, lead arrangers, bookrunners, syndication agents or other Debt Financing Sources, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary (and substantially similar) approval rights to such additional arrangers and other entities in connection with such appointments, or to increase the aggregate amount of the Debt Financing or (v) would not adversely affect the ability of Parent to enforce its rights against the other parties under the Debt Commitment Letter. Neither Parent nor the Merger Subs shall agree to or permit the withdrawal, repudiation, termination or rescission of any Commitment Letter other than in connection with an Alternative Financing (subject to Section 6.18(d)) or an amendment or modification executed pursuant to this Section 6.18(c). Without limiting the preceding sentence, Parent shall promptly deliver (or cause to be delivered) to the Company a true, correct and complete and fully executed and delivered copy of any amendment, supplement, replacement, modification, waiver or consent. For purposes of this Agreement, references to (i) the “Debt Financing” and “Financing” will include the financing contemplated by the Debt Commitment Letter as amended, supplemented, replaced, modified, waived or consented to as permitted by this Section 6.18(c) and (ii) the “Debt Commitment Letter” or “Commitment Letters” shall include such documents as amended, supplemented, replaced, modified, waived or consented to as permitted by this Section 6.18(c), in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.

(d)           In the event that any portion of the Debt Financing required to fund a portion of the consideration required to be paid by Parent pursuant to this Agreement (taking into account the amount of the equity commitment and other funds available to Parent) becomes unavailable on the terms and conditions, taken as a whole, contemplated in the Debt Commitment Letter, regardless of the reason therefor, Parent will (i) use its reasonable best efforts (x) to obtain alternative financing (in an amount sufficient, when taken together with the other funds and commitments available to Parent, to pay all amounts required to be paid by Parent and the Merger Subs under or in connection with this Agreement on the terms contemplated hereby) (the “Alternative Financing”), and (y) if obtained, will provide the Company with a copy of, a new financing commitment letter, and (ii) if applicable, promptly notify the Company of such unavailability and the reason therefor. In the event Alternative Financing is obtained, references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Commitment Letters shall also be deemed to refer to such commitment letters relating to such Alternative Financing, and all obligations of Parent and the Merger Subs pursuant to this Section 6.18 shall be applicable thereto to the same extent as Parent’s and the Merger Subs’ obligations with respect to the Financing. In connection with any Alternative Financing, notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Parent or the Merger Subs be required to (i) pay any fees or original issue discount in excess of those contemplated by the Debt Commitment Letter in effect as of the date of this Agreement or (ii) agree to terms that are less favorable than those contemplated by the Debt Commitment Letter in effect as of the date of this Agreement.

(e)            At Parent’s sole cost and expense (other than any cost or expense related to preparation of the Company’s ordinary course financials), the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the officers, employees, and advisors, including legal and accounting, of the Company and its Subsidiaries to, use their commercially reasonable efforts to provide to Parent all reasonable cooperation reasonably requested by Parent that is customary for financings of the type contemplated by the Debt Commitment Letter (including the Debt Cooperation Matters), in connection with Parent’s arrangement and obtaining the Debt Financing; provided, however, that such cooperation does not:

(i)            require the entry by Company or any of its Subsidiaries into any agreement or commitment that would be effective prior to the Effective Time and that is not contingent on the occurrence of the Effective Time (other than as explicitly contemplated within the Debt Cooperation Matters);

(ii)            unreasonably and materially interfere with the normal operations of the Company and its Subsidiaries;

(iii)            include any actions that the Company reasonably believes would (A) result in a violation of any Material Contract, including the Existing Credit Agreement, or confidentiality agreement or any Law, or the loss of any applicable legal privilege, (B) conflict with or violate the Company’s Organizational Documents as in effect on the date hereof or (C) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in ARTICLE VII to fail to be satisfied (unless such breach is waived by Parent);

(iv)           except as set forth in Section 6.19, involve approaching any third parties prior to Closing to discuss agreements limiting the rights of such third parties;

(v)            involve consenting to the pre filing of UCC-1s or any other grant of Liens or other encumbrances that would be effective prior to the Closing;

(vi)           require the giving of representations or warranties to any third parties or the indemnification thereof, unless such representations, warranties or indemnification would not be effective until (and are subject to the occurrence of) the Closing;

(vii)          require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing for which the Company would not be reimbursed or which would not otherwise be indemnified by Parent;

(viii)         cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability (including that none of the board of directors of the Company or any of its Subsidiaries shall be required to enter into any resolutions or take any similar action approving the Financing that would be effective prior to the Closing);

(ix)            require the delivery of any projections, pro forma financial information or any other forward-looking information; or

(x)             require the delivery of any financial statements in a form or subject to a standard different than those provided to Parent on or prior to the date hereof.

Parent shall, promptly upon request of the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation requested by Parent, including all the reasonable and documented out-of-pocket fees and expenses of legal counsel and other advisors (to the extent reasonably necessary to comply with a request of Parent), in each case, except (i) any costs and expenses that would otherwise have been incurred by the Company in the ordinary course or (ii) to the extent such cost or expense, liability, loss, damage, claim, interest, award, judgment or penalty results from the Willful Breach of the Company, any of its Subsidiaries or any of their respective Representatives.

(f)            Debt Cooperation. Without limiting Section 6.18(e), prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use their respective good faith efforts to reasonably cooperate with Parent and its Affiliates (at Parent’s sole cost and expense, other than any cost or expense that would otherwise have been incurred by the Company in the ordinary course) as may be reasonably requested by Parent in connection with the Debt Financing, including:

(i)            upon reasonable advance notice, reasonable participation by members of senior management of the Company in a reasonable number of meetings, conference calls, or presentations in connection with the Debt Financing and facilitation of direct contact between appropriate members of senior management of the Company and the actual and potential Debt Financing Sources or rating agencies;

(ii)           cooperating with Parent in Parent’s review, execution and delivery of the Definitive Financing Agreements, including the preparation of schedules to the Definitive Financing Agreements, assistance with any applicable flood zone determinations and other customary matters related to the Definitive Financing Agreements;

(iii)          assist with the preparation of customary materials for bank information memoranda and similar marketing documents (including customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its securities for the purposes of United States federal securities laws) reasonably necessary in connection with the Debt Financing to the extent reasonable and customary; in each case in this clause (iii): (A) subject to the Confidentiality Agreements and customary confidentiality provisions and disclaimers and (B) limited to information to be contained therein with respect to the Company and its Subsidiaries;

(iv)          provide reasonable assistance in the preparation and, subject to the limitations set forth herein, execution of the Definitive Financing Agreements, including executing and delivering by officers of the Company or its Subsidiaries, as applicable, that are remaining in such position following the Closing, effective only on or after the Closing, of any credit agreements, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents contemplated by the Debt Financing or to evidence by delivery of customary payoff letter(s), loan party release(s) or lien release documentation, as applicable, the payment or discharge, as applicable, of prior financings, hedging agreements reasonably requested by Parent and otherwise facilitating the pledging of, and creation and perfection of the security interests in the collateral (including taking actions reasonably necessary to permit the Debt Financing Sources to evaluate the Company or its Subsidiaries’ current assets for the purpose of establishing collateral arrangements required to be established as of the Closing under the Debt Commitment Letter) contemplated by the Debt Financing;

(v)           obtain, execute and deliver customary evidence of authority, customary officer’s certificates, customary solvency certificates, customary insurance certificates, in each case, as reasonably requested by Parent and the Debt Financing Sources to be effective only as of the Closing or thereafter (provided, however, that no officer who is not remaining in such position following the Closing shall be obligated to execute any certificate or other document contemplated by this clause (v) in connection with the Debt Financing);

(vi)          assisting in the taking of all corporate and other organizational actions, subject to the occurrence of, and effective only after, the Closing, as are reasonably necessary to authorize the entry by the applicable Subsidiaries of the Company into the Debt Financing after the Closing on the Closing Date (including using reasonable best efforts to cause directors and officers who will continue to hold such offices and positions from and after the Closing to execute resolutions or consents authorizing such applicable Subsidiaries of the Company to enter into the Definitive Financing Agreements); it being understood that no such corporate or other organizational action will take effect prior to the Closing;

(vii)         provide to Parent promptly, and in any event at least four (4) Business Days prior to the Closing Date, all documentation and other information with respect to the Company and its Subsidiaries reasonably requested by (or on behalf of) the Debt Financing Sources and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in connection with the Debt Financing, that has in each case been requested by Parent in writing at least nine (9) Business Days prior to the Closing Date; and

(viii)        to the extent reasonably requested by Parent in connection with the Debt Financing, request and reasonably pursue obtaining estoppel certificates from non-residential tenants, ground lessors, ground lessees, counterparties to PILOT agreements, reciprocal easement agreements, declarations, and/or parking agreements, and boards or other applicable governing bodies of condominium associations and/or property owner associations, in each case, in form and substance reasonably satisfactory to any Debt Financing Source;

provided that, in each case of the preceding clauses (i) through (viii) (collectively, the “Debt Cooperation Matters”), any material breach of this Section 6.18(f) by the Company shall not be deemed to be a failure to satisfy the closing conditions set forth in this Agreement, except to the extent of any breach by the Company or its Subsidiary is the proximate cause of the failure of the Debt Financing to be consummated at or prior to the Closing.

(g)           Parent shall not release or consent to the termination of any Debt Commitment Letter in accordance with the terms of any Debt Commitment Letter prior to the first to occur of Closing and the expiration of such Debt Commitment Letter in accordance without its terms with the Company’s prior written consent; provided, such prior written consent shall not be required in connection with an Alternative Financing (subject to Section 6.18(d)) or an amendment, restatement or other modification pursuant to Section 6.18(c).

(h)           Parent shall take all actions and do all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letters, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent, if any, set forth in the Equity Commitment Letters, (iii) complying with its obligations under the Equity Commitment Letters, (iv) satisfying on a timely basis all conditions applicable to Parent in the Equity Commitment Letters that are within its control, (v) enforcing its rights under the Equity Commitment Letters and (vi) consummating the Equity Financing at or prior to the Closing, including by causing the Equity Investor to fund the Equity Financing at the Closing.

(i)            Parent shall indemnify and hold harmless each of the Company and its Subsidiaries and their respective officers, directors, employees, agents, Affiliates, and representatives (collectively, the “Financing Indemnitees”) from and against any liability or obligation to the Lenders or other Debt Financing Sources in connection with the arrangement of the Debt Financing (other than with respect to any information provided by the Company and its Affiliates or to the extent any such liability or obligation results from the Willful Breach of the Company or any of its Subsidiaries or any of their respective Representatives). This Section 6.18(i) shall survive the termination of this Agreement for twelve (12) months, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective Affiliates.

6.19         Cooperation Regarding Existing Loans. Promptly following Parent’s request and at Parent’s sole cost and expense, the Company shall deliver to (x) each of its and its Subsidiaries’ lenders under the Existing Loan Documents (other than the Existing Credit Agreement) and (y) any other Person, in each case, whose consent is required under the Existing Loan Documents in connection with transactions contemplated by this Agreement (collectively, the “Existing Lenders”) a notice prepared by Parent, in form and substance reasonably satisfactory to the Company, requesting that such Existing Lender deliver to Parent a written statement or documents (the “Assumption Documents”): (i) confirming (A) that, other than the Existing Loan Documents, there are no documents or agreements to which the Company or any its Subsidiaries is currently bound in favor of such Existing Lender relating to such loans with respect to the existing Indebtedness of the Company or any of its Subsidiaries, (B) the amount of the existing Indebtedness of the Company or any of its Subsidiaries, and (C) (other than the Existing Credit Agreement) the amount of any escrows being held by such Existing Lender under the Existing Loan Documents; and (ii) consenting to (A) the assumption of the existing Indebtedness, to the extent applicable, and the consummation of the Mergers and the other transactions contemplated by this Agreement and (B) to the modifications of the Existing Loan Documents that Parent may reasonably request after the date hereof; provided that the Company shall be informed of and have consented to any such request or modification; provided, further, that, in the event Parent requests Assumption Documents in accordance with this Section 6.19, the Assumption Documents will be effective as of or immediately prior to and conditioned on the occurrence of the Closing. Parent shall indemnify and hold harmless each the Financing Indemnitees from and against any liability or obligation to the Lenders or other Debt Financing Sources in connection with the arrangement of the Debt Financing (other than with respect to any information provided by the Company and its Affiliates or to the extent any such liability or obligations results from the Willful Breach of the Company or any of its Subsidiaries or any of their respective Representatives). This Section 6.19 shall survive termination of this Agreement for twelve (12) months, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective Affiliates. Without limiting the foregoing, in connection with any Indebtedness that Parent intends not to repay or cause the Company or any of its Subsidiaries not to repay at the Closing, the Company and each of its Subsidiaries shall reasonably cooperate with Parent in connection with maintaining such continuing Indebtedness. In furtherance of the foregoing, at the option of Parent and after consultation with the Company, (1) Parent shall have the right to approach any such lender regarding maintaining the Indebtedness (provided that the Company is provided a reasonable opportunity to participate in the discussions and Parent shall provide the Company with updates on the status of discussions upon the Company’s reasonable request) and make all determinations and decisions regarding such Indebtedness and any payment of costs or fees relating thereto and (2) the Company shall provide Parent with reasonable access to any such lender and shall, if required by Parent, provide reasonable cooperation in connection with such Indebtedness. Parent shall pay all fees and expenses payable in connection with the Assumption Documents, including premiums for any endorsements to or re-date of the title insurance policy previously issued to the Existing Lenders, servicing fees, rating agency fees, assignment and assumption fees, attorneys’ fees and disbursements and processing fees required to be paid to the Existing Lenders as a condition to issuance of the Assumption Documents (collectively, the “Assumption Expenses”). If applicable, Parent shall, promptly upon request by the Company, reimburse the Company for any reasonable out-of-pocket Assumption Expenses and other out-of-pocket fees and expenses incurred by the Company or any of its Subsidiaries in connection with such cooperation and actions under this Section 6.19.

6.20         Series A-1 Preferred Units. On or after the date hereof, and not less than twenty (20) Business Days (as defined in the Certificate of Designation) prior to the Partnership Merger Effective Time, the Company Partnership shall deliver to each holder of Preferred Units written notice of the transactions contemplated hereby (to satisfy the requirement of delivery of the Liquidation Notice (as defined in the Certificate of Designation)) and of such holder’s right to convert its Preferred Units pursuant to, and in accordance with, the Certificate of Designation.

6.21         Company LTIP Units. On or after the date hereof, and not less than ten (10) and no more than sixty (60) days prior to the LTIP Unit Conversion Date, the Company Partnership shall deliver to the holder of vested Company LTIP Units an LTIP Unit Forced Conversion Notice with respect to the maximum number of Company LTIP Units then eligible for conversion pursuant to and in accordance with, the Company Limited Partnership Agreement.

6.22         Termination of Related Person Agreements; Resignations.

(a)           Effective upon the Closing, each Related Person Agreement, except as set forth on Section 6.22(a) of the Company Disclosure Letter, shall be terminated without any further obligations, liability or payments by or on behalf of the Company or any of its Subsidiaries as of or following the Closing, and the Company will deliver evidence of such termination to Parent at the Closing in form and substance reasonably satisfactory to Parent.

(b)           The Company shall deliver, or cause to be delivered, to Parent, at or prior to the Closing evidence reasonably satisfactory to Parent of the resignation or removal of the directors and officers of the Company, effective as of the Effective Time, and the officers of the Company Partnership, effective as of the Partnership Merger Effective Time.

6.23         Notification of Certain Matters. From the date of this Agreement until the Effective Time (or, if earlier, the valid termination of this Agreement in accordance with ARTICLE VIII), the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon becoming aware that any representation or warranty made by the Company Parties or Parent or Merger Subs, respectively, in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company Parties or Parent or Merger Subs, respectively, to comply with or satisfy in any material respect any covenant to be complied by the Company Parties or Parent or Merger Subs, respectively, pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions set forth in Section 7.1, Section 7.2(a) or Section 7.2(b), Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing.

6.24         Assignments of New Jersey PILOTs and RDAs. To the extent that the Mergers are deemed to constitute a transfer or assignment of any financial agreement or redevelopment agreement with respect to any Owned Real Property or Company Leased Real Property located in the State of New Jersey, each party hereto (to the extent applicable) shall use their commercially reasonable efforts to take such actions prior to the Closing as may be necessary to obtain the consent of the applicable municipality to the transfer or assignment of such financial agreement or redevelopment agreement, including to execute and deliver such documents as may be required by such Governmental Entity.

6.25         Certain Other Matters. The Company shall take the actions set forth on Section 6.25 of the Company Disclosure Letter.

Article VII
Conditions to the Mergers

7.1           Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each party hereto to effect the Mergers is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by a party hereto with respect to itself, at or prior to the Effective Time of each of the following conditions:

(a)            Stockholder Approval. The Company Requisite Vote shall have been obtained.

(b)            Law. No Governmental Entity of competent jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Mergers.

7.2           Conditions to the Obligations of Parent and Merger Subs to Effect the Mergers. The obligations of Parent and the Merger Subs to effect the Mergers are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of the Company Parties set forth in (i) Sections 4.2(a) (other than the last sentence), Section 4.2(b) (other than the last sentence) and Section 4.2(c) (Capital Structure) shall be true and correct in all respects, subject only to de minimis inaccuracies, as of the date of this Agreement and at and as of the Closing (in each case, except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such particular date), (ii) Section 4.6(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing, (iii) Section 4.1 (Organization, Good Standing and Qualification), the last sentence of Section 4.2(a), the last sentence of Section 4.2(b), Section 4.2(d) (solely with respect to the Company and the Company Partnership), Section 4.2(e) (Company Subsidiaries), Section 4.4(b)(i)(A) (No Violations of Organizational Documents), Section 4.3 (Corporate Authority and Approval), Section 4.13 (Takeover Statutes), Section 4.21 (Brokers and Finders) and Section 4.22 (Opinions of Financial Advisors) that (A) are not qualified by any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing (in each case, except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date) and (B) are qualified by any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct (without disregarding such materiality or “Company Material Adverse Effect” qualifications therein) in all respects, in each case, as of the date of this Agreement and at and as of the Closing (in each case, except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct (without disregarding such materiality or “Company Material Adverse Effect” qualifications therein) as of such particular date) and (iv) all other representations and warranties of the Company Parties set forth in ARTICLE IV shall be true and correct as of the date of this Agreement and at and as of the Closing (in each case, except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct (read for purposes of this clause (iv) without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualification therein), individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)           Performance of Obligations of the Company Parties. The Company Parties shall have performed and complied with, in all material respects, each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)           Company Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by a duly authorized senior executive officer of the Company, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d)           No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(e)           REIT Opinion. Parent shall have received a tax opinion of Seyfarth Shaw LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit A to this Agreement, dated as of the Closing Date (which such opinion shall be subject to customary assumptions, qualifications and representations, including representations made by the Company in an officer’s certificate in the form attached hereto as Exhibit B, and which may contain such changes or modifications from the language set forth on such exhibits as may be deemed reasonably necessary or appropriate by the applicable REIT counsel, with the consent of Parent, not to be unreasonably withheld, conditioned or delayed) to the effect that beginning with its initial taxable year ended December 31, 1994 and through and including its short taxable year that ends on the Closing Date (taking into account the effects of the Mergers), the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current and proposed method of operation through the Effective Time will enable it to qualify for taxation as a REIT under the Code for such years.

7.3           Conditions to the Obligation of the Company Parties to Effect the Mergers. The obligations of the Company Parties to effect the Mergers is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company Parties at or prior to the Effective Time of the following additional conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Parent and the Merger Subs set forth in Section 5.1 (Organization, Good Standing and Qualification) and Section 5.3 (Corporate Authority; Approval) that (A) are not qualified by any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing (in each case, except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date) and (B) are qualified by any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct (without disregarding such materiality or “Parent Material Adverse Effect” qualifications therein) in all respects, in each case, as of the date of this Agreement and at and as of the Closing (in each case, except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct (without disregarding such materiality or “Parent Material Adverse Effect” qualifications therein) as of such particular date) and (ii) all other representations and warranties of Parent and the Merger Subs set forth in ARTICLE V shall be true and correct as of the date of this Agreement and at and as of the Closing (in each case, except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct (read for purposes of this clause (ii) without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualification therein), individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)           Performance of Obligations of Parent and Merger Subs. Each of Parent and the Merger Subs shall have performed and complied with, in all material respects, each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)           Parent Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a duly authorized officer of Parent, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4           Frustration of Conditions. None of the Company Parties, Parent, or the Merger Subs may rely, either as a basis for not consummating the Mergers or for terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused, in whole or in part, by such party’s material breach of any provision of this Agreement (it being understood that Parent and the Merger Subs, on the one hand, and the Company and Company Partnership on the other hand, shall each be deemed, respectively, a single party for purposes of this Section 7.4).

Article VIII
Termination

8.1           Termination by Mutual Consent. This Agreement may be terminated, and the Mergers may be abandoned, at any time prior to the Effective Time, whether before, on or after the date the Company Requisite Vote shall have been obtained, by mutual written consent of the Company and Parent.

8.2           Termination by Either Parent or the Company. This Agreement may be terminated, and the Mergers may be abandoned, at any time prior to the Effective Time by either Parent or the Company by written notice to the other party if:

(a)           the Mergers shall not have been consummated on or prior to August 23, 2026 (such date, as it may be modified by the mutual written agreement of the Company and Parent, the “Termination Date”), whether such date is before, on or after the date the Company Requisite Vote shall have been obtained; provided that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available (i) to any party if such party’s breach of, or failure to perform in all material respects, its obligations under this Agreement materially contributed to, or resulted in, the failure of the Closing to have occurred on or prior to the Termination Date (it being understood that Parent and the Merger Subs shall be deemed a single party for purposes of this proviso and that the Company and the Company Partnership shall be deemed a single party for purposes of this proviso);

(b)           the Company Requisite Vote shall not have been obtained at a duly held Company Stockholders Meeting, or at any postponement or adjournment thereof; provided that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party if such party’s breach of, or failure to perform in all material respects, its obligations under this Agreement materially contributed to, or resulted in, the failure to obtain the Company Requisite Vote (it being understood that Parent and the Merger Subs shall be deemed a single party for purposes of this proviso and that the Company and the Company Partnership shall be deemed a single party for purposes of this proviso); or

(c)           a Governmental Entity in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers, and such Law or Order shall have become final and non-appealable, whether before, on or after the date the Company Requisite Vote shall have been obtained; provided that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any party if such party’s breach of, or failure to perform in all material respects, its obligations under this Agreement materially contributed to, or resulted in, the issuance or enactment of such Law or Order (it being understood that Parent and the Merger Subs shall be deemed a single party for purposes of this proviso and that the Company and the Company Partnership shall be deemed a single party for purposes of this proviso).

8.3           Termination by the Company. This Agreement may be terminated, and the Mergers may be abandoned, at any time prior to the Effective Time by the Company by written notice to Parent if:

(a)           whether or not the Company Requisite Vote has been obtained, there has been a breach of any representation, warranty, covenant or agreement made by Parent or the Merger Subs in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement which breach or failure to be true would result in the failure to satisfy a condition set forth in Sections 7.3(a) or 7.3(b) and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following written notice to Parent from the Company of such breach or failure and (ii) two (2) Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company or the Company Partnership is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 7.2(a) or 7.2(b) not to be satisfied or capable of being satisfied;

(b)           at any time prior to the Company Requisite Vote being obtained, if the board of directors of the Company shall have determined to terminate this Agreement in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company has complied in all respects with Section 6.2 (other than any non-compliance that was immaterial and unintentional); provided that prior to or concurrently with such termination (and as a condition to such termination being effective), the Company pays to Parent the Company Termination Fee pursuant to Section 8.5(b), and substantially concurrently with, or immediately following, such termination, the Company enters into the Alternative Acquisition Agreement with respect to such Superior Proposal; or

(c)           (i) all of the conditions provided for in Sections 7.1 and 7.2 have been satisfied or waived by Parent (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions are at the time of delivery of the notice referred to in clause (ii) capable of being satisfied as if such time were the Closing), (ii) on or after the date the Closing should have occurred pursuant to Section 1.2, the Company has irrevocably confirmed to Parent in writing that (A) all of the conditions set forth in Sections 7.1 and 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) or, with respect to the Company’s conditions, will be waived by the Company and (B) the Company and the Company Partnership are ready, willing and able to consummate the Closing and (iii) Parent fails to consummate the Mergers within three (3) Business Days after the delivery of the notice described in the immediately preceding clause (ii) and the Company and the Company Partnership were ready, willing and able to consummate the Closing through the end of such three (3) Business Day period.

8.4           Termination by Parent. This Agreement may be terminated, and the Mergers may be abandoned, at any time prior to the Effective Time by Parent by written notice to the Company if:

(a)           whether or not the Company Requisite Vote has been obtained, there has been a breach of any representation, warranty, covenant or agreement made by the Company Parties in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement which breach or failure to be true would result in the failure to satisfy a condition set forth in Sections 7.2(a) or 7.2(b) and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following written notice to the Company from Parent of such breach or failure and (ii) two (2) Business Days prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if Parent or the Merger Subs are then in material breach of any of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 7.3(a) or 7.3(b) not to be satisfied or capable of being satisfied; or

(b)           (i) at any time prior to the Company Requisite Vote being obtained, there shall have been a Change in Recommendation or (ii) the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement.

8.5           Effect of Termination; Termination Fees.

(a)           In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this ARTICLE VIII, this Agreement (other than as set forth in Section 6.6(b), Section 6.8, Section 6.10(a), Section 6.18(i), this Section 8.5, ARTICLE IX (other than Section 9.2, Section 9.3 and Section 9.12 and the Confidentiality Agreements)) shall become void and of no further force or effect with no liability on the part of any party hereto (or of any of its respective Affiliates or Representatives) relating to, based on or arising under or out of this Agreement and the transactions contemplated hereby, including the Mergers; provided that no such termination shall relieve any party hereto from any liability (i) subject to Section 9.13(d) for damages resulting from Willful Breach prior to such termination by any party hereto or from actual fraud by any party hereto or (ii) as provided in this Section 8.5 (including, from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 8.5(b) or Section 8.5(c), or the Parent Termination Fee pursuant to Section 8.5(d)).

(b)           If this Agreement is terminated (i) by Parent pursuant to Section 8.4(b) (Termination for Change in Recommendation; Alternative Acquisition Agreement) or (ii) by the Company pursuant to Section 8.3(b) (Termination for Superior Proposal), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay or cause to be paid to Parent, by wire transfer of immediately available funds to an account designated by Parent, an amount equal to $60,000,000 (the “Company Termination Fee”).

(c)           If (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.2(a) (Termination Date) or Section 8.2(b) (Stockholder Vote) or (B) by Parent pursuant to Section 8.4(a) (Company Breach), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, an Acquisition Proposal shall have been made to the Company, the Company Partnership or their Representatives or any Person shall have publicly proposed or made (or publicly announced an intention, whether or not conditional to make) an Acquisition Proposal, including directly to the Company’s stockholders generally (and, in the case of termination pursuant to Section 8.2(b) (Stockholder Vote), such Acquisition Proposal, or publicly proposed or announced intention shall have been made prior to the Company Stockholders Meeting), and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clauses (i)(A) or (i)(B) of this Section 8.5(c), the Company enters into a definitive agreement providing for the implementation of any Acquisition Proposal or any Acquisition Proposal is consummated (in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal as the one referenced in clause (ii) of this Section 8.5(c)), then the Company shall pay the Company Termination Fee to Parent concurrently by wire transfer of immediately available funds to an account designated by Parent upon the earlier of (x) the consummation of such Acquisition Proposal or (y) the entry into a definitive agreement in respect of such Acquisition Proposal; provided that solely for purposes of this Section 8.5(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 9.14, except that the references to “twenty-five percent (25%) or more” shall be deemed to be references to “fifty percent (50%) or more.”

(d)           In the event of termination by (i) the Company pursuant to Section 8.3(a) (Parent Breach) or Section 8.3(c) (Failure to Close) or (ii) Parent pursuant to Section 8.2(a) (Termination Date) at a time when the Company could have terminated this Agreement pursuant to Section 8.3(a) or Section 8.3(c), Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company, by wire transfer of immediately available funds to an account designated by the Company, an amount equal to $140,000,000 (the “Parent Termination Fee”).

(e)           Each party hereto acknowledges and agrees that each of the Parent Termination Fee and the Company Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 8.5, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the Company and the Company Partnership, and Parent and the Merger Subs, respectively, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision. The parties hereto acknowledge and hereby agree that in no event shall (i) the Company be required to pay the Company Termination Fee on more than one occasion or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion, in each case, whether or not such fee may be payable pursuant to more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.

(f)            Each party hereto acknowledges and agrees that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party hereto would have entered into this Agreement. Accordingly, if the Company or Parent fails to pay when due any amount that may become due pursuant to Section 8.5(b), Section 8.5(c) or Section 8.5(d) (any such amount due, a “Payment”), and, in order to obtain such Payment, Parent or the Company commences a Proceeding which results in a judgment against the Company or Parent, respectively, for the applicable Payment, the party with such judgment against them shall pay, or cause to be paid, to the other party all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with such Proceeding, together with interest on the amount of the Payment, or any portion thereof not yet paid, at the prime rate published in the Wall Street Journal, Eastern Edition, in effect on the date such Payment was required to be paid from such date through the date of full payment thereof (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Recovery Costs”).

(g)           Notwithstanding anything to the contrary in this Agreement, but subject to the proviso in Section 8.5(a) and Section 9.13, in any circumstance in which this Agreement is terminated and Parent has the right to receive payment of the Company Termination Fee in accordance herewith, the payment of the Company Termination Fee and, if applicable, any Recovery Costs, shall be the sole and exclusive remedy of Parent and its Subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, equityholders, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, equityholder, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (the “Parent Related Parties”) against the Company, its Subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, equityholders, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, equityholder, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any breach, loss or damage suffered as a result of the failure of the Mergers and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith, and upon payment of such Company Termination Fee and any Recovery Costs, (i) no Person shall have any rights or claims against the Company Related Parties under this Agreement or otherwise, whether in equity or at law, in Contract, in tort or otherwise, and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Mergers or the other transactions contemplated by this Agreement (except that the Company shall remain obligated to pay to Parent any Recovery Costs), whether in equity or at law, in Contract, in tort or otherwise and (ii) none of Parent, Merger Sub I or Merger Sub II or any of their respective Affiliates will be entitled to bring or maintain any Proceeding against any Company Related Party arising out of this Agreement, the Mergers or the other transactions contemplated by this Agreement or any matters forming the basis of such termination relating to or arising out of this Agreement, the Mergers or the other transactions contemplated by this Agreement. Nothing in this Section 8.5(g) shall in any way expand or be deemed or construed to expand the circumstances in which the Company, the Company Partnership or any other Company Related Party may be liable under this Agreement, the Mergers or the other transactions contemplated by this Agreement.

(h)           Notwithstanding anything to the contrary in this Agreement, but subject to the proviso in Section 8.5(a) and Section 9.13, in any circumstance in which this Agreement is terminated and the Company has the right to receive payment of the Parent Termination Fee in accordance herewith, the payment of the Parent Termination Fee and, if applicable, any Recovery Costs, and any amounts owed to the Company under Section 6.18(i) and Section 6.19, shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss or damage suffered as a result of the failure of the Mergers and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith, and upon payment of such Parent Termination Fee, any Recovery Costs, and such other amounts owed to the Company under Section 6.18(i) and Section 6.19, (i) no Person shall have any rights or claims against the Parent Related Parties or Debt Financing Sources under this Agreement or otherwise, whether in equity or at law, in Contract, in tort or otherwise, and none of the Parent Related Parties or Debt Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement, the Mergers or the other transactions contemplated by this Agreement (except that Parent shall remain obligated to pay to the Company the amounts payable by Parent pursuant to the provisions of Section 6.18(i), Section 6.19 and any Recovery Costs), whether in equity or at law, in Contract, in tort or otherwise and (ii) none of the Company, the Company Partnership or any of their respective Affiliates will be entitled to bring or maintain any Proceeding against any Parent Related Party or Debt Financing Source arising out of this Agreement, the Mergers or the other transactions contemplated by this Agreement or any matters forming the basis of such termination relating to or arising out of this Agreement, the Mergers or the other transactions contemplated by this Agreement. Nothing in this Section 8.5(h) shall in any way expand or be deemed or construed to expand the circumstances in which Parent, Merger Sub I, Merger Sub II or any other Parent Related Party or Debt Financing Source may be liable under this Agreement, the Mergers or the other transactions contemplated by this Agreement.

(i)            In the event that Parent is obligated to pay the Company the Parent Termination Fee, if requested in writing by the Company, Parent shall pay to the Company from the Parent Termination Fee, deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Parent Termination Fee and (ii) the sum (calculated for the Company’s taxable year in which such amount is received) of (A) the amount that it is determined should not be gross income to the Company for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be determined by outside tax counsel to the Company, plus (B) such additional amount that it is estimated can be paid to the Company in such taxable year without creating a risk that the payment would cause the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and (3) of the Code (“Qualifying Income”), which determination shall be made by independent tax accountants to the Company, plus (C) if (i) the Company receives a letter from outside tax counsel to the Company indicating that the Company has received a ruling from the IRS holding that the Company’s receipt of the applicable Parent Termination Fee either would constitute Qualifying Income or would be excluded from gross income of the Company for purposes of Sections 856(c)(2) and (3) of the Code, or (ii) the Company’s outside counsel has determined that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income of the Company for purposes of Sections 856(c)(2) and (3) of the Code, the remaining balance of such Parent Termination Fee. Any amount of any Parent Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this paragraph. Notwithstanding the foregoing, if the Company shall cease to qualify as a REIT for federal income tax purposes, the entire unpaid balance of any Parent Termination Fee shall be payable immediately. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the applicable Parent Termination Fee with an escrow agent selected by the Company and on such terms (subject to Section 8.5(j)) as shall be mutually agreed upon by Parent, the Company and the escrow agent as reflected in an escrow agreement among such parties. The payment or deposit into escrow of the Parent Termination Fee pursuant to this Section 8.5(i) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 8.5(d) by wire transfer of same day funds, and Parent’s deposit into escrow of such amount shall satisfy all of Parent’s obligations with respect thereto.

(j)            The escrow agreement shall provide that the Parent Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent tax accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company or its applicable Affiliate to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s (or its applicable Affiliate’s) accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s (or its applicable Affiliate’s) counsel indicating that the Company (or its applicable Affiliate) received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s (or its applicable Affiliate’s) outside counsel has determined that the receipt by the Company of the Parent Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Fee to the Company. The parties hereto agree to amend Section 8.5(i) and this Section 8.5(j) at the reasonable written request of the Company in order to (x) maximize the portion of the Parent Termination Fee that may be distributed to the Company hereunder without causing the Company (or its applicable Affiliate) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s (or its applicable Affiliate’s) chances of securing a favorable ruling described in this Section 8.5(j) or (z) assist the Company (or its applicable Affiliate), at the Company’s sole cost and expense, in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.5(j); provided that no such amendment shall adversely affect Parent, its Affiliates or its direct or indirect owners. Parent shall be deemed to have satisfied its obligations pursuant to this Section 8.5 so long as it deposits into escrow the Parent Termination Fee, notwithstanding any delay or reduction in payment to the Company, and shall have no further liability with respect to payment of the Parent Termination Fee. The portion of the Parent Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.5. Parent shall not bear any cost of or have liability resulting from such escrow agreement.

Article IX
Miscellaneous and General

9.1           Survival. This ARTICLE IX (other than Section 9.2 (Modification or Amendment) and Section 9.3 (Waiver)) and the agreements of the Company Parties, Parent and the Merger Subs contained in ARTICLE III, Section 6.6(b) (Access; Consultation), Section 6.10(b) (Expenses; Certain Tax Matters), Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), Section 6.18(i) (Financing Indemnification) and the indemnification provisions of Section 6.19 (Cooperation Regarding Existing Loans) shall survive the consummation of the Mergers. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Mergers or the termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2           Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, supplemented or modified if, and only if, such amendment or modification is in writing and signed on behalf of each of the parties hereto; provided, however, that after the Company Requisite Vote has been obtained, no amendment may be made that, pursuant to applicable Law, requires further approval or adoption by the stockholders of the Company, without such further approval or adoption. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Debt Financing Sources or the Equity Investors are expressly made third party beneficiaries pursuant to Section 9.8 shall be permitted in a manner adverse to any Debt Financing Source or Equity Investor without the prior written consent of such Debt Financing Source or such Equity Investor.

9.3           Waiver.

(a)           Subject to applicable Law, any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective; provided, however, that after the Company Requisite Vote has been obtained, no waiver may be made that, pursuant to applicable Law, requires further approval by the stockholders of the Company, without such further approval.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4           Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts, taken together, shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.5           Governing Law and Venue; Waiver of Jury Trial.

(a)            SUBJECT TO SECTION 9.5(C), THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED, ENFORCED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND (OTHER THAN WITH RESPECT TO ISSUES RELATING TO THE MERGER OR THE PARTNERSHIP MERGER THAT ARE REQUIRED TO BE GOVERNED BY THE DLLCA OR THE DRULPA, RESPECTIVELY) WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAW PRINCIPLES THEREOF.

(b)           Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Circuit Court for Baltimore City, Maryland (or, if the Circuit Court for Baltimore City, Maryland declines to accept jurisdiction over any dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, any state court within the State of Maryland or the U.S. District Court for the District of Maryland, Northern Division) and any appellate court therefrom, in the event any dispute arises out of or is related to this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Proceeding by or before any Governmental Entity relating to this Agreement or any of the transactions contemplated hereby in any court other than the Circuit Court for Baltimore City, Maryland (or, if such court lacks subject matter jurisdiction, any state court located in the State of Maryland or the U.S. District Court for the State of Maryland, Northern Division) and any appellate court therefrom, (iv) waives any objection that it may now or hereafter have to the venue of any such Proceeding in the Circuit Court for Baltimore City, Maryland (or, if such court lacks subject matter jurisdiction, any state court located in the State of Maryland or the U.S. District Court for the State of Maryland, Northern Division) and any appellate court therefrom or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (v) agrees, with respect to any Proceeding filed in the Circuit Court for Baltimore City, Maryland, to jointly request an assignment to the Maryland Business and Technology Case Management Program and (vi) consents to service being made through the notice procedures set forth in Section 9.6. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.6 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.

(c)           Notwithstanding anything in this Agreement to the contrary, the Company Parties hereby, (i) agree that any Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, arising out of or relating to the Debt Financing or involving any Debt Financing Source or any of the transactions contemplated hereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (ii) agree that any such Proceeding shall be governed by the laws of the State of New York, except as otherwise provided in the applicable documentation relating to the Debt Financing, (iii) agree not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to this Agreement or any of the transactions contemplated hereby in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iv) agree that service of process in any such Proceeding or Proceeding shall be effective if notice is given in accordance with Section 9.6 hereof, (v) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (vi) agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vii) knowingly, intentionally and voluntarily waive to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement or any of the transactions contemplated hereby, and (viii) agree that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.5(c) and that such provisions and the definition of “Debt Financing Sources” shall not be amended in any way that is materially adverse to any Debt Financing Source without the prior written consent of the Debt Financing Sources party to the documentation related to the Debt Financing.

(d)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND EACH OF THE OTHER PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO ANY DEBT FINANCING OBTAINED BY PARENT OR ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE MERGERS OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6           Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) when sent by email (without any “bounceback” or other notice of nondelivery) and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent, the Merger Subs, the Surviving Entity or the Surviving Partnership:

277 Park Avenue, 39th Floor
New York, New York 10172
Attention:    See Section 9.6 of the Company Disclosure Letter under the heading “Parent Notice”
Email:           See Section 9.6 of the Company Disclosure Letter under the heading “Parent Notice”

with copies to (which shall not constitute notice):

c/o GIC Real Estate, Inc.
280 Park Avenue, 9th Floor
New York, New York 10017
Attention:    See Section 9.6 of the Company Disclosure Letter under the heading “GIC Notice”
Email:           See Section 9.6 of the Company Disclosure Letter under the heading “GIC Notice”

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:    Blair Thetford
Email:           blair.thetford@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
320 S. Canal St.
Chicago, Illinois 60606
Attention:    Nancy Olson; Matea Bozja
Email:           nancy.olson@skadden.com; matea.bozja@skadden.com

and

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attention:    Robert J. Ivanhoe, Esq.
Email:           ivanhoer@gtlaw.com

if to the Company Parties (prior to the Mergers):

Veris Residential, Inc.
210 Hudson Street, Suite 400
Jersey City, New Jersey 07311
Attention:   Taryn Fielder
Email:           Executive Vice President, General Counsel and Corporate Secretary

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:    Michael J. Aiello; Matthew J. Gilroy
Email:           Michael.Aiello@weil.com; Matthew.Gilroy@weil.com

and

Seyfarth Shaw LLP
620 Eighth Avenue
New York, New York 10018
Attention:    Blake Hornick; John P. Napoli
Email:           BHornick@seyfarth.com; JNapoli@seyfarth.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7           Entire Agreement. (a) This Agreement (including any exhibits and schedules hereto, the Company Disclosure Letter), (b) (i) the Confidentiality Agreement, dated July 18, 2025, between the Company and Affinius Capital Advisors LLC, (ii) the Confidentiality Agreement, dated as of July 18, 2025, between the Company and Vista Hill Partners, LLC and (iii) the Joinder Letter, dated November 19, 2025, among the Company, GIC Real Estate, Inc., Affinius Capital Advisors LLC and Vista Hill Partners, LLC (collectively, the “Confidentiality Agreements”), (c) the Articles of Merger, (d) the Company Certificate of Merger, (e) the Partnership Certificate of Merger and (f) any other certificate or instrument to be delivered hereunder, collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8           No Third-Party Beneficiaries. This Agreement is not intended to, and does not and shall not be deemed to, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing in accordance with Section 3.1(a), (c) the right of the Company Partnership’s unitholders to receive the Common Unit Merger Consideration or Preferred Unit Merger Consideration, as applicable, after the Closing in accordance with Section 3.1(b), (d) the right of the holders of awards under the Company Equity Plans to receive such consideration as provided for in Section 3.5 after the Closing, (e) Section 8.5(g) (Liability of Company Related Parties), Section 8.5(h) (Liability of Parent Related Parties), Section 9.2 (Modification or Amendment) and Section 9.5 (Governing Law and Venue; Waiver of Jury Trial), which, to the extent applicable to the Company Related Parties, Parent Related Parties or Debt Financing Sources, are intended to benefit and be enforceable by the Company Related Parties, Parent Related Parties or Debt Financing Sources (as applicable), and (f) following the valid termination of this Agreement pursuant to ARTICLE VIII, subject to Section 8.5(a), the last sentence of this Section 9.8, and Section 9.13(d), the right of the Company, as sole and exclusive agent for and on behalf of the stockholders and unitholders of the Company Parties (which stockholders and unitholders shall not be entitled to pursue such damages on their own behalf) (who are third party beneficiaries hereunder solely to the extent necessary for this clause (f) to be enforceable), to pursue any damages. Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (f) of this Section 9.8 and the provisions of Section 8.5(a) with respect to the recovery of damages based on the losses suffered by the stockholders and unitholders of the Company Parties, as applicable, shall only be enforceable on behalf of the stockholders and unitholders of the Company Parties by the Company in its sole and absolute discretion, as the sole and exclusive agent for the stockholders and unitholders of the Company Parties; provided that, in such capacity as sole and exclusive agent for the stockholders and unitholders of the Company Parties, the Company Parties shall (i) be entitled to reimbursement (from the stockholders and unitholders of the Company Parties, as applicable) from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by the Company Parties in connection with acting as sole and exclusive agent for the stockholders and unitholders of the Company Parties, as applicable pursuant to clause (f) of this Section 9.8 and (ii) not be liable to the stockholders and unitholders of the Company Parties for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a Company Party’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders and unitholders of the Company Parties, as applicable.

9.9           Obligations of Parent and of the Company. Whenever this Agreement requires a Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Entity to cause such Subsidiary to take such action.

9.10         Severability. The provisions of this Agreement shall be deemed severable and in the event any court of competent jurisdiction finds any provision hereof to be invalid or unenforceable, such invalidity or enforceability shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11         Interpretation.

(a)           The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “either,” “or,” “neither,” “nor,” and any when used in this Agreement shall not be exclusive, unless context requires otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All references to “dollars” or “$” refer to currency of the United States of America. Any reference to “days” means calendar days unless Business Days are expressly specified. The phrase “ordinary course of business” with respect to a Person means its ordinary course of business, consistent with past practice, similar in nature, magnitude and frequency to actions customarily taken by such Person.

(b)           Unless otherwise specified, any statement that a Contract or information referred to herein has been “delivered,” “provided,” “furnished” or “made available” (or any phrase of similar import) to Parent by the Company means that such Contract or information was (i) made available for review by Parent and its representatives at least two (2) Business Days prior to the date of this Agreement in the “Project Atlantic” virtual data room maintained by the Company with Intralinks in connection with the transaction and not removed from such virtual data room prior to the date hereof, (ii) included in the Company Reports filed with the SEC and publicly available on EDGAR prior to 6:00 p.m., Eastern Time, on the day before the date of this Agreement or (iii) otherwise provided directly (through email or in hard copy) to Parent or any of its Representatives, in each case, prior to the execution and delivery of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of any such period is a day other than a Business Day, the period in question shall end and any such step shall be taken by or on the next succeeding Business Day.

(c)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12         Assignment. This Agreement, and any of the rights, interests or obligations hereunder, shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void; provided, however, that, prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, one or more wholly owned direct or indirect Subsidiaries of Parent to be a party to the Mergers in lieu of the Merger Subs, in which event all references herein to Merger Sub I or Merger Sub II, as applicable, shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to the Merger Subs as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that any such designation shall not impede or delay the consummation of the Mergers in any respect or otherwise adversely affect the Company. Upon and after the Effective Time, Parent and Merger Subs may assign their rights under this Agreement to any parties providing secured debt financing for purposes of creating a security interest herein, including in connection with the Debt Financing. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.13         Specific Performance; Parent Liability Cap.

(a)           The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the obligations, undertakings, covenants or agreements of the parties to this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Company Parties, on the one hand, and Parent and the Merger Subs, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the other parties hereto, and to enforce specifically the terms and provisions of this Agreement (including Section 6.5, and including to cause the parties hereto to consummate the Mergers and the Closing and to make the payments contemplated by this Agreement, including ARTICLE I and ARTICLE III, in each case in accordance with the terms of this Agreement) by a decree of specific performance, in accordance with Section 9.5 of this Agreement, without the necessity of proving actual harm or damages or posting a bond or other security therefor, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law; provided that solely with respect to the equitable remedy to specifically enforce Parent’s and the Merger Subs’ obligations to effect the Closing, Parent and the Merger Subs may oppose the granting of specific performance on the basis that one of the Specific Performance Conditions has not been satisfied. Without limitation of the foregoing, the parties hereto hereby further acknowledge and agree that prior to the Closing, the Company Parties shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Parent and the Merger Subs under this Agreement (including Section 6.5, and including to cause Parent and the Merger Subs to consummate the Mergers and the Closing and to make the payments contemplated by this Agreement, including ARTICLE I and ARTICLE III) in addition to any other remedy to which the Company Parties are entitled at law or in equity, including the Company Parties’ right to terminate this Agreement pursuant to ARTICLE VIII and seek money damages. Each party hereto further agrees that it shall not take any position in any Proceeding concerning this Agreement that is contrary to the terms of this Section 9.13(a). Parent shall cause the Merger Subs and each of their respective Affiliates to perform their respective obligations under this Agreement. If, before the Termination Date, any party hereto brings any Proceeding to enforce specifically the performance of the terms and provisions hereof or any of the Commitment Letters by the other parties, then the Termination Date will automatically be extended (i) for the period during which such Proceeding is pending and until such action has been finally resolved by a non-appealable ruling by a court of competent jurisdiction in accordance with the terms hereof, plus ten (10) Business Days, or (ii) by such greater time period established by the court presiding over such Proceeding, as the case may be.

(b)           Notwithstanding Section 9.13(a), it is explicitly agreed that, unless this Agreement is terminated in accordance with Section 8.1, Section 8.2, Section 8.3 or Section 8.4, the Company Parties shall be entitled to specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letters to fund the transactions contemplated by this Agreement and consummate the Closing only in the event that (i) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at the Closing), (ii) the Debt Financing is available to be funded at the Closing and has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, in each case in accordance with the terms of the Debt Commitment Letter, (iii) Parent has failed to consummate the Mergers on the date the Closing should have occurred pursuant to Section 1.2 and (iv) the Company Parties have irrevocably confirmed in writing to Parent if specific performance were granted and the Debt Financing and the Equity Financing were funded, then the Closing would occur in accordance with Section 1.2 (such clauses (i)-(iv), the “Specific Performance Conditions”).

(c)           For the avoidance of doubt, in no event shall the exercise of (i) the Company’s or the Company Partnership’s right to seek specific performance pursuant to this Section 9.13 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to ARTICLE VIII or pursue all applicable remedies at law, including seeking payment of the Parent Termination Fee in accordance with the terms of this Agreement or (ii) Parent’s or the Merger Subs’ right to seek specific performance pursuant to this Section 9.13 reduce, restrict or otherwise limit Parent’s right to terminate this Agreement pursuant to ARTICLE VIII or pursue all applicable remedies at law, including seeking payment of the Company Termination Fee in accordance with the terms of this Agreement. Notwithstanding the foregoing, in no event shall (i) the Company or any of its Affiliates be entitled to the Parent Termination Fee if the Closing actually occurs or (ii) Parent or any of its Affiliates be entitled to the Company Termination Fee if the Closing actually occurs.

(d)           Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent and the Merger Subs for monetary losses, damages, costs or expenses in connection with this Agreement, the Equity Commitment Letters and the transactions contemplated by this Agreement shall be limited to an amount equal to the Parent Termination Fee, plus (i) amounts payable by Parent pursuant to the provisions of Section 6.18(i) and Section 6.19, and (ii) the Recovery Costs (collectively, the “Parent Liability Cap”), and in no event shall the Company, the Company Partnership or any of their respective Affiliates seek any amount in excess of the Parent Liability Cap in connection with this Agreement, the Equity Commitment Letters or the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in Contract, tort or otherwise; provided, however, that the Parent Liability Cap shall not apply to, and shall not limit, any monetary losses, damages, costs or expenses recoverable by the Company, the Company Partnership or any of their respective Affiliates to the extent arising out of or resulting from actual fraud by Parent or any Merger Sub.  In no event shall the Company, the Company Partnership or any of their respective Affiliates seek, nor shall the Company or the Company Partnership permit to be sought on behalf of the Company or the Company Partnership, any monetary damages of any kind, including consequential, indirect, or punitive damages, from any officer, director, agent or employee of Parent or the Merger Subs, any direct or indirect holder of any equity interests or securities of Parent or the Merger Subs or any direct or indirect director, officer, employee, partner, Affiliate, member, controlling Person or Representative of any of the foregoing, in connection with this Agreement or the transactions contemplated by this Agreement; other than, in each case, (x) as expressly provided by and subject to the terms of the Equity Commitment Letters or (y) claims for actual fraud committed by Parent or any Merger Sub.  Except for the liabilities and obligations of the parties to the Equity Commitment Letters, the Debt Commitment Letter and any other agreements pursuant thereto under any of the foregoing agreements to which they are parties and except for claims for actual fraud, all claims, obligations, liabilities, or causes of action (whether in Contract or in tort, at law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties in the preamble to this Agreement (each, a “Contracting Party”).  Each Contracting Party agrees that no Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing and the Equity Investors and their respective Affiliates and Debt Financing Sources (collectively, the “Non-Recourse Party”), shall have any liability (whether in Contract or in tort, at law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of, or by reason of this Agreement or the transactions contemplated by this Agreement or the negotiation, execution, performance, or breach of this Agreement (other than, in each case, the liabilities and obligations of the parties to the Equity Commitment Letters, the Debt Commitment Letter, and any other agreements pursuant thereto and under any of the foregoing agreements to which they are expressly identified as parties), and, to the maximum extent permitted by applicable Law, each Contracting Party, on behalf of itself and its Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by applicable Law, except as provided in the Equity Commitment Letters, the Debt Commitment Letter and any other agreements pursuant thereto, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (ii) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Subject to the terms of the Equity Commitment Letters, in connection with a valid Order requiring Parent to specifically perform the Closing of the Mergers under this Agreement, the Company may enforce the terms of the Equity Commitment Letters in accordance with their terms.

9.14         Definitions. For purposes of this Agreement, the following terms, when used herein, shall have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed and delivered after the execution and delivery of this Agreement, in each case containing provisions no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreements, it being understood that such agreement need not contain any “standstill” or similar provisions.  If the provisions of such confidentiality agreement in clause (i) or (ii) is or would be less restrictive in any material respect to the counterparty than the terms of the Confidentiality Agreements (other than because of the absence of a “standstill” or similar provisions), then such confidentiality agreement will be deemed to be an Acceptable Confidentiality Agreement if the Company offers to amend the Confidentiality Agreements so as to make the provisions of the Confidentiality Agreements as restrictive in the aggregate as the provisions of such confidentiality agreement.

“Acquisition Proposal” means (i) any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction involving the Company or any of its Subsidiaries which is structured to permit such Person or group to, directly or indirectly, acquire beneficial ownership of twenty-five percent (25%) or more of the outstanding Shares or equity securities of any of the Company’s Subsidiaries, or twenty-five percent (25%) or more of the consolidated net revenues, net income or total assets of the Company and its Subsidiaries (measured by the fair market value thereof), (ii) any acquisition by any Person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty-five percent (25%) or more of the outstanding Shares or equity security securities of any of the Company’s Subsidiaries, or twenty-five percent (25%) or more of the consolidated net revenues, net income or total assets of the Company and its Subsidiaries (measured by the fair market value thereof), in each case, other than the transactions contemplated by this Agreement, or (iii) any sale, lease, exchange, transfer or other disposition to any Person or group (as defined in or under Section 13 of the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the consolidated net revenues, net income or total assets of the Company and its Subsidiaries (measured by the fair market value thereof).

“Affiliate” means, when used with respect to any party, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such party. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Parent, Merger Subs and their respective Subsidiaries shall not be deemed to be Affiliates of the Company, (ii) the Company Parties and their respective Subsidiaries shall not be deemed to be an Affiliate of Parent, Merger Subs or the Equity Investors, (iii) no “portfolio company” (as such term is customarily understood among institutional private equity investors) of any Equity Investor or its Affiliates shall be deemed to be Affiliates of Parent, Merger Subs and their respective Subsidiaries and (iv) Parent, Merger Subs and their respective Subsidiaries shall not be deemed to be Affiliates of any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any Equity Investor or its Affiliates.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Antitrust Laws” means all federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Business Day” means any day that is not a Saturday, a Sunday or other day of the year on which banks are not required or authorized by Law to close in New York, New York; Baltimore, Maryland; or Singapore.

“Certificate of Designation” means the Certificate of Designation of 3.5% Series A-1 Preferred Limited Partnership Units of Mack-Cali Realty, L.P., dated February 28, 2017.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

“Company Equity Plans” means, as amended, each of the Company’s 2013 Incentive Stock Plan, the Company’s 2024 Incentive Stock Plan, the Company’s Deferred Compensation Plan for Directors, the Stock Option Agreement by and between the Company and Mahbod Nia effective as of March 10, 2021, the Restricted Stock Unit Agreement by and between the Company and Taryn Fielder dated as of April 18, 2022, the Restricted Stock Unit Agreement by and between the Company and Amanda Lombard dated as of April 18, 2022, the Restricted Stock Unit Agreement by and between the Company and Jeffrey Turkanis dated as of April 18, 2022, and the Stock Option Agreement by and between the Company and Jeffrey Turkanis effective as of April 18, 2022.

“Company Limited Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partners of the Company Partnership, dated as of December 11, 1997, as amended by Amendment No. 1, dated August 21, 1998, Amendment No. 2, dated July 6, 1999, Amendment No. 3, dated September 30, 2003, Amendment No. 4, dated March 8, 2016, Amendment No. 5, dated April 4, 2017, Amendment No. 6, dated April 20, 2018, Amendment No. 7, dated March 13, 2019, Amendment No. 8, dated March 22, 2019, Amendment No. 9, dated March 24, 2020, Amendment No. 10, dated January 4, 2021, and Amendment No. 11, dated December 10, 2021, together with that certain Certificate of Designation of 3.5% Series A Preferred Limited Partnership Units, dated February 3, 2017, and the Certificate of Designation.

“Company LTIP Units” means the Company’s LTIP Units, as defined in the Company Limited Partnership Agreement.

“Company Material Adverse Effect” means any change, event, development, state of facts, circumstance or effect (each, an “Effect”) that individually or taken together with any other Effect (A) does, or would reasonably be expected to prevent or materially impair the ability of the Company or the Company Partnership to consummate the applicable Merger before the Termination Date, or (B) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition, operations, properties or results of operations of the Company and its Subsidiaries, taken as a whole; provided that, solely in the case of clause (B), none of the following shall be deemed, either alone or in combination, to constitute, and there shall not be taken into account in determining whether there has been a Company Material Adverse Effect, any Effect to the extent arising from or attributable or relating to: (i) changes in, or events generally affecting, the U.S. or global financial, securities or capital markets, (ii) general economic or political conditions in the United States, including any changes in currency exchange rates, interest rates, monetary policy, inflation or commodity prices, (iii) changes in, or events generally affecting, the real estate industry, (iv) any natural or man-made disaster or acts of God, including earthquakes, floods, hurricanes, tornados, fires, volcanic eruption, epidemics, pandemics or disease outbreak (including COVID-19) or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof in the United States, (v) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, estimates, forecasts or predictions in respect of financial or operating performance for any period, (vi) a decline in the price of the Shares, or a change in the trading volume of the Shares, on the NYSE; provided that the exceptions in clauses (v) and (vi) shall not in any way prevent or otherwise affect a determination that any Effect underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (vii) changes in Law, (viii) changes in GAAP (or authoritative interpretation thereof), (ix) the taking of any specific action expressly required by this Agreement or taken with Parent’s written consent or the failure to take any specific action expressly prohibited by this Agreement, (x) the announcement or pendency of this Agreement and the Mergers, including the impact thereof on the relationships with customers, suppliers, distributors, partners, other third parties with whom the Company has a relationship or employees (including, any cancellation of or delays in customer orders, any reduction in sales, any disruption in or loss of customer, supplier, distributor, partner or similar relationships, or any loss of employees); provided, however, that this clause (x) shall not apply to any inaccuracy in the representations and warranties set forth in Section 4.4(b) (or Section 7.2(a) as it relates to Section 4.4(b)), (xi) any computer hacking, data breaches, ransomware, cybercrime or cyberterrorism resulting in an outage of or termination by a critical web-hosting platform or data center provider providing services to the Company or any of its Subsidiaries or their respective businesses that is not specifically targeted to, or directed at the Company or its Subsidiaries, (xii) any Proceeding brought by stockholders of the Company alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby; provided, however, that this clause (xii) shall not apply to any Effect arising out of, relating to or resulting from an actual breach or false, misleading or inadequate disclosure; provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (i), (ii), (iii), (iv), (vii), (viii) and (xi) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred only to the extent such Effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated participants in the industries in the same regions in which the Company and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Parties” means the Company and the Company Partnership.

“Company Plan” means any benefit and compensation plan, policy, program, agreement or arrangement sponsored, maintained or contributed to by the Company or any of its Subsidiaries covering current or former Company Service Providers or to which the Company and its Subsidiaries have any obligation or liability, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (including the rules and regulations promulgated thereunder from time to time, “ERISA”), and any incentive, bonus, deferred compensation, vacation, stock purchase, employment, consulting, retirement, severance, retention, commission, change of control, transaction bonus, equity or equity-based compensation, restricted stock, stock option, stock appreciation right or stock based plans, group insurance, excess or supplemental benefit, paid time off or fringe benefit.

“Contract” means any written or oral contract, subcontract, agreement, lease, sublease, license, sublicense, consent, settlement, note, bond, loan, mortgage, deed of trust, indenture, arrangement, instrument, option, warrant, warranty, permit, understanding, commitment or other obligation that purports to be binding on any Person.

“Converted Common Units” means any Common Units issued upon the conversion of (i) Preferred Units in accordance with the terms of the Certificate of Designation and (ii) Company LTIP Units in accordance with the terms of the Company Limited Partnership Agreement.

“Debt Financing Sources” means the lenders, agents and arrangers of any Debt Financing, together with their respective Affiliates, officers, directors, employees, agents and representative and their successors and assigns, including any successors or assigns via joinder agreements or credit agreements relating thereto.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“EDGAR” means Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Environmental Law” means any Law relating to the protection of (i) air, water, soil or any other environmental media, (ii) threatened or endangered species, or (iii) worker health and safety as worker health and safety pertains to Hazardous Substances.

“Environmental Permit” means any License issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Units” means the Excluded Common Units and the Excluded Preferred Units.

“GAAP” means U.S. generally accepted accounting principles.

“Hazardous Substances” means: (i) any material, substance, chemical or waste (or combination thereof) that (A) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law or for which standards of conduct are prescribed under Environmental Law and (ii) any petroleum, petroleum products, per- and polyfluoroalkyl substances, polychlorinated biphenyls, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, methane, 1,4 dioxane, radon, and toxic mold.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including (x) deposits or advances of any kind to such Person and (y) under the Existing Credit Agreement), (ii) evidenced by bonds, debentures, notes or similar instruments, whether secured or unsecured, (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment, (iv) pursuant to securitization or factoring programs or arrangements, (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries), (vi) under swaps, options, collars, derivatives and other hedging agreements, transactions or arrangements (assuming they were terminated on the date of determination), (vii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon, (viii) in respect of the deferred purchase price, under conditional sale or other title retention agreements, or incurred as financing, in each case, with respect to any acquired property or assets and (ix) for any prepayment premium or penalty, accrued interest, fees and expenses related to any of the foregoing.

“Information Technology Systems” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information.

“Intellectual Property” means, collectively, all intellectual property and associated rights in any jurisdiction throughout the world, including (i) patents and patent applications, (ii) trademarks service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, logos, slogans, trade dress and all other source or business identifiers and all applications and registrations and renewals for, and all goodwill associated with and symbolized by, any of the foregoing, (iii) domain names and social media handles, (iv) works of authorship (whether or not copyrightable), registered or applied for copyrights and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, promotion and marketing materials, (v) rights in data, software, databases and data compilations and (vi) trade secrets under applicable Law, and other proprietary know-how, including improvements, processes, methods, techniques, modifications, compilations, protocols, compositions, models, layouts, designs, drawings, plans, specifications, methodologies and other confidential or proprietary information.

“Intervening Event” means any material Effect that, in each case, occurred or arose after the date hereof that, individually or in the aggregate, materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, which was not known to, or reasonably foreseeable by, the board of directors of the Company prior to the execution of this Agreement (or if known, the material consequences or magnitude of which were not known to or reasonably foreseeable by, the board of directors of the Company prior to the execution of this Agreement), which Effect, or any material consequence thereof, becomes known to the board of directors of the Company prior to the receipt of the Company Requisite Vote; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt by the Company or any of its Subsidiaries of, or the existence or terms of, an Acquisition Proposal or Inquiry, or any matter relating thereto or consequence thereof, (ii) any matter relating to Parent, Merger Subs, the Equity Investors or their respective Affiliates or (iii) any changes in the market price or trading volume of the Shares, changes in credit ratings and any changes in analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries or any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, estimates, forecasts or predictions in respect of financial or operating performance for any period.

“IRS” means the Internal Revenue Service.

“Joint Venture Agreements” means the Organizational Documents of the Majority Joint Ventures and the Minority Joint Ventures.

“Knowledge of Parent” means the actual knowledge of the individuals identified on Section 9.14(a) of the Company Disclosure Letter under the heading of “Parent Knowledge”.

“Knowledge of the Company” means the actual knowledge of the individuals identified on Section 9.14(a) of the Company Disclosure Letter under the heading “Company Knowledge”, after reasonable inquiry of direct reports.

“Law” means any and all domestic (federal, state or local), foreign, transnational or other governmental law, act, statute, ordinance, common law, rule, regulation, constitution, treaty, convention, code, Order, or other similar requirement enacted, adopted or applied by, or agreement with, a Governmental Entity.

“Lien” means any lien, charge, mortgage, deed of trust, pledge, hypothecation, security interest, claim, option, right or easement to use, occupy or access, or other lien, encumbrance or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership

“LTIP Unit Conversion Date” means the Closing Date.

“LTIP Unit Forced Conversion Notice” means the form attached as Annex C to Amendment No. 10, dated January 4, 2021, of the Company Limited Partnership Agreement.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, injunction, stipulation, directive, ruling, writ, determination, decision, verdict, settlement, award, stipulation or decree, in each case, entered, issued, made or rendered by or with of any Governmental Entity.

“Organizational Documents” means (i) with respect to a corporation, the charter, articles of incorporation, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (ii) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (iii) with respect to a partnership, the certificate of limited partnership and the partnership agreement (including any partnership unit designation), and (iv) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person, in each case, as amended, supplemented, restated or corrected from time to time.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially impairs the ability of Parent or the Merger Subs to consummate the applicable Merger before the Termination Date.

“Partnership Units” means the Common Units and the Preferred Units.

“Pass-Through Income Tax Return” means any Tax Return filed or required to be filed with any Tax authority with respect to any Pass-Through Income Taxes (including, but not limited to, IRS Form 1065 and Schedules K-1, K-2 and K-3, and any similar Tax Returns or successor forms).

“Pass-Through Income Taxes” means any income Taxes with respect to the operations of the businesses of the Company Partnership if such Company Partnership’s direct or indirect equity holders would be liable as a matter of Law for such income Taxes (e.g., the income Tax liability for items of income, gain, loss, deduction and credit is passed through to the beneficial owners with respect to the Company Partnership for U.S. federal (and applicable state and local) income Tax purposes).

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in the financial statements have been established and provided for in accordance with GAAP, (ii) Liens arising in the ordinary course of business in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens which are not yet due and payable or are due but not yet delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves in the financial statements have been established and provided for in accordance with GAAP, (iii) Liens affecting the interest of the grantor of any easements benefiting any Owned Real Property and Liens filed or shown in appropriate public records attaching to the Owned Real Property or the Ground Leased Real Property or the fixtures attached thereto that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted, (iv) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company Reports filed as of the date hereof, (v) with respect to the Company Leased Real Property, statutory or contractual Liens of landlords or Liens against the interests of the landlord or owner of any such Company Leased Real Property, (vi) Liens granted (or required to be granted) pursuant to the Existing Credit Agreement, or otherwise reflected in the Company balance sheet in the Company Reports prior to the date hereof, (vii) Liens, exceptions, easements, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters of record in the applicable public records that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets (including the Owned Real Property or the Ground Leased Real Property) to which they relate in the business of the Company and its Subsidiaries as presently conducted, (viii) zoning, entitlement, building and other land use regulations imposed by a Governmental Entity having jurisdiction over such real property that are not violated by the existing use, operation or occupancy of such real property, (ix) Liens to be released at or prior to Closing, (x) Liens identified on title policies or preliminary title reports or otherwise recorded in the public land records that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets (including the Owned Real Property or the Ground Leased Real Property) to which they relate to the business of the Company and its Subsidiaries as presently conducted, (xi) any conditions that might be shown by an accurate survey or physical inspection that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets (including the Owned Real Property or the Ground Leased Real Property) to which they relate to the business of the Company and its Subsidiaries as presently conducted, (xii) any non-exclusive license to or under Intellectual Property granted in the ordinary course of business and (xiii) any Liens occurring under the applicable organizational documents.

“Person” means any individual, firm, corporation (including not-for-profit), general or limited partnership, limited liability company, limited company, joint venture, joint stock company, estate, trust, incorporated or unincorporated association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means any information that identifies or could be used to identify an individual person, in addition to any definition for “personal data,” “personal information” or any similar term provided by applicable Law.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Preferred Unit Merger Consideration” means an amount equal to $1,000 plus any Accrued Distributions (as defined in the Certificate of Designation) thereon.

“Preferred Units” means the 3.5% Series A-1 Preferred limited partnership units of the Company Partnership.

“Prior Sale Contracts” means any and all fee interest in any real property or leasehold interest in any ground lease (or sublease) conveyed, transferred, assigned or otherwise disposed of by the Company or any of its Subsidiaries for an amount in excess of $50,000,000 since January 1, 2023.

“Privacy Laws” means (i) any Law, rule, regulation or directive and all legally binding guidance issued by any Governmental Entity thereunder applicable to the Company or to any of its Subsidiaries and (ii) to the extent the Company or any of its Subsidiaries has agreed to comply with the same, any legally binding applicable self-regulatory guidelines, in each case of (i) and (ii), relating to: (a) the privacy, protection or security of Personal Data Processed by or on behalf of the Company or any of its Subsidiaries or (b) Processing of Personal Data by or on behalf of the Company or any of its Subsidiaries in connection with requirements for websites, social media sites and mobile applications, online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing, or email marketing.

“Privacy Requirements” means (i) all Privacy Laws, (ii) Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound, (iii) written consents and authorizations, (iv) the Company’s and its Subsidiaries’ written policies, (v) to the extent applicable to the Company or to any of its Subsidiaries, the Payment Card Industry Data Security Standard (PCI-DSS); in each case of (i) through (v), relating to the Processing of any Personal Data by or on behalf of the Company and its Subsidiaries or any data breach notification requirements.

“Processing” means any operation or set of operations performed on any data, whether or not by automated means, including receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).

“Representatives” means, with respect to any Person, their trustees, directors, officers, employees, agents, investment bankers, attorneys, accountants, consultants and other advisors or representatives of such Person, acting in such capacity and, in the case of Parent, (i) its financing sources or (ii) with respect to clause (iii) of Section 6.6(a), any potential buyer of the Specified Properties that has executed a joinder to the Confidentiality Agreements, or a standalone confidentiality agreement on substantially the same terms thereof.

“Solvent” when used with respect to any Person, means that, as of any date of determination: (i) the present fair saleable value of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (ii) such Person will not, as of such date, have unreasonably small capital to carry on its business and (iii) such Person will be able to pay its debts as they become absolute and mature taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Subsidiary” means, with respect to any Person, any other Person of which (i) at least a majority of the outstanding shares of capital stock, other equity or voting securities, or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries, or (ii) such Person is otherwise entitled to elect, directly or indirectly, at least a majority of the board of directors or other Persons performing similar functions, or (iii) if such Person is a limited partnership or limited liability company, such other Person or one of its Subsidiaries is a general partner or managing member or otherwise has the power to direct or cause the direction of the management or policies thereof. For the avoidance of doubt, a Majority Joint Venture is a Subsidiary of the Company or one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Acquisition Proposal (except that the references therein to “twenty-five percent (25%)” shall be replaced by “fifty percent (50%)”) that: (i) is made by a third party after the date of this Agreement and that did not result from a breach of Section 6.2, (ii) includes a proposed Alternative Acquisition Agreement with respect thereto or confirms in writing that any purchase agreement in connection therewith will be on substantially the same terms as this Agreement, and is not withdrawn, and (iii) is on terms that the Company’s board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors), to be (A) more favorable to the holders of Shares from a financial point of view than the Mergers (taking into account any changes to the terms of this Agreement committed to in writing by Parent at or prior to the time of such determination) and (B) reasonably capable of being completed in accordance with its terms, in each case of (A) and (B), taking into account all financial, legal, regulatory, conditionality, identity of the Person making the Acquisition Proposal, certainty and likelihood of closing, breakup fee provisions and other aspects of such Acquisition Proposal and this Agreement (including any changes to the terms of this Agreement committed to in writing by Parent at or prior to the time of such determination).

“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local, foreign or other taxes, including income, profits, franchise, gross receipts, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, use, real and personal property, withholding, excise, value added, transfer, employee, estimated or other taxes, and any other fees, charges, duties or assessments in the nature of tax, in each case that is imposed by a Governmental Entity, including all interest and penalties, fines and additions to tax imposed in connection with any item described in this definition.

“Tax Return” means all returns, reports, statements, declarations, filings or similar documents with respect to Taxes (including any information return, claim for refund, amended return, declaration of estimated Tax, election or disclosure) supplied or required to be supplied to a Tax authority relating to Taxes, including any amendment thereof or attachment thereto.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and any similar state or local plant closing or mass layoff notice Law.

“Willful Breach” means (i) a material breach by a party of any of its obligations under this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party when such party knew or should have known that such act or omission would cause a breach of this Agreement or (ii) subject to the satisfaction or waiver (by the party for whom such condition may be waived) of the conditions to Closing set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied by actions taken at Closing; provided that those conditions would have been satisfied if the Closing were to occur on such date), the willful or intentional failure of the breaching party to promptly consummate the Mergers in accordance with Section 1.2.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

VERIS RESIDENTIAL, INC.

By:	/s/ Amanda Lombard
	Name:	Amanda Lombard
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

VERIS RESIDENTIAL, L.P.

By:	/s/ Amanda Lombard
	Name:	Amanda Lombard
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

AC RESIDENTIAL ACQUISITION LP

By: AC Residential GP LLC, in its capacity as the General Partner of AC Residential Acquisition LP

By:	/s/ Craig H. Solomon
	Name:	Craig H. Solomon
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

AC RESIDENTIAL REIT LLC

By:	/s/ Craig H. Solomon
	Name:	Craig H. Solomon
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

AC RESIDENTIAL OP LP

By: AC RESIDENTIAL REIT LLC, in its capacity as the General Partner of AC Residential OP LP

By:	/s/ Craig H. Solomon
	Name:	Craig H. Solomon
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of REIT Opinion

Seyfarth Shaw LLP

620 Eighth Avenue New York, New York 10018
T (212) 218-5500
F (212) 218-5526

jnapoli@seyfarth.com
T (212) 218-5620

www.seyfarth.com

[●], 2026

Veris Residential, Inc.
Veris Residential, L.P.
Harborside 3
210 Hudson Street, Suite 400
Jersey City, New Jersey 07311

AC Residential Acquisition LP
277 Park Avenue, 39th Floor
New York, NY 10172

Ladies and Gentlemen:

We have acted as tax counsel to Veris Residential, Inc. (the “Company”) and Veris Residential, L.P. (the “Company Partnership”) in connection with that certain Agreement and Plan of Merger, entered into as of February 23, 2026 (the “Merger Agreement”), by and among the Company, the Company Partnership, AC Residential Acquisition LP, a Delaware limited partnership (the “Parent”), AC Residential REIT LLC, a Delaware limited liability company, and AC Residential OP LP, a Delaware limited partnership. This opinion relates to the qualification for federal income tax purposes of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering the opinions expressed herein, we have examined the Articles of Incorporation and Bylaws of the Company, the Second Amended and Restated Limited Partnership Agreement of the Company Partnership, as amended, the representations of the Company contained in an officer’s certificate delivered to us on or about the date hereof (the “Officer’s Certificate”), and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

[●], 2026 Page 2

We have relied upon the representations of the Company, the Company Partnership, and their affiliates regarding the manner in which the Company and Company Partnership have been owned and operated, the type and amount of income received by the Company and Company Partnership from January 1, 2026, through the Closing Date (as defined in the Merger Agreement), and the character and amount of distributions made from January 1, 2026, through the Effective Time, and the representations similarly made with respect to prior years of the Company and Company Partnership. We have not independently verified the accuracy of such representations, and we assume that such representations are true, correct, and complete, and that all representations made “to the best of the knowledge and belief” of any person(s) or party(ies) are and will be true, correct, and complete as if made without such qualification. We assume that the Company and Company Partnership have been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents.

The foregoing representations have all been made to us as of the date hereof by officers and representatives of the Company. No facts have come to our attention that are inconsistent with such facts and representations.

Based upon and subject to the foregoing, we are of the opinion that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable years ended December 31, 1994 through and including its short taxable year that ends on the Closing Date taking into account the effects of the Mergers (as those terms are defined in the Merger Agreement), and the Company’s current method of operation as described in the representations referred to above will enable it to qualify for taxation as a REIT under the Code for such years.

The opinions expressed herein are based upon the Code, the Treasury Regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the Company, the Company Partnership, and the Parent. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that are being made to us, including the factual representations set forth in the Officer’s Certificate, and cannot be relied upon if any of the facts contained in such documents or in such additional information are, or later become, inaccurate or if any of the representations made to us are, or later become, inaccurate.

We express no opinion other than the one expressly set forth herein. Furthermore, the Company’s qualification as a REIT will depend on the Company meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not review these operations, and no assurance can be given that the actual operations of the Company and its affiliates (including the Company Partnership) will meet these requirements or the representations made to us with respect thereto.

Very truly yours,

SEYFARTH SHAW LLP

Exhibit B

Form of REIT Officer’s Certificate

VERIS RESIDENTIAL, INC.

Harborside 3

210 Hudson street, suite 400
jersey city, new jersey 07311

[●], 2026

Seyfarth Shaw LLP

620 Eighth Avenue

New York, New York 10018

The undersigned are duly authorized officers of Veris Residential, Inc. (the “Company”), a Maryland corporation, which is the general partner of Veris Residential, L.P., a Delaware limited partnership (the “Operating Partnership”).

In connection with that certain Agreement and Plan of Merger, entered into as of February 23, 2026 (the “Merger Agreement”), by and among the Company, the Company Partnership, AC Residential Acquisition LP, a Delaware limited partnership (the “Parent”), AC Residential REIT LLC, a Delaware limited liability company, and AC Residential OP LP, a Delaware limited partnership, the Company has requested that Seyfarth Shaw LLP (“Counsel”) furnish an opinion to the Company and to Parent with respect to the qualification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the opinion, Counsel has requested that the Company make the representations set forth below in this officers’ certificate (the “Certificate”), which the Company understands will be relied upon by Counsel in rendering such opinion.1

Each undersigned officer hereby certifies on behalf of the Company and affirms, as of the date of this Certificate, after due inquiry, the accuracy of the representations set forth below on which Counsel will rely in rendering its opinion. To the extent that the following representations refer to future conduct, they represent the intentions of the Company. For purposes of this Certificate, any year in which the Company elects to be treated as a REIT, shall be referred to as a “REIT taxable year” and each of the representations or statements below shall refer to and be made in accordance with the law in effect for the REIT taxable year to which such representation or statement refers.

1.             Each of the Company and any entity in which the Company directly or indirectly has held and will hold an ownership or other beneficial interest (each, a “Subsidiary”, and, collectively, the “Subsidiaries”) has operated and will continue to operate in accordance with (i) their respective organizational documents and (ii) the laws of the jurisdiction under which they are organized.

2.             At all times, the Company has been and will be managed by its board of directors.

[1]	Unless otherwise indicated, all section references contained herein refer to sections of the Code.

3.             All organizational documents and other documents and agreements relating to the Company and its Subsidiaries requested by Counsel have been provided to Counsel by or at the direction of the Company and are correct and complete in all respects and each such document or agreement has not been amended or revoked and is currently in full force and effect. All such documents and agreements will be implemented, construed and enforced in accordance with their written terms without regard to any parol evidence.

4.             The Company will operate, and will cause any Subsidiaries to operate, in a manner such that the statements and representations set forth in this Certificate will continue to be true and complete in the future in all respects, subject only to applicable law changes.

5.             Except as described in this paragraph and paragraph 16, neither the Company nor any Subsidiary has held or will hold, directly or indirectly, in any REIT taxable year more than ten percent (10%) of the voting securities or the value of securities of any issuer other than a REIT, a Subsidiary that is disregarded for federal income tax purposes (a “Transparent Subsidiary”), a Subsidiary treated as a partnership for federal income tax purposes, or a taxable REIT subsidiary as defined in section 856(l) (“TRS”). For any corporation other than a REIT or TRS in which the Company (or any Subsidiary) acquired or acquires in excess of ten percent (10%) of the voting securities or the value of securities, the Company has held and will hold, either directly or indirectly through one or more Transparent Subsidiaries (including through qualified REIT subsidiaries, “QRSs”) of the Company within the meaning of section 856(i)(2)), one hundred percent (100%) of the stock of such corporation at all times from the date the Company (or any Transparent Subsidiary of the Company) acquired or acquires the securities of such corporation and such corporation qualified or will qualify as a QRS of the Company. For any REIT taxable year beginning after December 31, 2000, the Company and any Subsidiary has held and may hold securities that constitute more than ten percent (10%) of the value of securities of an issuer if such securities constitute straight debt, as described in section 856(m)(2), or the security is otherwise described in section 856(m)(1) as more fully set forth in paragraph 16.

6.             As of the end of each REIT taxable year, the Company has not had and will not have any current or accumulated “earnings and profits,” as determined pursuant to subchapter C of the Code, and the rules and Treasury Regulations promulgated thereunder, which were acquired in a reorganization or generated by the Company or any entity that was not a REIT or an S corporation at the time that such earnings and profits were generated.

7.             For each REIT taxable year of the Company, at least seventy-five percent (75%) of the gross income derived by the Company2 directly or indirectly (including its allocable share of partnership items (based on its capital interest as provided in Treasury Regulations section 1.856-3(g)) (but excluding gross income from (a) prohibited transactions and (b) any Hedging Transaction (defined in paragraph 8) entered into after July 30, 2008)) has consisted of and will consist of: (i) amounts derived from rental of properties within the meaning of section 856(c)(3)(A) and section 856(d), including rents attributable to personal property as and to the extent described in paragraph 9, and including charges for services customarily furnished or rendered in connection with the rental of real property for occupancy only and not primarily for the convenience of tenants, whether or not such charges are separately stated, as described in paragraph 10 below; (ii) interest on obligations secured by mortgages on real property or on interests in real property within the meaning of section 856(c)(3)(B); (iii) any gain realized upon the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not held for sale to customers in the ordinary course of business within the meaning of section 856(c)(3)(C); (iv) dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other REITs; (v) abatements and refunds of taxes on real property; (vi) income and gain (other than from prohibited transactions) derived from “foreclosure property” (as defined in section 856(e)); (vii) amounts (other than amounts based upon the income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on interests in real property, or (B) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (viii) gain from the sale or other disposition of a real estate asset (other than a nonqualified publicly offered REIT debt instrument, as described in Paragraph 24 below) which is not a prohibited transaction solely by reason of section 857(b)(6); and (ix) “qualified temporary investment income” (as defined in section 856(c)(5)(D)).

[2]	For purposes of the representations with respect to income contained in paragraphs 7, 8, 9 and 10, the Company will be treated as receiving all income received or accrued, directly or indirectly, by any Transparent Subsidiary, and as receiving its pro rata share (based upon its capital interest as provided in Treasury Regulations section 1.856-3(g)) of all items of income received or accrued, directly or indirectly, by any partnership in which the Company holds a direct or indirect interest.

2

8.             For each REIT taxable year of the Company, at least ninety-five percent (95%) of the gross income derived by the Company, directly or indirectly (including its allocable share of partnership items (based on its capital interest) (but excluding gross income from prohibited transactions and, for taxable years beginning on or after January 1, 2005, any Hedging Transaction) has consisted of and will consist of (i) the items of income described in paragraph 7, (ii) gain from the sale or other disposition of stock or securities which are not held for sale to customers in the ordinary course of business, and (iii) interest and dividends (not previously included in (i) above), but without regard to any dividends received from any QRS. A “hedging transaction” is any transaction entered into in the normal course of the Company’s trade or business to manage interest rate risk or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by the Company to acquire or carry real estate assets (as defined in section 856(c)(5)(B)), if the transaction was clearly identified as a hedging transaction before the close of the day on which it was acquired, originated, or entered into and otherwise satisfies the requirements of section 1221(a)(7) and Treasury Regulations section 1.1221-2 (a “Hedging Transaction”).

9.             Any income received or accrued by the Company during a REIT taxable year that is attributable to the use or rental of personal property by any tenant (including personal property that is leased by the Company from a third party) has been and will be treated as gross income that does not qualify for purposes of paragraphs 7 and 8, except in situations where the Company’s rental income attributable to personal property did not or does not exceed fifteen percent (15%) of the combined rental income pursuant to a lease that is attributable to both real and personal property together. For purposes of this paragraph 9, rental income attributable to personal property is computed by multiplying (A) the combined rental income pursuant to a lease times (B) the ratio of (i) the average of the fair market value of the personal property that is subject to a lease at the beginning and end of such REIT taxable year to (ii) the average of the fair market values of both the real and personal property subject to such lease at the beginning and end of such REIT taxable year.

3

10.           All services provided or to be provided in any REIT taxable year by the Company or any Subsidiary (or by a contractor hired by the Company or any Subsidiary) to tenants in their capacity as tenants either (i) have consisted of and will consist of services usually and customarily rendered in connection with the rental of rooms or other space for occupancy only (and not primarily for the tenants’ convenience) (“Permitted Services”), taking into account the geographic market in which the building is located and similar buildings, (ii) have been and will be provided by a person that is an “independent contractor” with respect to the Company (within the meaning of section 856(d)(3)) or (iii) have been and will be provided by a TRS. Any arrangement between the Company or any Subsidiary and an independent contractor for the provision of services to tenants other than services which are usual and customary in the relevant geographic market has provided or will provide that: (a) the cost of such services shall be borne by the independent contractor; (b) a separate charge shall be made for the services; (c) the amount of the separate charge shall be received and retained by the independent contractor; (d) the independent contractor shall be adequately compensated for such services; and (e) the Company shall not derive any income from the independent contractor, including, without limitation, any income in the form of (u) dividends, (v) interest, (w) rents, (x) fees, (y) commissions or (z) income from an equity interest in, or as a partner or joint venturer with such independent contractor. If the Company has provided or provides services to tenants other than in accordance with this paragraph 10, then all income derived by or to be derived by the Company from those tenants for whom such services are provided (including any rental income) has been and will be treated as non-qualifying income solely for purposes of the representations made in paragraphs 7 and 8 above. In the event that the Company directly or indirectly has furnished or rendered, or will furnish or render, to the tenants of any of its real or personal properties or with respect to management or operation of any of its real or personal properties any non-Permitted Services, any amounts received or accrued for any such taxable year for such services (assuming, for this purpose, that any such amount shall be deemed to be not less than 150% of the direct cost in furnishing such services) did not or will not exceed one percent (1%) of all amounts received or accrued during such taxable year directly or indirectly by the Company with respect to such real or personal property.

11.           For each REIT taxable year of the Company, the Company and its Subsidiaries have conducted and will conduct operations such that they have not and will not receive or accrue, directly or indirectly, any rent or interest with respect to real or personal property, where the determination of the amount of rent or interest depends in whole or in part on the net income or profits of any person. To the extent that the Company and its Subsidiaries derived or will derive any rental or interest income that is based on a fixed percentage or percentages of revenues, all such arrangements have been or will (i) be commercially reasonable, (ii) be the product of arm’s length negotiations, (iii) conform with normal business practice in all respects, and (iv) not be negotiated by the Company and its Subsidiaries with reference to or knowledge of the obligor’s actual or projected income or profits, or with the intent, or in a manner having the effect that the charge is directly or indirectly based, in whole or in part, upon the obligor’s income or profits.

4

12.           The Company has treated and will treat any rental income as income that does not qualify for purposes of paragraphs 7 and 8 hereof to the extent that such income is received or accrued, directly or indirectly, from any person in which the Company owns (including by application of the attribution rules of section 318 (as modified by section 856(d)(5)) (i) in the case of a corporation, ten percent (10%) or more of the total voting power or value of its outstanding stock, or (ii) in the case of an entity other than a corporation, an interest of ten percent (10%) or more in the assets or net profits of such entity (each a “Related Party Tenant”), except if the Related Party Tenant was a TRS paying rent to the Company in respect of a qualified lodging facility within the meaning of section 856(d)(9)(D). No limited partner of the Company Partnership holding five percent (5%) or more of the interests therein owns an interest in any tenant of the Company Partnership or any of its Subsidiaries.

13.           No limited partner of the Partnership holding five percent (5%) or more of the interests therein owns an interest in any tenant of the Partnership or any of its Subsidiaries.

14.           For each REIT taxable year of the Company and at the end of each calendar quarter, at least seventy-five percent (75%) of the total value of the assets of the Company3 have consisted and will consist of real estate assets within the meaning of section 856(c)(5), and, as applicable, Internal Revenue Service Revenue Procedure 2003-65, cash and cash items (including receivables arising in the ordinary course of the Company’s business and certain money market fund shares described in Revenue Ruling 2012-17), and U.S. government securities. An interest in a mortgage on real property will qualify as a real estate asset for purposes of this paragraph only to the extent that the interest in the real property that secures the loan has a value greater than or equal to the principal balance of and accrued but unpaid interest on such loan.

15.           Except as otherwise allowed by the Code with respect to the temporary investment of new capital (as defined in section 856(c)(5)(D)(ii)), at the end of each calendar quarter, the Company has not and will not beneficially own securities of any one issuer having an aggregate value in excess of five percent (5%) of the total assets of the Company, excluding for this purpose the Company’s interests in (i) a Transparent Subsidiary or a TRS, (ii) any partnership in which the Company or Subsidiary holds an interest, (iii) any REIT, (iv) any government securities or (v) any securities which otherwise constitute real estate assets within the meaning of section 856(c)(5)(B). At the close of each calendar quarter for each REIT taxable year, the securities of one or more TRSs that are beneficially owned by the Company have not and will not, in the aggregate, exceed twenty percent (20%) (twenty-five percent (25%) for taxable years beginning after July 30, 2008 and continuing through the end of the tax year ending December 31, 2017, as well as for taxable years beginning after December 31, 2025) of the total assets of the Company.

[3]	For purposes of the representations with respect to assets as contained in paragraphs 14, 15 and 16, the Company will be treated as holding all assets held, directly or indirectly, by any Transparent Subsidiary of the Company and its pro rata share (based on its capital interest) of all assets held, directly or indirectly, by any partnership in which the Company or any Subsidiary subsequently acquires an interest.

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16.           Except as otherwise allowed by the Code with respect to the temporary investment of new capital (as defined in section 856(c)(5)(D)(ii)), at the end of each calendar quarter, the Company has not and will not beneficially own securities in any issuer representing in excess of ten percent (10%) of the total voting power or value of the outstanding securities of any issuer, excluding for this purpose the Company’s interest in (i) any Transparent Subsidiary or TRS, (ii) the equity securities of any partnership in which the Company holds an interest, and (iii) any REIT. For purposes of the 10% value test, “securities” does not include any of the following:

a.	“straight debt” securities (i.e., a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the interest rate (and interest payment dates) are not contingent on profits, the borrower’s discretion or similar factors (except as provided in section 856(m)(2)(B)) and (ii) the debt is not convertible, directly or indirectly, into stock, provided that “straight debt” securities do not include any securities issued by a corporation or partnership if the Company or any TRS in which the Company owns, directly or indirectly, more than 50% of the total voting power or total value, hold securities, including, for this purpose, any equity securities of a partnership, of such corporation or partnership other than securities described in clauses (a) through (f) of this paragraph 16 that have an aggregate value of more than 1% of the corporation’s or partnership’s outstanding securities);

b.	any loan to an individual or an estate;

c.	any imputed debt obligation under a rental agreement, other than a rental agreement with a Related Party Tenant, for the use of tangible property under which (i) there was at least one amount allocable to the use of property during a calendar year which was to be paid after the close of the calendar year following the calendar year in which such use occurred or there were increases in the amount to be paid as rent under the agreement and (ii) the aggregate amount of the consideration for the use of the property exceeded $250,000;

d.	any obligation to pay rents from real property (as described in paragraphs 7 and 8);

e.	any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this clause (e) or payments on any obligation issued by an entity not described in this clause (e);

f.	any debt instrument issued by a partnership and not described in clauses (a) through (e) of this sentence to the extent of the Company’s interest as a partner in the partnership; and

g.	any debt instrument issued by a partnership and not described in clauses (a) through (e) of this sentence if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources described in paragraph 7.

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17.           Senior management of the Company have reviewed and will periodically review the composition of the Company’s assets and its Subsidiaries’ assets, including, without limitation, the Company’s mezzanine loans and tenant leases and subleases from which the Company or any Subsidiary derives any income, to monitor and ensure the Company’s compliance with the annual gross income and quarterly asset requirements applicable to REITs.

18.           The Company has adopted December 31 as its taxable year-end for U.S. federal income tax purposes and will continue to utilize a calendar year-end for U.S. federal income tax purposes for all years thereafter.

19.           Commencing with its taxable year ending December 31, 1994 (the “First REIT Taxable Year”), the Company has made a timely election, pursuant to section 856(c)(1), to be taxed as a REIT and such election has not been revoked.

20.           At no time during the second half of any REIT taxable year following the Company’s First REIT Taxable Year has more than fifty percent (50%), by value, of the stock of the Company been owned, directly or indirectly, by five (5) or fewer individuals as determined by applying section 856(h).

21.           At all times after January 30 of each REIT taxable year following the First REIT Taxable Year the beneficial ownership of the shares of Company stock (taking into account all outstanding stock, and without regard to any rules of attribution or constructive ownership) has been and will be held by one hundred (100) or more persons.

22.           The beneficial ownership of the Company has been and will be evidenced by transferable shares. The Company has not and will not impose any transfer restrictions on its outstanding shares, other than any restrictions that are or may hereafter be contained in the Company’s organizational documents that are intended to enable the Company to comply with certain REIT qualification requirements as set forth in sections 856(a)(5) and (a)(6) as well as legal requirements relating to securities rules and investment company rules.

23.           For each REIT taxable year, the Company has complied and will comply in all material respects with the shareholder record-keeping requirements prescribed by section 857(f)(1) and by section 1.857-8 of the Treasury Regulations.

24.           At the end of each calendar quarter, the Company has not and will not beneficially own debt instruments of a REIT that is required to file annual and periodic reports with the Commission under the Securities Exchange Act of 1934 (“publicly offered REIT debt instruments”) that would not otherwise qualify as real estate assets within the meaning of section 856(c)(5)(B) having an aggregate value in excess of twenty-five percent (25%) of the total assets of the Company.

25.           With respect to all REIT taxable years, the Company has paid and will pay dividends to its shareholders (without regard to capital gains dividends), including dividends deemed paid in each year pursuant to section 857(b)(9) or 858, in amounts equal in the aggregate to at least (i)(A) ninety percent (90%) of its “real estate investment trust taxable income” (determined without regard to its deduction for dividends paid and any net capital gain) plus (B) ninety percent (90%) of the excess of any “net income from foreclosure property” (as defined in section 857(b)(4)(B)) over the tax imposed on such net income under section 857(b)(4)(A), over (ii) any excess noncash income (as determined under section 857(e)).

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26.           All distributions by the Company have been and will be pro rata among the shares of beneficial interest of the Company within a particular class at the time of the distribution, with no preference as to timing or amount given to any shares of stock as compared with any other shares within the same class. In addition, all distributions have and will take into account and have and will be made in accordance with the preferences among different classes of shares of beneficial interest as set forth in the Company’s organizational documents.

27.           For any REIT taxable year beginning after October 22, 2004, at any time that the Company has or may become aware of any issue which may reasonably result in a failure of the Company to comply with any of the requirements in sections 856 or 857 for qualification as a REIT for any taxable period, to the extent available to prevent such potential disqualification, the Company has and will comply with the procedures set forth in section 856(c)(7) or 856(g)(5), including the payment of the $50,000 penalty described in section 856(g)(5), if applicable. Furthermore, the Company has utilized and will utilize the procedures for deficiency or consent dividends to the extent necessary to comply with the REIT distribution requirements.

28.           The Company (i) has and will continue to clearly identify all hedges of indebtedness incurred or to be incurred to carry real estate assets in accordance with the procedures of sections 1221(a)(7) and 1221(b)(2)(B) and the Treasury Regulations promulgated thereunder, (ii) has treated and shall continue to treat all hedging transactions as producing ordinary income or loss, (iii) has not and shall not treat any property that is part of a hedging transaction as a capital asset in accordance with Treasury Regulation sections 1.1221-2(a)(1) and -2(a)(2), and (iv) for any REIT taxable year beginning after October 22, 2004, has and shall continue to follow the requirements of section 856(c)(5)(G) and the Treasury Regulations promulgated thereunder regarding the exclusion of gain from such transactions from the calculation of gross income under section 856(c)(2). For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. The Company’s hedging transactions are set forth on Schedule I attached hereto.

29.           Senior management of the Company has conducted and will conduct periodic reviews of the services provided at the properties to ensure that all such services (i) are usual and customary in a particular property’s geographic market, and (ii) will not adversely affect the Company’s qualification as a REIT.

30.           Any arrangement entered into between the Company or any Subsidiary, on the one hand, and any of the Company’s direct and indirect shareholders or their affiliates on the other has been, and will, in all respects, be (i) commercially reasonable, (ii) the product of or consistent with arm’s length negotiations, and (iii) conform with normal business practices.

31.           The Partnership and any limited liability company or subsidiary partnership owned by the Partnership (collectively, the “Subsidiary Partnerships”) has been and will be an “eligible entity” within the meaning of Treasury Regulation section 301.7701-3(a). Except with respect to a Subsidiary Partnership that has elected to be treated as a TRS, neither the Partnership nor any of the Subsidiary Partnerships has made or will make an election to be taxed as an association taxable as a corporation or other than as a partnership pursuant to Treasury Regulation section 301.7701-3(c).

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32.           The interests in the Partnership and the Subsidiary Partnerships have not and will not be traded on an established securities market, including (a) any national securities exchange registered under the Securities Exchange Act of 1934, as amended, (b) any national securities exchange which is exempted from registration because of the limited volume of transactions, (c) any foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements that are analogous to the regulatory requirements under the Securities Exchange Act of 1934, as amended, (d) any regional or local exchange, (e) any interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise, or (f) any over-the-counter market.

33.           All interests in the Partnership and Subsidiary Partnerships have been and will be offered in a private offering and not in a transaction (or transactions) that was or will be required to be registered under the Securities Act of 1933, as amended.

34.           Each of the undersigned has read and understands all of the representations contained in this Certificate.

This Certificate may be executed in multiple counterparts, each of which shall be deemed to be an original copy of this Certificate and all of which, when taken together, shall be deemed to constitute one and the same Certificate. Delivery of a copy of this Certificate bearing an original signature, including an original electronic signature, by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned authorized officers have, on behalf of the Company, signed this Certificate as of the date first above written.

Amanda Lombard
Chief Financial Officer of Veris Residential, Inc.

Javairia Waseem
Vice President, Tax, of Veris Residential, Inc.